AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PARAMETRIC SOUND CORPORATION,

PARIS ACQUISITION CORP.

AND

VTB HOLDINGS, INC.

DATED AS OF AUGUST 5, 2013

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Exhibits
Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Letter of Transmittal
Exhibit E	License Agreement

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Acceptable Confidentiality Agreement	50	Knowledge of VTBH	80
Acquisition Proposal	54	Law	80
Affiliate	77	Letter of Transmittal	5
Agreement	1	Liens	10
Alternative Acquisition Agreement	51	Maximum Premium	61
Antitrust Law	78	Merger	2
Bankruptcy and Equity Exception	12	Merger Consideration	4
Business Day	78	Merger Sub	1
Certificate of Merger	2	NASDAQ	7
Certificates	5	No-Shop Period Start Date	50
Change of Recommendation	52	Order	80
Change of Recommendation Notice	53	Organizational Documents	80
Closing	2	Outside Date	71
Closing Date	2	Parent	1
Code	1	Parent Benefit Plan	19
Common Stock Consideration	4	Parent Board Recommendation	11
Contract	78	Parent Common Stock	4
Copyrights	79	Parent Disclosure Schedule	8
Craig-Hallum	17	Parent ERISA Affiliate	20
Delaware Law	1	Parent IPR	80
Effective Time	2	Parent IPR Agreements	22
Environmental Law	78	Parent Leased Real Properties	17
Equity Equivalents	78	Parent Material Adverse Effect	80
ERISA	19	Parent Material Contract	26
Exchange Act	78	Parent Permits	80
Exchange Fund	5	Parent Preferred Stock	10
Excluded Party	54	Parent Real Property Leases	17
Existing Parent Articles of Incorporation	9	Parent Requisite Stockholder Vote	11
Existing Parent Bylaws	9	Parent SEC Documents	13
Financing	78	Parent Stock	81
Financing Sources	63	Parent Stock Option	81
FIRPTA Compliance Certificate	68	Parent Stock Plans	81
Forfeitures and Cashless Settlements	78	Parent Stockholders Meeting	11
GAAP	78	Parent Subsidiary	83
Governmental Entity	79	Parent Warrants	81
Grant Date	79	Patents	79
Health Laws	79	Per Share Exchange Ratio	81
HSR Act	12	Per Share Number	81
Indemnified Party	61	Permitted Liens	82
Injunction	79	Person	82
Intellectual Property Rights	79	PNC Bank	82
Intervening Event	55	Proceeding	16
IRS	19	Proxy Statement	56
Knowledge	80	Qualified Offering	83
Knowledge of Parent	80	Qualified Offering Investors	63

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Reconstituted Parent Board	62	VTBH Bylaws	28
Representatives	50	VTBH Charter	2
Requisite Regulatory Approvals	69	VTBH Common Stock	3
SEC	83	VTBH Confidentiality Agreement	58
Securities Act	83	VTBH Disclosure Schedule	27
Series A Preferred Stock Consideration	4	VTBH ERISA Affiliate	36
Share Issuance	83	VTBH Financial Statements	31
Software	79	VTBH IPR	84
Stockholder Agreement	1	VTBH IPR Agreements	39
Subsidiary	83	VTBH Leased Real Properties	34
Substantial Compliance	84	VTBH Material Adverse Effect	84
Surviving Corporation	2	VTBH Material Contract	42
Tax	84	VTBH Permits	85
Tax Return	84	VTBH Phantom Unit	85
Taxing Authority	84	VTBH Preferred Stock	3
Trade Secrets	79	VTBH Real Property Leases	34
Trademarks	79	VTBH Related Parties	85
Treasury Regulations	84	VTBH Rollover Option	8
Unsurrendered Certificate	6	VTBH Series A Preferred Stock	3
Voting Agreements	1	VTBH Series B Preferred Stock	3
VTB	31	VTBH Stock	3
VTBH Award Plans	84	VTBH Stock Option	85
VTBH Benefit Plan	36	VTBH Subsidiary	84
VTBH Board	7	willful breach	85

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 5, 2013, is by and among Parametric Sound Corporation, a Nevada corporation (“Parent”), Paris Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VTB Holdings, Inc., a Delaware corporation (“VTBH”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and VTBH deem it advisable and in the best interests of each corporation and its respective stockholders that Parent, Merger Sub and VTBH engage in a business combination;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and VTBH have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and VTBH, and the holders of a majority of the shares of VTBH Stock entitled to vote on a fully diluted basis and the holders of a majority of the outstanding VTBH Series A Preferred Stock have approved and declared advisable this Agreement and the Merger, and determined that the terms of this Agreement and the Merger are in the respective best interests of Parent, Merger Sub or VTBH, as the case may be, and the stockholders of Parent, Merger Sub and VTBH;

WHEREAS, as a condition to VTBH entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (a) VTBH is entering into voting agreements (the “Voting Agreements”) with certain stockholders of Parent pursuant to which, among other things, such stockholders have agreed, subject to the terms of the Voting Agreements, to vote all of their respective shares of Parent Common Stock in accordance with the terms of the Voting Agreements and (b) Parent is entering into a stockholder agreement (the “Stockholder Agreement”); with all of the stockholders of VTBH, pursuant to which, among other things, Parent has agreed to provide such stockholders certain registration rights contingent and effective upon the consummation of the Merger;

WHEREAS, Parent, Merger Sub and VTBH desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, the parties intend that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and by executing this Agreement, the parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

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ARTICLE I

The Merger

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, on the Closing Date, Merger Sub shall be merged with and into VTBH (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and VTBH shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, VTBH shall become a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, at 10:00 a.m., Eastern time, as promptly as practicable (but in no event later than the third Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and VTBH. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), and, as soon as practicable on or after the Closing Date, shall make all other filings required under applicable Law in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law.

Section 1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of VTBH, as in effect immediately prior to the Effective Time (the “VTBH Charter”), shall be amended and restated at the Effective Time to read in the form of Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of VTBH shall be amended and restated at the Effective Time to read in the form of Exhibit C and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Officers and Directors.

(a) The directors of VTBH immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly appointed and qualified or upon their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

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(b) The officers of VTBH immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly appointed and qualified or upon their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect on Capital Stock; Exchange of Certificates

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, VTBH, Merger Sub or the holder of any shares of VTBH Stock or any capital stock of Merger Sub:

(i) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub immediately prior to the Effective Time shall become one hundred thousand (100,000) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall all be held by Parent and, together with the shares of VTBH Series B Preferred Stock, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain VTBH Stock. Each share of Series A Convertible Preferred Stock, par value $0.01 per share, of VTBH (the “VTBH Series A Preferred Stock”), each share of Series B Preferred Stock, par value $0.01 per share, of VTBH (the “VTBH Series B Preferred Stock” and together with the VTBH Series A Preferred Stock, the “VTBH Preferred Stock”) and each share of common stock, par value $0.01 per share, of VTBH (the “VTBH Common Stock” and together with the VTBH Preferred Stock, the “VTBH Stock”), issued and outstanding immediately prior to the Effective Time that is owned by VTBH, Parent, Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of VTBH Series A Preferred Stock. Subject to Section 2.2(f), each share of VTBH Series A Preferred S issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii)), shall be converted into the right to receive the Per Share Number of validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock” and, such shares of Parent Common Stock into which shares of VTBH Series A Preferred Stock are converted pursuant to this Section 2.1(a)(iii), together with any cash paid in lieu of fractional shares pursuant to Section 2.2(f), the “Series A Preferred Stock Consideration”). All shares of VTBH Series A Preferred Stock converted pursuant to this Section 2.1(a)(iii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of VTBH Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series A Preferred Stock Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such shares of VTBH Series A Preferred Stock in accordance with Section 2.2(d), in each case without interest.

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(iv) VTBH Series B Preferred Stock. Each share of VTBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time.

(v) Conversion of VTBH Common Stock. Subject to Section 2.2(f), each share of VTBH Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii)), shall be converted into the right to receive the Per Share Number of shares of Parent Common Stock (such shares of Parent Common Stock into which shares of VTBH Common Stock are converted pursuant to this Section 2.1(a)(v), together with any cash paid in lieu of fractional shares pursuant to Section 2.2(f), the “Common Stock Consideration” and together with the Series A Preferred Stock Consideration, the “Merger Consideration”). All shares of VTBH Common Stock converted pursuant to this Section 2.1(a)(v), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of VTBH Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such shares of VTBH Common Stock in accordance with Section 2.2(d), in each case without interest.

(b) Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Article V), if between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of Parent or VTBH shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, the Per Share Number shall be equitably adjusted to reflect fully the effect of such dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, and to provide the holders of VTBH Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Exchange of Certificates.

(a) Letter of Transmittal. Prior to the Effective Time, VTBH shall deliver to each holder of VTBH Stock (other than VTBH Series B Preferred Stock) a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”), which specifies that delivery shall be effected, and risk of loss and title to the VTBH Stock shall pass, only upon proper delivery of the certificates or other instruments evidencing such VTBH Stock held by such holder (the “Certificates”) to Parent and instructions for use in effecting the surrender of such Certificates in exchange for the consideration associated with the VTBH Stock evidenced by the Certificates.

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(b) Exchange Fund. Parent shall deliver, or shall cause to be delivered, to VTBH at the Effective Time, evidence of Parent Stock in book-entry form issuable pursuant to Section 2.1 (and/or certificates representing such shares, at Parent’s election). Parent shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of shares of VTBH Stock may be entitled pursuant to Section 2.2(d). All such shares of Parent Stock and an amount of cash sufficient for payment in lieu of fractional shares of Parent Stock pursuant to Section 2.2(f) is hereinafter referred to as the “Exchange Fund.”

(c) Exchange Procedures. If a holder of VTBH Stock surrenders to Parent any Certificates, together with a properly executed Letter of Transmittal, prior to the Closing Date, and such holder is the record holder of such Certificate(s) as of the Closing Date, then the holder of such Certificate(s) shall be entitled to receive on the Closing Date (i) shares of Parent Stock representing that number of whole shares of Parent Stock that such holder has the right to receive in respect of the aggregate number of shares of VTBH Stock previously represented by such Certificate(s) pursuant to Section 2.1(a)(iii) or (v) and (ii) a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.2(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(d), and such Certificate(s) shall forthwith be canceled. If a holder of VTBH Stock surrenders to Parent any Certificates, together with a properly executed Letter of Transmittal at any time on or after the Closing Date, and such holder is the record holder of such VTBH Stock as of the Closing Date, then the holder of such Certificate shall be entitled to receive as soon as reasonably practicable following the Closing Date in exchange therefor the consideration described in clauses (i) and (ii) of the preceding sentence, and such Certificate(s) shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to Parent with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder of such Certificate has the right to receive in respect thereof pursuant to Section 2.1 (and cash in respect of any dividends or other distributions pursuant to Section 2.2(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any Certificate that was not surrendered prior to the Effective Time (an “Unsurrendered Certificate,”), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f), in each case, until the surrender of such Unsurrendered Certificate in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Unsurrendered Certificate, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, (x) the amount of any cash that such holder has the right to receive pursuant to Section 2.2(f) and (y) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Parent Stock issuable in exchange for such Unsurrendered Certificate under Section 2.1 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to the number of whole shares of Parent Stock issuable in exchange for such Unsurrendered Certificate under Section 2.1.

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(e) No Further Ownership Rights in Converted VTBH Stock. The Parent Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of VTBH Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of VTBH Stock. From and after the Effective Time, except with respect to VTBH Series B Preferred Stock, (i) all holders of Certificates shall cease to have any rights as stockholders of VTBH other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of VTBH shall be closed with respect to all shares of VTBH Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, except with respect to VTBH Series B Preferred Stock, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of VTBH Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of VTBH Stock (other than VTBH Series B Preferred Stock) are presented to the Surviving Corporation or Parent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No fractional shares of Parent Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Stock shall be delivered upon the conversion of VTBH Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Stock. Notwithstanding any other provision of this Agreement, each holder of shares of VTBH Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after aggregating all shares represented by the Certificates delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of shares of Parent Common Stock on the NASDAQ Capital Market (“NASDAQ”) (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually selected by Parent and VTBH) on the first trading day immediately following the date on which the Effective Time occurs.

(g) No Liability. None of Parent, VTBH or Merger Sub shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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(h) Withholding Rights. Each of Parent and VTBH (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate who fails to satisfy the applicable back-up withholding certification requirements on Forms W-9 or W-8 in accordance with Section 3406 of the Code such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction or withholding was made. Any amounts withheld shall be paid over to the appropriate Governmental Entity.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (in a form reasonably acceptable to Parent), Parent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Treatment of VTBH Stock Options.

(a) Prior to the Effective Time, the Board of Directors of VTBH (the “VTBH Board”) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding VTBH Stock Options to provide that, at the Effective Time, each VTBH Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such VTBH Stock Option (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant VTBH Award Plan or in the related award document by reason of the transactions contemplated hereby), a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of VTBH Common Stock subject to such VTBH Stock Option multiplied by (y) the Per Share Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of VTBH Common Stock subject to such VTBH Stock Option divided by and (B) the Per Share Exchange Ratio (each, a “VTBH Rollover Option”); provided, however, that such adjustment shall in all events comply with the requirements of Section 409A of the Code and in the case of any option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 424 of the Code, the option price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

(b) [RESERVED]

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(c) At the Effective Time, and subject to compliance by VTBH with Section 2.3(a), Parent shall assume all the obligations of VTBH under the VTBH Award Plans and each outstanding VTBH Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of outstanding VTBH Stock Options notices explaining the adjustments being made to such VTBH Stock Options in connection with the transactions contemplated by this Section 2.3, and the agreements evidencing the grants of such VTBH Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the VTBH Rollover Options assumed in accordance with this Section 2.3. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such VTBH Rollover Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Parent is subject to the reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act and such VTBH Rollover Options remain outstanding.

Section 2.4 Further Assurances. If, at any time before or after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

Representations And Warranties Of Parent And Merger Sub

Except as set forth in (i) the disclosure letter delivered by Parent to VTBH on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) or (ii) the Parent SEC Documents, Parent and Merger Sub, jointly and severally, represent and warrant to VTBH as set forth in this Article III. For purposes of the representations and warranties of Parent and Merger Sub contained herein, disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Merger Sub to the extent the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Parent Disclosure Schedule or other document delivered by Parent pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

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Section 3.1 Corporate Organization.

(a) Parent.

(i) Parent (x) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (y) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (z) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (y) or (z) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii) True and complete copies of the articles of incorporation of Parent, as amended through, and as in effect as of, the date of this Agreement (the “Existing Parent Articles of Incorporation”), and the bylaws of Parent, as amended through, and as in effect as of, the date of this Agreement (the “Existing Parent Bylaws”), have previously been made available to VTBH.

(iii) Each Parent Subsidiary (x) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (y) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (z) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (y) or (z) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub.

(i) True and complete copies of the certificate of incorporation of Merger Sub, as amended through, and as in effect as of, the date of this Agreement, and the bylaws of Merger Sub, as amended through, and as in effect as of, the date of this Agreement, have previously been made available to VTBH.

(ii) Except as contemplated by this Agreement, Merger Sub does not hold and has not held any assets or incurred any liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. All of the capital stock of Merger Sub is owned by Parent, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”).

Section 3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the date of this Agreement, (i) 6,769,051 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) no shares of Parent Stock were held in treasury, (iii) 1,365,354 shares of Parent Common Stock were subject to outstanding Parent Stock Options (of which Parent Stock Options to purchase an aggregate of 776,589 shares of Parent Common Stock were exercisable) and (iv) 186,864 shares of Parent Common Stock were subject to Parent Warrants. Section 3.2 of the Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of each outstanding Parent Stock Option and Parent Warrant, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule, and number of shares of Parent Common Stock subject thereto, and Parent Stock Plan pursuant to which such Parent Stock Option or warrant was granted.

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(b) As of the date of this Agreement, except for this Agreement, Parent Stock Options and Parent Warrants, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Parent or any Parent Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Parent Stock Options or Parent Warrants, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Parent or any Parent Subsidiary. Except for the Stockholder Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. The consummation of the Merger and the other transactions contemplated hereby will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Parent, whether by law or otherwise. With respect to the Parent Stock Options, (i) each grant of a Parent Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Parent Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of Parent by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Parent Stock Plan and all other applicable Law, (iii) the per share exercise price of each Parent Stock Option was not less than the fair market value of a share of Parent Common Stock on the applicable Grant Date, (iv) each such grant of Parent Stock Options was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Parent, and (v) no amendments, modifications or other changes have been made to any such grants of Parent Stock Options after the Grant Date.

(c) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the Parent Subsidiaries, as of the date of this Agreement, Parent does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

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Section 3.3 Corporate Authorization.

(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject to obtaining the Parent Requisite Stockholder Vote. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Parent Board. The Parent Board has, by resolutions duly adopted, unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders, has approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and resolved, subject to Section 5.5, to recommend approval of each of the matters constituting the Parent Requisite Stockholder Vote by the stockholders of Parent (such recommendation, the “Parent Board Recommendation”) and that such matters and recommendation be submitted for consideration at a duly held meeting of the stockholders of Parent for a vote for such purposes (the “Parent Stockholders Meeting”). Except for approval of the Share Issuance, at a meeting where holders of at least 50% of the total outstanding shares of Parent Common Stock are represented and voting, the affirmative vote of holders representing at least 50% of the shares of Parent Common Stock voting at such meeting entitled to vote on such issuance (the “Parent Requisite Stockholder Vote”), no other corporate proceedings on the part of Parent or any other vote by the holders of any class or series of capital stock of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The stockholders of Parent have no dissenters’ or appraisal rights in connection with the Merger or the other transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Parent and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”).

(c) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions to which it is a party contemplated hereby have been duly and validly authorized. and approved by the board of directors and the sole stockholder of Merger Sub. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of Merger Sub and its sole stockholder and has approved and adopted this Agreement. No other corporate proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger, as required by applicable Law). This Agreement has been duly executed and delivered by Merger Sub and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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Section 3.4 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby (including any Qualified Offering) require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, (d) compliance with any applicable requirements of NASDAQ, and (e) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.5 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) assuming (solely in the case of the Share Issuance) that the Parent Requisite Stockholder Vote is obtained, violate or conflict with or result in any breach of any provision of the Organizational Documents of Parent or any of its Subsidiaries; (b) assuming receipt of the Parent Requisite Stockholder Vote and compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 4.4), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan, or Parent Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.6 Parent SEC Filings.

(a) Parent has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC since September 27, 2010 (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, there are no unresolved comments received from the SEC staff with respect to the Parent SEC Documents on or prior to the date hereof. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

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(b) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the Parent SEC Documents that it files pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the Parent SEC Documents that it files pursuant to the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the principal executive officer and principal financial officer of Parent of Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to VTBH true and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to Parent’s independent auditors and the audit committee of the Parent Board since September 27, 2010.

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

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(d) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to Parent.

Section 3.7 Parent Financial Statements. The consolidated financial statements (including all related notes thereto) included in the Parent SEC Documents (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP or the SEC’s rules and regulations to be included in interim or unaudited financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, for the absence of footnotes and year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

Section 3.8 Information Supplied. The Proxy Statement will not, at the date the Proxy Statement is first mailed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of VTBH specifically for inclusion in the Proxy Statement.

Section 3.9 Absence of Certain Changes or Events.

(a) From September 30, 2012 through the date hereof, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement (including a Qualified Offering), from September 30, 2012 through the date of this Agreement, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 3.10 Undisclosed Liabilities. There are no material liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Parent’s consolidated balance sheet as of September 30, 2012 included in the Parent SEC Documents or in the notes thereto, (b) liabilities or obligations that were incurred since September 30, 2012 in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated hereby (including any Qualified Offering), (c) liabilities or obligations under Contracts to which Parent or any of its Subsidiaries is a party, other than liabilities or obligations with regard to which Parent or any of its Subsidiaries has breached or is in default and (d) liabilities that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 3.11 Compliance with Laws.

(a) Since September 27, 2010, (i) the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws (including Health Laws and Environmental Laws) and (ii) Parent has complied with the applicable listing and corporate governance rules and regulations of NASDAQ except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) All of the Parent Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Parent or any Parent Subsidiary is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Parent Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) There is no proceeding to which Parent or any Parent Subsidiary is subject before any Governmental Entity pending or, to the Knowledge of Parent, threatened in writing regarding whether any of the Parent Subsidiaries has violated any applicable Laws (including Health Laws and Environmental Laws), nor, to the Knowledge of Parent, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Parent or any Parent Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to have a Parent Material Adverse Effect.

(d) None of Parent, any Parent Subsidiary, or any director, officer, employee, agent or Affiliate of Parent or any Parent Subsidiary (i) is excluded, suspended, debarred or otherwise ineligible to participate in any federal or state funded health care program or (ii) has engaged in any conduct which could result in debarment or disqualification by any such federal or state funded health care program, and no such exclusion or suspension is pending or threatened.

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(e) Neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent or any Parent Subsidiary is party to any action, or is the subject of any allegation made by any Governmental Entity, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Parent or any Parent Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal, in each case, in contravention of the FCPA. There is no current, pending, or, to the Knowledge of Parent, threatened charges, proceedings, investigations, audits, or complaints against Parent or any Parent Subsidiary or, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent with respect to the FCPA or any other similar anti-corruption Law or regulation.

Section 3.12 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, Injunction, notice of violation or other proceeding (any such proceeding, a “Proceeding”) pending against or, to the Knowledge of Parent, threatened in writing against Parent, Merger Sub or any of their respective Subsidiaries (or, to the Knowledge of Parent, pending against or threatened in writing against any present or former officer, director or employee of Parent or any Parent Subsidiary in connection with which Parent or any Parent Subsidiary has an indemnification obligation) before any Governmental Entity, which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.13 Title to Properties; Absence of Liens. Section 3.13 of the Parent Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Parent or any of its Subsidiaries (collectively, the “Parent Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Parent Real Property Leases”). Parent has delivered or otherwise made available to VTBH true, correct and complete copies of the Parent Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. To the Knowledge of Parent, each of the Parent Real Property Leases is in full force and effect. Parent or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Parent Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party thereto is in default or breach under the terms of any Parent Real Property Lease. Neither Parent nor any of its Subsidiaries owns any real property or any interests (other than Parent Real Property Leases) in real property. No consents or approvals are necessary under the terms of the Parent Real Property Leases for the Merger.

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Section 3.14 Opinion of Financial Advisor. The Parent Board has received an opinion from Craig-Hallum Capital Group LLC (“Craig-Hallum”); dated as of the date of this Agreement and addressed to the Parent Board to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Exchange Ratio is fair, from a financial point of view, to Parent. Parent has been authorized by Craig-Hallum to include such opinion in its entirety in the Proxy Statement.

Section 3.15 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Parent SEC Documents.

(c) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency, and there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Parent or any of its Subsidiaries.

(d) Parent and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e) Neither Parent nor any of its Subsidiaries is liable for any Taxes of any Person (other than Parent and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

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(f) Neither Parent nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(g) Neither Parent nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Parent nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h) Neither Parent nor any of its Subsidiaries has (a) been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction, or (b) consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

(i) Neither Parent nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

(j) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies and arrangements, under which any employee or former employee of Parent or its Subsidiaries has any present or future right to benefits or Parent or its Subsidiaries has any present or future liability (each, an “Parent Benefit Plan”). With respect to each such Parent Benefit Plan, Parent has made available to VTBH a true and complete copy of such Parent Benefit Plan, if written, or a description of the material terms of such Parent Benefit Plan if not written, and to the extent applicable: (i) all trust agreements, insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the Internal Revenue Service (the “IRS”) or the Department of Labor and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

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(b) (i) Each Parent Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of Parent and its Subsidiaries has performed all material obligations required to be performed by it under any Parent Benefit Plan and, to the Knowledge of Parent, is not in any material respect in default under or in violation of any Parent Benefit Plan and (iii) no action (other than individual claims for benefits in the ordinary course) is pending or threatened in writing with respect to any Parent Benefit Plan by any current or former employee, officer or director of Parent or any of its Subsidiaries.

(c) Each Parent Benefit Plan that is intended to meet the requirements for tax qualification under Section 401(a) of the Code has received favorable a determination or opinion letter from the IRS as to its tax-qualified status and the tax-exempt status of its related trust under Section 501(a) of the Code and, to the Knowledge of Parent, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the tax-qualified status of any such Parent Benefit Plan or the tax-exempt status of any such trust.

(d) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Parent or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “Parent ERISA Affiliate”). Parent and its Subsidiaries have no liability (contingent or direct) with respect to any “multiemployer plan” within the meaning of ERISA Section 3(37) under Title IV of ERISA (regardless of whether based on contributions of a Parent ERISA Affiliate) and no such liability is reasonably expected to be incurred by Parent or its Subsidiaries.

(e) All contributions required to be made under each Parent Benefit Plan, as of the date hereof, have been timely made when due. Neither any Parent Benefit Plan nor any single-employer plan of a Parent ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any Parent Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Neither Parent nor any of its Subsidiaries has liability pursuant to Section 4069 of ERISA.

(f) Neither Parent nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries, except for group health plan continuation coverage as required by applicable Law. Parent has reserved the right to amend, terminate or modify at any time all Parent Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

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(g) Each Parent Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Parent Benefit Plan is subject to tax under Section 409A of the Code. Neither Parent nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(h) Except as set forth in Section 3.16(h) of the Parent Disclosure Schedule, the consummation of the transactions contemplated hereby to which each of Parent and Merger Sub is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Parent or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Parent Benefit Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) Parent has previously provided to VTBH a list of all employees of Parent and its Subsidiaries with an annual salary and bonus in the aggregate of at least $75,000, setting forth each such employee’s name, job title, current annual rate of compensation (identifying bonuses separately) and any change in compensation since September 30, 2012.

Section 3.17 Employees; Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of Parent, purporting to represent or, attempting to represent any employees of Parent or any of its Subsidiaries in their capacity as such.

(b) Since September 27, 2010, there has not occurred or been threatened in writing any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Parent or any of its Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, and there is no representation petition pending or, to the Knowledge of Parent, threatened in writing with respect to any employee of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since September 27, 2010 that would violate or give rise to an obligation to provide any notice under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

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(c) Parent and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where any such noncompliance would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 3.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) neither Parent nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and, to the Knowledge of Parent, no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of the Parent, has been threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; (b) to the Knowledge of Parent, there has occurred no release of a hazardous or toxic substance, material or waste, pollutant or contaminant, including petroleum, petroleum constituents, and radioactive materials (“Hazardous Substance”) nor, to the Knowledge of Parent, has any Person been exposed to any Hazardous Substances at, on, under or from any properties currently or formerly owned, leased or operated by Parent or any Parent Subsidiary during or prior to the term of Parent’s ownership or control; (c) neither Parent nor any of its Subsidiaries has transported, stored, treated or disposed, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Substances at any off-site location in breach or violation of any applicable Environmental Laws; and (d) neither Parent nor any Parent Subsidiary are party to a written agreement by which they have assumed or otherwise agreed to assume or perform, either expressly or by operation of law, the environmental liabilities of any other Person.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks, (iii) registered Copyrights and (iv) domain names owned or co-owned by Parent or any of its Subsidiaries, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration, including without limitation any deadlines for renewals, maintenance fees or other required filings (only with respect to Patents).

(b) Section 3.19(b) of the Parent Disclosure Schedule sets forth a complete and correct list of all agreements under which: (i) Parent or any of its Subsidiaries uses or has the right to use any Intellectual Property Rights owned by a third party (other than off-the-shelf software licensed under shrink wrap agreements); (ii) Parent or any of its Subsidiaries has granted a license or sublicense to any third party to use any Intellectual Property Rights; and (iii) any Intellectual Property Right is or has been developed for Parent or any of its Subsidiaries, assigned to Parent or any of its Subsidiaries, or assigned by Parent or any of its Subsidiaries to a third party (the agreements listed in subsections (i) through (iii) above, the “Parent IPR Agreements”).

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(c) Except as set forth on Section 3.19(c) of the Parent Disclosure Schedule:

(i) To the Knowledge of Parent, the Parent IPR, together with the Intellectual Property Rights licensed to Parent under the Parent IPR Agreements, constitutes all of the Intellectual Property Rights necessary to conduct and operate the businesses of the Parent and its Subsidiaries as currently conducted in all material respects.

(ii) Parent holds the exclusive right, title and interest to the Parent IPR, free and clear of all Liens (other than the Parent IPR Agreements, or licenses granted by Parent or its Subsidiaries (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of products), adverse claims or other restrictions, or any requirement of any past, present or future royalty payments. The consummation of the transactions contemplated by this Agreement will not result in a loss or impairment of, require payment of any amounts with respect to, nor require the consent of any other Person in respect of Parent’s and its Subsidiaries’ right to own, use or hold for use by Parent or its Subsidiaries, any of the Parent IPR or to use any Intellectual Property Rights licensed under the Parent IPR Agreements in the conduct and operation of the businesses of the Parent and its Subsidiaries as currently conducted in all material respects.

(iii) None of the Parent IPR is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material Software owned or co-owned by Parent, or any other Parent IPR, has been placed in escrow; and no Parent IPR is the subject of any Order (excluding rejections, orders or rulings issues in the context of the application for registration of Parent IPR) or any Proceeding. Except for the license agreements listed in Section 3.19(b)(i) and (iii) of the Parent Disclosure Schedule, Parent has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Parent IPR or Parent’s or its Subsidiaries’ use thereof.

(iv) The Parent IPR are enforceable and in full force and effect. Parent or its Subsidiaries have not received in the past six (6) years any written notice alleging that any Parent IPR or any Parent IPR Agreements are invalid or unenforceable, or challenging Parent’s or any of its Subsidiaries’ ownership of or right to use any such rights. Each of the registrations and recordations of Parent IPR identified in Section 3.19(a) of the Parent Disclosure Schedule is held and/or recorded in the name of Parent or one of its Subsidiaries, is in full force, enforceable, has been duly applied for and registered in accordance with applicable Law, including without limitation in the case of Patents the duty of candor, and all past or outstanding maintenance obligations have been satisfied. All necessary and material registration, maintenance and renewal fees in connection with the Parent IPR have been paid and all necessary documents and certificates in connection with such Parent IPR have been filed with the relevant authorities in the jurisdictions in which such Parent IPR is registered for the purposes of maintaining such Parent IPR.

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(v) The Parent IPR Agreements are valid and are in full force and effect and constitute legal, valid and binding obligations of Parent, and, to the Knowledge of Parent, of the other parties thereto. Parent has not given or received any notice of default or any event which with the lapse of time would constitute a default under the Parent IPR Agreements or any other agreement relating to the Parent IPR; neither Parent, any of its Subsidiaries, nor, to its Knowledge, any other Person, currently is in default with regard to any agreement relating to the Parent IPR, and there exists no condition or event (including without limitation the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by Parent or any of its Subsidiaries under any such agreement, or would give any Person any right of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any Lien, in each case.

(vi) The products and services and the business of Parent and its Subsidiaries as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party, and Parent has not received any written cease and desist, invitation to license or other notice in the past six (6) years alleging, expressly or implicitly, that Parent or any of its Subsidiaries requires any license with respect to, or is infringing, misappropriating or violating the Intellectual Property Rights of any third party. Neither Parent nor any of its Subsidiaries is subject to any Order barring or limiting the use of any Intellectual Property Rights, and neither Parent nor any of its Subsidiaries is a party to any past, pending or, to the Knowledge of Parent, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Intellectual Property Rights, including without limitation involving any claim that Parent or any of its Subsidiaries infringed or infringes, misappropriated or is misappropriating, or violated or is violating the Intellectual Property Rights of any third party.

(vii) Parent has taken commercially reasonable and appropriate steps to protect and maintain all Parent IPR, including without limitation to preserve the confidentiality of any Trade Secrets. Any disclosure by Parent or its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. Parent has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of Parent, customer, employee and other confidential data consistent with applicable Law, contractual commitments of Parent and its Subsidiaries and data privacy promises and other data policies published to customers. Parent’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of data are and have been in accordance in all material respects with applicable Laws relating to data protection, contractual commitments of Parent or the applicable Subsidiary and any published privacy policies, and Parent has a written agreement with each third party service provider having access to such data requiring compliance with such applicable laws and/or contractual commitments. Neither Parent nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Parent nor any of its Subsidiaries has notified or had reason to notify customers or employees of any information security breach.

(viii) All rights of inventors, authors and other persons who participated in the development of the Parent IPR have been duly assigned to Parent pursuant to a written agreement, and such assignments have been duly recorded in accordance with applicable Law. Parent has a policy to secure and has secured from all employees, consultants, contractors who contribute or have contributed to the creation or development of any Parent IPR, a written agreement assigning to Parent all rights to such contributions, which agreement includes a present tense assignment of future inventions.

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(ix) To the Knowledge of Parent, no third party has or is infringing on, misappropriating or otherwise violating any Parent IPR. In the last six (6) years, neither Parent nor any of its Subsidiaries has sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any Parent IPR.

(x) No Parent IPR were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with any Governmental Authority, or (C) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that is or are subject to “open source” or similar license terms.

(xi) All material Software owned or used by Parent or its Subsidiaries under license is, in good working order and condition and is sufficient in all material respects for the purposes for which it is used; neither Parent nor its Subsidiaries has experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected; to the Knowledge of Parent, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of Parent, its Subsidiaries or clients, or otherwise interfere with Parent’s or its Subsidiaries’ operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

Section 3.20 Parent Material Contracts.

(a) Section 3.20 of the Parent Disclosure Schedule sets forth a list of each Contract to which Parent or any of its Subsidiaries is a party as of the date of this Agreement or by which Parent, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which:

(i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) contains covenants of Parent or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area;

(iii) pursuant to which Parent or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Parent or any of its Subsidiaries);

(iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Parent or any of its Subsidiaries in excess of $1,000,000;

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(v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of Parent in excess of $1,000,000;

(vi) relates to the spinoff of Parent from LRAD Corporation in September, 2010;

(vii) constitutes a Parent IPR Agreement;

(viii) provides for aggregate payments by or to it in excess of $2,000,000 in any 12 month period other than any Contracts that were entered into in the ordinary course of business;

(ix) contains provisions (a) restricting Parent or its Subsidiaries from freely setting prices for its products, services or technologies (including “most favored nations” terms and conditions (including with respect to pricing), (b) granting any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, or (c) that limits or purports to limit in any material respects the ability of Parent or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses, in each case, other than any Contracts that were entered into in the ordinary course of business;

(x) includes indemnification obligations of Parent or any of its Subsidiaries with a liability of $500,000 or more other than any Contracts that were entered into in the ordinary course of business; or

(xi) which would reasonably be expected to prohibit, impede or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (including any Qualified Offering).

Each such Contract set forth on Section 3.20 of the Parent Disclosure Schedule is a “Parent Material Contract.” Parent has provided VTBH with a true and correct copy of each Parent Material Contract.

(b) Each Parent Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Parent or any of its Subsidiaries) a valid and binding obligation of Parent or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any Parent Material Contract is in breach of or in default under any Parent Material Contract, and, to the Knowledge of Parent, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither Parent nor any of its Subsidiaries has received any written claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.21 Brokers’ and Finders’ Fees. Except as set forth on Section 3.21 of the Parent Disclosure Schedule, and any investment banker, broker or finder retained in connection with a Qualified Offering in accordance with Section 5.2(p), the fees and expenses of which will be paid by Parent, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Sub or any of their respective Subsidiaries in connection with the transactions to which Parent is a party contemplated hereby.

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Section 3.22 Product Liability.

(a) To the Knowledge of Parent, each of Parent’s products is free of, and does not contain, any defect in the design or formulation of such product, latent or otherwise. No product liability claims have been received in writing by Parent or a Parent Subsidiary and, to the Knowledge of Parent, no such claims have been threatened against Parent or a Parent Subsidiary relating to any of Parent’s products nor is there a basis for any such claim. There is no Order or Proceeding outstanding against Parent or a Parent Subsidiary relating to product liability claims.

(b) To the Knowledge of Parent, except as set forth on Section 3.22 of the Parent Disclosure Schedule, there have been no disputes, controversies, claims or written complaints since September 27, 2010 in which a customer, distributor or other user of any of Parent’s products claimed that such product caused adverse health-related effects or injury.

Section 3.23 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby, including, but not limited to, Sections 78.378 through 78.3793 of the Nevada Revised Statutes. There is no stockholder rights plan in effect, to which Parent is a party or otherwise bound.

Section 3.24 Affiliate Transactions. Except as set forth on Section 3.24 of the Parent Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between (i) Parent or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Parent, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.25 Insurance. With respect to each insurance policy that is material to Parent and its Subsidiaries that is currently in place, neither Parent nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy. Except as would not reasonably be expected to result in a Parent Material Adverse Effect, Parent’s insurance policies protect Parent’s and its Subsidiaries’ properties from losses and risks in a manner reasonable for its and their respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which Parent’s business is conducted. Except as set forth on Section 3.25 of the Parent Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies.

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Section 3.26 Top Customers and Suppliers. Since January 1, 2013, none of the top ten customers or top five suppliers of Parent and its Subsidiaries has notified Parent or its Subsidiaries in writing that it intends to discontinue its relationship with Parent or its Subsidiaries.

Section 3.27 No Other Representations and Warranties; Disclaimer. Except for the representations and warranties made by Parent and Merger Sub in this Article III and the Parent Disclosure Schedules, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties.

ARTICLE IV

Representations and Warranties of VTBH

Except as set forth in the disclosure letter delivered by VTBH to Parent on or prior to the date of this Agreement (the “VTBH Disclosure Schedule”), VTBH represents and warrants to Parent and Merger Sub as set forth in this Article IV. For purposes of the representations and warranties of VTBH contained herein, disclosure in any section of the VTBH Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by VTBH to the extent the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the VTBH Disclosure Schedule or other document delivered by VTBH pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 4.1 Corporate Organization.

(a) VTBH (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

(b) True and complete copies of the VTBH Charter and the Bylaws of VTBH, as amended through, and as in effect as of, the date of this Agreement (the “VTBH Bylaws”), have previously been made available to Parent.

(c) Each VTBH Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

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Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of VTBH consists of 50,000,000 shares of VTBH Series A Preferred Stock, 1,000,000 shares of VTBH Series B Preferred Stock and 100,000,000 shares of VTBH Common Stock. As of the date of this Agreement, (i) 48,689,555 shares of VTBH Series A Preferred Stock, 1,000,000 shares of VTBH Series B Preferred Stock and 35,282,286 shares of VTBH Common Stock were issued and outstanding, (ii) no shares of VTBH Stock were held in treasury, (iii) 48,689,555 shares of VTBH Common Stock were issuable upon conversion of the outstanding VTBH Series A Preferred Stock, (iv) 11,490,597 shares of VTBH Common Stock were subject to outstanding VTBH Stock Options (of which VTBH Stock Options to purchase an aggregate of 1,793,519 shares of VTBH Common Stock were exercisable) and (v) 1,153,697 VTBH Phantom Units were outstanding. Section 4.2 of the VTBH Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding VTBH Stock Option and VTBH Phantom Unit, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of shares of VTBH Common Stock subject thereto and each VTBH Award Plan pursuant to which such VTBH Stock Option was granted.

(b) As of the date of this Agreement, except for this Agreement, the VTBH Series A Preferred Stock and VTBH Stock Options, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of VTBH or any VTBH Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of VTBH or any VTBH Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the VTBH Stock Options, there are not any outstanding obligations of VTBH or any of the VTBH Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of VTBH or any VTBH Subsidiary. Neither VTBH nor any of the VTBH Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, VTBH. All outstanding shares of capital stock of VTBH have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. The consummation of the Merger and the other transactions contemplated hereby will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of VTBH, whether by law or otherwise. With respect to the VTBH Stock Options, (A) each grant of a VTBH Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the VTBH Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of VTBH by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each such grant of VTBH Stock Options was made in accordance with the terms of the applicable VTBH Award Plan and all other applicable Law, (C) the per share exercise price of each VTBH Stock Option was not less than the fair market value of a share of VTBH Common Stock on the applicable Grant Date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of VTBH, and (E) no amendments, modifications or other changes have been made to any such grants of VTBH Stock Options after the Grant Date.

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(c) No bonds, debentures, notes or other indebtedness of VTBH having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of VTBH are owned by VTBH, directly or indirectly, free and clear of any Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the VTBH Subsidiaries, as of the date of this Agreement, VTBH does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(e) All holders of VTBH Stock are “accredited investors” within the meaning of Rule 501(a) promulgated under the Securities Act.

Section 4.3 Corporate Authorization.

(a) VTBH has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by VTBH of this Agreement and the consummation by VTBH of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the VTBH Board. No other corporate proceedings on the part of VTBH or any other vote by the holders of any class or series of capital stock of VTBH are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger, as required by applicable Law). The stockholders of VTBH have no dissenters’ or appraisal rights in connection with the Merger or the other transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by VTBH and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of VTBH, enforceable against VTBH in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 Governmental Authorization. The execution, delivery and performance by VTBH of this Agreement and the consummation by VTBH of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which VTBH is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, and (d) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

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Section 4.5 Non-Contravention. The execution, delivery and performance by VTBH of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Organizational Documents of VTBH or any of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.4 (and assuming the accuracy and completeness of Section 3.4), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which VTBH or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, VTBH Benefit Plan, or VTBH Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of VTBH or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.6 VTBH Financial Statements.

(a) VTBH has previously provided or made available to Parent or Merger Sub or their representatives: (i) the unaudited balance sheet of VTBH as of December 31, 2012 and the related statements of income and cash flows for the year then ended; (ii) the audited balance sheet of VTBH’s Subsidiary, Voyetra Turtle Beach, Inc. (“VTB”), as of December 31, 2011 and the related statements of income and cash flows for the year then ended; (iii) the unaudited balance sheet of VTB as of December 31, 2012 and the related unaudited statements of income and cash flows for the year then ended; and (iv) the unaudited balance sheet of VTB as of June 29, 2013 and the related unaudited statements of income and cash flows for the six-month period then ended (collectively, including with respect to the audited balance sheets and related statements of income and cash flows, any reports, notes and schedules thereto, the “VTBH Financial Statements”). The audited balance sheet of VTB as of December 31, 2012 and the related audited statements of income and cash flows for the year then ended will be substantially the same as the unaudited versions of the same included in the VTBH Financial Statements. Except as set forth in the notes thereto, the VTBH Financial Statements fairly present in all material respects the financial position of VTBH or VTB, as applicable, as at the respective dates thereof, and the results of operations and cash flows of VTBH or VTB, as applicable, for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, for the absence of footnotes and year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

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(b) To the Knowledge of VTBH, VTB has established and maintains a system of internal accounting controls designed to give reasonable assurance: (i) regarding the reliability of financial reporting and the preparation of VTB’s financial statements in accordance with GAAP, (ii) that receipts and expenditures of VTB and its Subsidiaries are being made only in accordance with authorizations of management and the VTB Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of VTB's and its Subsidiaries' assets that could have a material effect on VTB’s financial statements. To the Knowledge of VTBH, there are no significant deficiencies or material weaknesses in the design or operation of VTBH’s internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data. VTBH has made available to Parent true and complete copies of any management letters issued to VTB by its auditors since October 12, 2010.

Section 4.7 Information Supplied. The information supplied or to be supplied by VTBH specifically for inclusion in the Proxy Statement shall not, at the time that the Proxy Statement (and all amendments thereto) is filed with the SEC and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by VTBH with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement.

Section 4.8 Absence of Certain Changes or Events.

(a) From December 31, 2012 through the date hereof, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a VTBH Material Adverse Effect.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2012 through the date of this Agreement, VTBH and the VTBH Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 4.9 Undisclosed Liabilities. There are no material liabilities or obligations of VTBH or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of VTBH and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in VTBH’s consolidated balance sheet as of December 31, 2012 included in the VTBH Disclosure Schedules or in the notes thereto, (b) liabilities or obligations that were incurred since December 31, 2012 in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities or obligations under Contracts to which VTBH or any of its Subsidiaries is a party, other than liabilities or obligations with regard to which VTBH or any of its Subsidiaries has breached or is in default and (d) liabilities that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a VTBH Material Adverse Effect.

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Section 4.10 Compliance with Laws.

(a) Since October 12, 2010, the business and operations of VTBH and its Subsidiaries have been conducted in compliance with all applicable Laws (including Health Laws) except where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

(b) All of the VTBH Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which VTBH or any VTBH Subsidiary is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such VTBH Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

(c) There is no proceeding to which VTBH or any VTBH Subsidiary is subject before any Governmental Entity pending or, to the Knowledge of VTBH, threatened in writing regarding whether any of the VTBH Subsidiaries has violated any applicable Laws (including Health Laws), nor, to the Knowledge of VTBH, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against VTBH or any VTBH Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to VTBH and its Subsidiaries, taken as a whole, or would reasonably be expected to have a VTBH Material Adverse Effect.

(d) None of VTBH, any VTBH Subsidiary, or any director, officer, employee, agent or Affiliate of VTBH or any VTBH Subsidiary (i) is excluded, suspended, debarred or otherwise ineligible to participate in any federal or state funded health care program or (ii) has engaged in any conduct which could result in debarment or disqualification by any such federal or state funded health care program, and no such exclusion or suspension is pending or threatened.

(e) Neither VTBH nor any VTBH Subsidiary, nor, to the Knowledge of VTBH, any director, officer, agent, employee or Affiliate of VTBH or any VTBH Subsidiary is party to any action, or is the subject of any allegation made by any Governmental Entity, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with VTBH or any VTBH Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal, in each case, in contravention of the FCPA. There is no current, pending, or, to the Knowledge of VTBH, threatened charges, proceedings, investigations, audits, or complaints against VTBH or any VTBH Subsidiary or, to the Knowledge of VTBH, any director, officer, agent, employee or Affiliate of VTBH with respect to the FCPA or any other anti-corruption Law or regulation.

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Section 4.11 Litigation. There is no Proceeding pending against or, to the Knowledge of VTBH, threatened in writing against VTBH or any of its Subsidiaries (or, to the Knowledge of VTBH pending against or threatened in writing against any present or former officer, director or employee of VTBH or any VTBH Subsidiary in connection with which VTBH or any VTBH Subsidiary has an indemnification obligation) before any Governmental Entity, which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to VTBH and its Subsidiaries, taken as a whole, or would reasonably be expected to have a VTBH Material Adverse Effect. There is no Order outstanding against VTBH or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.12 Title to Properties; Absence of Liens. Section 4.12 of the VTBH Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by VTBH or any of its Subsidiaries (collectively, the “VTBH Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “VTBH Real Property Leases”). VTBH has delivered or otherwise made available to Parent true, correct and complete copies of the VTBH Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. To the Knowledge of VTBH, each of the VTBH Real Property Leases is in full force and effect. VTBH or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each VTBH Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither VTBH nor any of its Subsidiaries, nor, to the Knowledge of VTBH, any other party thereto is in default or breach under the terms of any VTBH Real Property Lease. Neither VTBH nor any of its Subsidiaries owns any real property or any interests (other than VTBH Real Property Leases) in real property. No consents or approvals are necessary under the terms of the VTBH Real Property Leases for the Merger.

Section 4.13 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, VTBH or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

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(b) VTBH and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in Section 4.6 of the VTBH Disclosure Schedule.

(c) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to VTBH or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency, and there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of VTBH or any of its Subsidiaries.

(d) VTBH and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. VTBH and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e) Neither VTBH nor any of its Subsidiaries is liable for any Taxes of any Person (other than VTBH and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(f) Neither VTBH nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(g) Neither VTBH nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither VTBH nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

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(h) Neither VTBH nor any of its Subsidiaries has (a) been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction, or (b) consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

(i) Neither VTBH nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

(j) As of the date hereof, neither VTBH nor any of its Subsidiaries has taken or agreed to take any action, nor does VTBH have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the VTBH Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies and arrangements, under which any employee or former employee of VTBH or its Subsidiaries has any present or future right to benefits or VTBH or its Subsidiaries has any present or future liability (each, a “VTBH Benefit Plan”). With respect to each such VTBH Benefit Plan, VTBH has made available to Parent a true and complete copy of such VTBH Benefit Plan, if written, or a description of the material terms of such VTBH Benefit Plan if not written, and to the extent applicable: (i) all trust agreements, insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

(b) (i) Each VTBH Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of VTBH and its Subsidiaries has performed all material obligations required to be performed by it under any VTBH Benefit Plan and, to the Knowledge of VTBH, is not in any material respect in default under or in violation of any VTBH Benefit Plan and (iii) no action (other than individual claims for benefits in the ordinary course) is pending or threatened in writing with respect to any VTBH Benefit Plan by any current or former employee, officer or director of VTBH or any of its Subsidiaries.

(c) Each VTBH Benefit Plan that is intended to meet the tax qualification requirements under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of VTBH, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such VTBH Benefit Plan or the exempt status of any such trust.

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(d) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by VTBH or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with VTBH or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “VTBH ERISA Affiliate”). VTBH and its Subsidiaries have no liability (contingent or direct) with respect to any “multiemployer plan” within the meaning of ERISA Section 3(37) under Title IV of ERISA (regardless of whether based on contributions of a VTBH ERISA Affiliate) and no such liability is reasonably expected to be incurred by VTBH or its Subsidiaries.

(e) All contributions required to be made under each VTBH Benefit Plan, as of the date hereof, have been timely made when due. Neither any VTBH Benefit Plan nor any single-employer plan of a VTBH ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any VTBH Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Neither VTBH nor any of its Subsidiaries has liability pursuant to Section 4069 of ERISA.

(f) Neither VTBH nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of VTBH or its Subsidiaries, except for group health plan continuation coverage as required by applicable Law. VTBH has reserved the right to amend, terminate or modify at any time all VTBH Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(g) Each VTBH Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such VTBH Benefit Plan is subject to tax under Section 409A of the Code. Neither VTBH nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(h) Except as set forth in Section 4.14(h) of the VTBH Disclosure Schedule, the consummation of the transactions contemplated hereby to which VTBH is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of VTBH or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any VTBH Benefit Plan or impose any restrictions or limitations on VTBH’s rights to administer, amend or terminate any VTBH Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

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Section 4.15 Employees; Labor Matters.

(a) Neither VTBH nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of VTBH, attempting to represent any employees of VTBH or any of its Subsidiaries in their capacity as such.

(b) Since October 12, 2010, there has not occurred or been threatened in writing any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of VTBH or any of its Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the Knowledge of VTBH, threatened in writing against VTBH or any of its Subsidiaries, and there is no representation petition pending or, to the Knowledge of VTBH, threatened in writing with respect to any employee of VTBH or any of its Subsidiaries. Neither VTBH nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since October 12, 2010 that would violate or give rise to an obligation to provide any notice under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(c) VTBH and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where any such noncompliance would not reasonably be expected to result in a VTBH Material Adverse Effect.

Section 4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect, (a) neither VTBH nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and, to the Knowledge of VTBH, no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of VTBH, has been threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; (b) to the Knowledge of VTBH there has occurred no release of a Hazardous Substance nor has any Person been exposed to any Hazardous Substances at, on, under or from any properties currently or formerly owned, leased, or operated by VTBH or any VTBH Subsidiary during or prior to the term of their respective ownership or control; (c) neither VTBH nor any of its VTBH Subsidiaries has transported, stored, treated or disposed, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Substances at any off-site location in breach or violation of any applicable Environmental Laws; and (d) neither VTBH nor any VTBH Subsidiary are party to a written agreement by which they have assumed or otherwise agreed to assume or perform, either expressly or by operation of law, the environmental liabilities of any other Person.

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Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the VTBH Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks, (iii) registered Copyrights and (iv) domain names owned or co-owned by VTBH or any of its Subsidiaries, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application or registration, the application or registration number, the date of application or registration, and the status of application or registration, including without limitation any deadlines for renewals, maintenance fees or other required filings (only with respect to Patents).

(b) Section 4.17 (b) of the VTBH Disclosure Schedule sets forth a complete and correct list of all agreements under which: (i) VTBH or any of its Subsidiaries uses or has the right to use any Intellectual Property Rights owned by a third party (other than off-the-shelf software licensed under shrink wrap agreements); (ii) VTBH or any of its Subsidiaries has granted a license or sublicense to any third party to use any Intellectual Property Rights; and (iii) any Intellectual Property Right is or has been developed for VTBH or any of its Subsidiaries, assigned to VTBH or any of its Subsidiaries, or assigned by VTBH or any of its Subsidiaries to a third party (the agreements listed in subsections (i) through (iii) above, the “VTBH IPR Agreements”).

(c) Except as set forth on Section 4.17(c) of the VTBH Disclosure Schedule:

(i) To the Knowledge of VTBH, the VTBH IPR, together with the Intellectual Property Rights licensed to VTBH under the VTBH IPR Agreements, constitutes all of the Intellectual Property Rights necessary to conduct and operate the businesses of the VTBH and its Subsidiaries as currently conducted in all material respects.

(ii) VTBH holds the exclusive right, title and interest to the VTBH IPR, free and clear of all Liens (other than the VTBH IPR Agreements, or licenses granted by VTBH or its Subsidiaries (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of products), adverse claims or other restrictions, or any requirement of any past, present or future royalty payments. The consummation of the transactions contemplated by this Agreement will not result in a loss or impairment of, require payment of any amounts with respect to, nor require the consent of any other Person in respect of Parent’s and its Subsidiaries’ right to own, use or hold for use by Parent or its Subsidiaries, any of the VTBH IPR or to use any Intellectual Property Rights licensed under the VTBH IPR Agreements in the conduct and operation of the businesses of the Parent and its Subsidiaries as currently conducted in all material respects.

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(iii) None of the VTBH IPR is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material Software owned or co-owned by VTBH, or any other VTBH IPR, has been placed in escrow; and no VTBH IPR is the subject of any Order (excluding rejections, orders or rulings issues in the context of the application for registration of VTBH IPR) or Proceeding. Except for the license agreements listed in Section 4.17(b)(i) and (iii) of the VTBH Disclosure Schedule, VTBH has not granted any options with respect to, or has otherwise encumbered or placed limitations on any VTBH IPR or VTBH’s or its Subsidiaries’ use thereof.

(iv) The VTBH IPR are enforceable and in full force and effect. VTBH or its Subsidiaries have not received in the past six (6) years any written notice alleging that any VTBH IPR or any VTBH IPR Agreements are invalid or unenforceable, or challenging VTBH’s or any of its Subsidiaries’ ownership of or right to use any such rights. Each of the registrations and recordations of VTBH IPR identified in Section 4.17(a) of the VTBH Disclosure Schedule is held and/or recorded in the name of VTBH or one of its Subsidiaries, is in full force, enforceable, has been duly applied for and registered in accordance with applicable Law, including without limitation in the case of Patents the duty of candor, and all past or outstanding maintenance obligations have been satisfied. All necessary and material registration, maintenance and renewal fees in connection with the VTBH IPR have been paid and all necessary documents and certificates in connection with such VTBH IPR have been filed with the relevant authorities in the jurisdictions in which such VTBH IPR is registered for the purposes of maintaining such VTBH IPR.

(v) The VTBH IPR Agreements are valid and are in full force and effect and constitute legal, valid and binding obligations of VTBH, and, to the Knowledge of VTBH, of the other parties thereto. VTBH has not given or received any notice of default or any event which with the lapse of time would constitute a default under the VTBH IPR Agreements or any other agreement relating to the VTBH IPR; neither VTBH, any of its Subsidiaries, nor, to its Knowledge, any other Person, currently is in default with regard to any agreement relating to the VTBH IPR, and there exists no condition or event (including without limitation the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by VTBH or any of its Subsidiaries under any such agreement, or would give any Person any right of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any Lien, in each case.

(vi) The products and services and the business of VTBH and its Subsidiaries as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party, and VTBH has not received any written cease and desist, invitation to license or other notice in the past six (6) years alleging, expressly or implicitly, that VTBH or any of its Subsidiaries requires any license with respect to, or is infringing, misappropriating or violating the Intellectual Property Rights of any third party. Neither VTBH nor any of its Subsidiaries is subject to any Order barring or limiting the use of any Intellectual Property Rights, and neither VTBH nor any of its Subsidiaries is a party to any past, pending or, to the Knowledge of VTBH, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Intellectual Property Rights, including without limitation involving any claim that VTBH or any of its Subsidiaries infringed or infringes, misappropriated or is misappropriating, or violated or is violating, the Intellectual Property Rights of any third party.

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(vii) VTBH has taken commercially reasonable and appropriate steps to protect and maintain all VTBH IPR, including without limitation to preserve the confidentiality of any Trade Secrets. Any disclosure by VTBH or its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. VTBH has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of VTBH, customer, employee and other confidential data consistent with applicable Law, contractual commitments of VTBH and its Subsidiaries and data privacy promises and other data policies published to customers. VTBH’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of data are and have been in accordance in all material respects with applicable Laws relating to data protection, contractual commitments of VTBH or the applicable Subsidiary and any published privacy policies, and VTBH has a written agreement with each third party service provider having access to such data requiring compliance with such applicable laws and/or contractual commitments. Neither VTBH nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither VTBH nor any of its Subsidiaries has notified or had reason to notify customers or employees of any information security breach.

(viii) All rights of inventors, authors and other persons who participated in the development of the VTBH IPR have been duly assigned to VTBH pursuant to a written agreement, and such assignments have been duly recorded in accordance with applicable Law. VTBH has a policy to secure and has secured from all employees, consultants and contractors who contribute or have contributed to the creation or development of any VTBH IPR, a written agreement assigning to VTBH all rights to such contributions, which agreement includes a present tense assignment of future inventions.

(ix) To the Knowledge of VTBH, no third party has or is infringing on, misappropriating or otherwise violating any VTBH IPR. In the last six (6) years, neither VTBH nor any of its Subsidiaries has sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any VTBH IPR.

(x) No VTBH IPR were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with any Governmental Authority, or (C) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms.

(xi) All material Software owned or used by VTBH or its Subsidiaries under license is, in good working order and condition and is sufficient in all material respects for the purposes for which it is used; neither VTBH nor its Subsidiaries has experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected; to the Knowledge of VTBH, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of VTBH, its Subsidiaries or clients, or otherwise interfere with VTBH’s or its Subsidiaries’ operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

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Section 4.18 VTBH Material Contracts.

(a) Section 4.18 of the VTBH Disclosure Schedule sets forth a list of each Contract to which VTBH or any of its Subsidiaries is a party as of the date of this Agreement or by which VTBH, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which:

(i) would constitute a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC if VTBH were subject to the SEC filing requirements of the Exchange Act;

(ii) contains covenants of VTBH or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area;

(iii) pursuant to which VTBH or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than VTBH or any of its Subsidiaries);

(iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by VTBH or any of its Subsidiaries in excess of $1,000,000;

(v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of VTBH in excess of $1,000,000;

(vi) constitutes a VTBH IPR Agreement;

(vii) provides for aggregate payments by or to it in excess of $2,000,000 in any 12 month period other than any Contracts that were entered into in the ordinary course of business;

(viii) contains provisions (a) restricting VTBH or its Subsidiaries from freely setting prices for its products, services or technologies (including “most favored nations” terms and conditions (including with respect to pricing), (b) granting any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, or (c) that limits or purports to limit in any material respects the ability of VTBH or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses, in each case, other than any Contracts that were entered into in the ordinary course of business;

(ix) pursuant to which VTBH or any VTBH Subsidiary has agreed to the acquisition or disposition of any business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(x) includes indemnification obligations of VTBH or any of its Subsidiaries with a liability of $500,000 or more other than any Contracts that were entered into in the ordinary course of business; or

(xi) which would reasonably be expected to prohibit, impede or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (including a Qualified Offering).

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Each such Contract set forth on Section 4.18 of the VTBH Disclosure Schedule is a “VTBH Material Contract.” VTBH has provided Parent with a true and correct copy of each VTBH Material Contract.

(b) Each VTBH Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than VTBH or any of its Subsidiaries) a valid and binding obligation of VTBH or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect. Neither VTBH nor any of its Subsidiaries nor, to the Knowledge of VTBH, any other party to any VTBH Material Contract is in breach of or in default under any VTBH Material Contract, and, to the Knowledge of VTBH, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither VTBH nor any of its Subsidiaries has received any claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.19 Brokers’ and Finders’ Fees. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by VTBH, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of VTBH or any of its Subsidiaries who is entitled to any fee or commission from VTBH or any of its Subsidiaries in connection with the transactions to which VTBH is a party contemplated hereby.

Section 4.20 Product Liability.

(a) To the Knowledge of VTBH, each of VTBH’s products is free of, and does not contain, any defect in the design or formulation of such product, latent or otherwise. No product liability claims have been received in writing by VTBH or a VTBH Subsidiary and, to the Knowledge of VTBH, no such claims have been threatened against VTBH or a VTBH Subsidiary relating to any of VTBH’s products nor is there a basis for any such claim. There is no Order or Proceeding outstanding against VTBH or a VTBH Subsidiary relating to product liability claims.

(b) To the Knowledge of VTBH, except as set forth on Section 4.20 of the VTBH Disclosure Schedule, there have been no disputes, controversies, claims or written complaints in the last five (5) years in which a customer, distributor or other user of any of VTBH’s products claimed that such product caused adverse health-related effects or injury.

Section 4.21 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of VTBH being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby. There is no stockholder rights plan in effect, to which VTBH is a party or otherwise bound.

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Section 4.22 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) VTBH or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of VTBH, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if VTBH were subject to the SEC filing requirements of the Exchange Act.

Section 4.23 Insurance. With respect to each insurance policy that is material to VTBH and its Subsidiaries that is currently in place, neither VTBH nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of VTBH, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy. Except as would not reasonably be expected to result in a VTBH Material Adverse Effect, VTBH’s insurance policies protect VTBH’s and its Subsidiaries’ properties from losses and risks in a manner reasonable for its and their respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which VTBH’s business is conducted. Except as set forth on Section 4.23 of the VTBH Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies.

Section 4.24 Top Customers and Suppliers. Since January 1, 2013, none of the top ten customers or top five suppliers of VTBH and its Subsidiaries has notified VTBH or its Subsidiaries in writing that it intends to discontinue its relationship with VTBH or its Subsidiaries.

Section 4.25 No Other Representations and Warranties; Disclaimer. Except for the representations and warranties made by VTBH in this Article IV and the VTBH Disclosure Schedule, neither VTBH nor any other Person makes any express or implied representation or warranty with respect to VTBH or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and VTBH hereby disclaims any such other representations or warranties.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except (a) as expressly contemplated or permitted by this Agreement (including by Section 5.2 or Section 5.3 below, as applicable), (b) as specifically set forth in Section 5.1 of the Parent Disclosure Schedule or Section 5.1 of the VTBH Disclosure Schedule, as applicable, or (c) with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), each of Parent and VTBH shall, and shall cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Parent or VTBH to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1, and (ii) neither party shall be deemed to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.2 or Section 5.3, as applicable.

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Section 5.2 Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or NASDAQ or as expressly contemplated or permitted by this Agreement (including with respect to the Qualified Offering), Parent will not, and will not permit any of the Parent Subsidiaries to, without the prior written consent of VTBH (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of Parent to Parent or to any of Parent’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of Parent breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Parent’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Parent’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Parent or any wholly owned Subsidiary of Parent of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of Parent;

(c) (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any Parent Stock, Equity Equivalents or shares of capital stock of any Parent Subsidiary, other than the issuance of (A) any Parent Stock upon the exercise of Parent Stock Options or Parent Warrants that are outstanding on the date of this Agreement in accordance with the terms of the Parent Stock Plans or Parent Warrants on the date of this Agreement, (B) any capital stock of any Parent Subsidiary to Parent or any other Parent Subsidiary, (C) a number of Parent Stock Options to purchase not in excess of 200,000 shares of Parent Common Stock and (C) Parent Stock or Parent Warrants pursuant to a Qualified Offering or (ii) amend any term of any Parent Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);

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(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.2(d) of the Parent Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment, inventory or other assets in the ordinary course of business consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Parent’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than (i) sales of inventory in the ordinary course of business consistent with past practice and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 5.2(d) or Section 5.2(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Parent;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw downs pursuant to existing credit facilities and letters of credit in support of Parent’s and its Subsidiaries’ business consistent with past practice;

(i) (i) with respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary exceeds $100,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement; provided, that Parent may, to the extent appropriate, adjust the performance goals for, or convert, all Parent Stock Options that vest upon the achievement of performance criteria in the manner agreed to by VTBH and Parent within 15 Business Days following the date hereof (or such later time as may be agreed to by the parties) to appropriately reflect the Merger with respect to performance periods that will not have ended prior to the Effective Time, or (iv) increase compensation, bonus or other benefits payable to any employee of Parent or any of its Subsidiaries, except, with respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

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(j) change Parent’s methods of accounting in any material respect, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $1,000,000, or (ii) arising from ordinary course claims for insurance or reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Parent’s normal claims handling process consistent with past practice;

(l) (i) make, change or rescind (or file a request to make, change or rescind) any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting (or file a request to make any such change), (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle or compromise any material Tax claim, audit or assessment, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (viii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of Taxes, except, in each case, as required by applicable Law;

(m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Parent Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Parent Material Contract, or enter into any Contract or agreement that would have been a Parent Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Merger);

(o) grant any license or sublicense to any third party, or otherwise enter into any agreement, with respect to any Parent IPR;

(p) retain any investment banker, broker or finder relating to the Qualified Offering without the prior written consent of VTBH, except for any retention pursuant to which compensation shall be paid by Parent or its Subsidiaries only upon the consummation of the Qualified Offering from the proceeds thereof (and that has no continuing obligations following the termination of such retention); or

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(q) agree, resolve or commit to (i) do any action restricted by this Section 5.2 or (ii) accept any restriction that would prevent Parent or any of its Subsidiaries from taking any action required by this Agreement.

Section 5.3 VTBH Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the VTBH Disclosure Schedule and except as required by Law or as expressly contemplated or permitted by this Agreement (including with respect to the Financing), VTBH will not, and will not permit any of the VTBH Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of VTBH to VTBH or to any of VTBH’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of VTBH breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of VTBH’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of VTBH’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by VTBH or any wholly owned Subsidiary of VTBH of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of VTBH;

(c) (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any shares of any VTBH Stock, Equity Equivalents or capital stock of any VTBH Subsidiary, other than the issuance of (A) any shares of VTBH Common Stock upon the exercise of VTBH Stock Options that are outstanding on the date of this Agreement in accordance with the terms of VTBH Award Plans on the date of this Agreement, (B) a number of VTBH Stock Options to purchase not in excess of 2,000,000 shares of VTBH Common Stock and (C) any capital stock of any VTBH Subsidiary to VTBH or any other Subsidiary of VTBH, (ii) amend any term of any VTBH Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise) or (iii) take any action that would adjust the “Conversion Price” of VTBH Series A Preferred Stock;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.3(d) of the VTBH Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,500,000 in the aggregate;

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(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment, inventory or other assets in the ordinary course of business consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of VTBH’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing other than (i) sales of inventory in the ordinary course of business consistent with past practice and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 5.3(d) or Section 5.3(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of VTBH;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw-downs pursuant to existing credit facilities and letters of credit in support of VTBH’s and its Subsidiaries’ business consistent with past practice;

(i) (i) with respect to any director, officer or employee of VTBH or any of its Subsidiaries whose annual base salary exceeds $100,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of VTBH or any of its Subsidiaries, except, with respect to any director, officer or employee of VTBH or any of its Subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

(j) change VTBH’s methods of accounting in any material respect, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against VTBH or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $1,000,000, (ii) arising from ordinary course claims for reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to VTBH’s normal claims handling process consistent with past practice or (iii) where the amount paid in settlement does not exceed the amount reserved for such claim in the VTBH Financial Statements;

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(l) (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any VTBH Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any VTBH Material Contract, or enter into any Contract or agreement that would have been a VTBH Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of VTBH or any VTBH Subsidiary (other than the Merger); or

(o) agree, resolve or commit to (i) do any action restricted by this Section 5.3 or (ii) accept any restriction that would prevent VTBH or any of its Subsidiaries from taking any action required by this Agreement.

Section 5.4 Control of Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control VTBH or any of the VTBH Subsidiaries or direct the business or operations of VTBH or any of the VTBH Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give VTBH, directly or indirectly, the right to control Parent or any of the Parent Subsidiaries or direct the business or operations of Parent or any of the Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and VTBH will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place VTBH or Parent in violation of any applicable Law.

Section 5.5 Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern time) on the 30th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), Parent and the Parent Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, Parent and the Parent Subsidiaries to any Person pursuant to (x) a confidentiality agreement entered into by such Person containing confidentiality terms that are no more favorable in the aggregate to such Person than those contained in the VTBH Confidentiality Agreement (unless Parent offers to amend the VTBH Confidentiality Agreement to reflect such more favorable terms), or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that Parent shall promptly (and in any event within 48 hours) make available to VTBH any non-public information concerning Parent or the Parent Subsidiaries that is provided to any Person given such access that was not previously made available to VTBH, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. No later than two (2) Business Days after the No-Shop Period Start Date, Parent shall notify VTBH in writing of the identity of each Person or group of Persons from whom Parent received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to VTBH (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to Parent or any Parent Subsidiary and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

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(b) Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.5, after the No-Shop Period Start Date, Parent and the Parent Subsidiaries shall, and Parent shall cause its and the Parent Subsidiaries’ Representatives to, immediately cease any activities permitted by Section 5.5(a) and any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, Parent shall use reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of Parent.

(c) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.5, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, Parent and the Parent Subsidiaries shall not, and Parent shall instruct and use its reasonable best efforts to cause its and the Parent Subsidiaries’ Representatives not to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning Parent or the Parent Subsidiaries to any Person relating to, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

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(d) Notwithstanding anything to the contrary contained in Section 5.5(b) or 5.5(c) at any time following the No-Shop Period Start Date and prior to the time the Parent Requisite Stockholder Approval is obtained, if Parent or any Parent Subsidiary receives an Acquisition Proposal from any Person, Parent and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) Parent and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Parent and the Parent Subsidiaries to such Person if Parent receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that Parent shall promptly (and in any event within 48 hours) make available to VTBH any non-public information concerning Parent or the Parent Subsidiaries that is provided to any Person given such access that was not previously made available to VTBH, and (ii) Parent and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii) above, (A) the Parent Board determines in good faith and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (B) the Parent Board determines in good faith and after consultation with its outside legal counsel that it is necessary to take such actions in order to comply with the Parent Board’s fiduciary duties to the stockholders of Parent under applicable Law and (C) the Parent Board shall have given VTBH prior written notice of such determinations. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, Parent may continue to engage in the activities described in Section 5.5(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in Section 5.5(b) and Section 5.5(c) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(e) Except as may relate to an Excluded Party, following the No-Shop Period Start Date, Parent shall promptly (and in any event within 48 hours after receipt), notify VTBH both orally and in writing of the receipt of any Acquisition Proposal, any inquiries that would reasonably be expected to result in an Acquisition Proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, Parent or the Parent Subsidiaries or any of their Representatives concerning an Acquisition Proposal, which notice shall include (i) a copy of any Acquisition Proposal (including any financing commitments) made in writing and other written terms or proposals provided to Parent or any of the Parent Subsidiaries and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing or any such inquiry or request. Except as may relate to an Excluded Party, following the No-Shop Period Start Date, Parent shall keep VTBH reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Acquisition Proposal, inquiry that would reasonably be expected to result in an Acquisition Proposal, or request for non-public information and, upon the reasonable request of VTBH, shall apprise VTBH of the status of any discussions or negotiations with respect to any of the foregoing. None of Parent or the Parent Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.5(a) to VTBH.

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(f) Except as set forth in this Section 5.5(f), neither the Parent Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to VTBH (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of Parent, an Acquisition Proposal or (D) if a tender offer or exchange offer for shares of capital stock of Parent that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Parent stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement of the tender offer or exchange offer (any of the foregoing clauses (A)-(D), a “Change of Recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit Parent or any Parent Subsidiary to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Requisite Stockholder Approval is obtained (but not after), the Parent Board shall be permitted (i) to cause Parent to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, subject to compliance with Section 8.1(d)(ii) and Section 8.3 if and only if (A) the Parent Board has received an Acquisition Proposal that, in the good faith determination of the Parent Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by VTBH pursuant to this Section 5.5(f), and (B) the Parent Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors’ fiduciary duties to the stockholders of Parent under applicable Law, or (ii) to effect a Change of Recommendation, if and only if (A) (1) the Parent Board has received an Acquisition Proposal that, in the good faith determination of the Parent Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by VTBH pursuant to this Section 5.5(f) or (2) an Intervening Event occurs and is continuing, and (B) the Parent Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors’ fiduciary duties to the stockholders of Parent under applicable Law; provided that prior to the Parent Board’s effecting any such termination or Change of Recommendation:

(i) Parent shall provide a written notice to VTBH that the Parent Board intends to take such action and describing (A) the facts underlying the Parent Board’s determination that an Intervening Event has occurred and the rationale and basis for such Change of Recommendation; or (B) the terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the party making the Superior Proposal and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a “Change of Recommendation Notice”);

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(ii) during the five (5) Business Day period following VTBH’s receipt of the Change of Recommendation Notice, Parent shall, and shall cause Parent’s Representatives to, negotiate with VTBH in good faith (to the extent VTBH desires to negotiate) to make adjustments in the terms and conditions of this Agreement (A) with respect to an Intervening Event, so as to obviate the need for an Change of Recommendation as a result of the Intervening Event or (B) with respect to a Superior Proposal, so that such Superior Proposal ceases to constitute a Superior Proposal, as applicable; and

(iii) following the end of the five (5) Business Day period described above in Section 5.5(f)(ii), the Parent Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any changes to this Agreement proposed in writing by VTBH in response to the Change of Recommendation Notice or otherwise, that (A) such Change of Recommendation in light of such Intervening Event is necessary to comply with the Parent Board’s fiduciary duties to the stockholders of Parent under applicable Law or (B)(1) such Superior Proposal continues to constitute a Superior Proposal, and (2) after consultation with its outside legal counsel, that it is necessary to take such action in order to comply with the directors’ fiduciary duties to the stockholders of Parent under applicable Law.

If (x) there is any material change in the circumstances of such Intervening Event or another Intervening Event occurs, or (y) any amendment to the financial terms or any other amendment of such Superior Proposal is made, Parent shall deliver a new Change of Recommendation Notice to VTBH, and Parent shall be required to comply again with the requirements of this Section 5.5(f); provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period.

(g) Subject to the proviso in this Section 5.5(g), nothing contained in this Section 5.5 shall be deemed to prohibit Parent, the Parent Board or any committee of the Parent Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of Parent); provided, that neither the Parent Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.5(f) shall have been satisfied.

(h) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Representative or Affiliate of Parent or any Parent Subsidiary shall be deemed to be a breach of this Section 5.5 by Parent.

(i) For purposes of this Agreement:

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(i) “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for, in a single transaction or a series of transactions, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend or share repurchase, dissolution, liquidation or similar transaction involving Parent, (B) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the assets of Parent and the Parent Subsidiaries, on a consolidated basis, or assets of Parent and the Parent Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Parent Subsidiaries) of Parent or (C) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the voting power of the outstanding shares of Parent Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning shares of Parent with twenty percent (20%) or more of the voting power of the outstanding shares of Parent Stock.

(ii) “Excluded Party” means any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom Parent, any Parent Subsidiary or any of their Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Parent Board determines in good faith (such determination to be made no later than five (5) Business Days after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal; provided that some or all of such Persons and the other members of such group who were members of such group immediately prior to the No-Shop Period Start Date constitute, directly or indirectly, at least 66⅔% of the equity financing of such group at any time thereafter when a determination as to whether such Person is an Excluded Party is required hereunder.

(iii) “Intervening Event” shall mean an event, fact, circumstance, development or occurrence that is material to Parent and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by Parent or Merger Sub) that was not known to the Parent Board as of or prior to the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Parent Board prior to receipt of the Parent Requisite Stockholder Approval; provided, however, that in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or VTBH, or the public announcement, pendency or consummation of the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers or employees, and any suit, action or proceeding arising therefrom or in connection therewith); (C) any change in the trading price or trading volume of Parent Common Stock on NASDAQ or any change in Parent’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (C) relating to or causing such change may be considered, along with the effects or consequences thereof); (D) the mere fact that Parent has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Parent or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (E) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof (so long as Parent and its Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in Parent’s industry); or (F) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in the United States (so long as Parent and its Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in their industry).

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(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an Acquisition Proposal pursuant to clause (ii) or (iii) of the definition thereof cannot constitute a Superior Proposal under clause (i) under the definition thereof unless it also constitutes a Superior Proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Parent Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to Parent’s stockholders than the Merger and the other transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by VTBH to Parent in writing in response to such Acquisition Proposal under the provisions of Section 5.5(f) or otherwise).

Section 5.6 Fees and Expenses; Transfer Taxes. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except that (a) VTBH shall bear and pay the filing fee associated with the Notification and Report Form to be filed under Section 6.3(c)(i), (b) Parent shall pay the Proxy Statement filing fee and the costs of printing and mailing the Proxy Statement, (c) Parent and VTBH shall each bear and pay one-half of all applicable sales, use, transfer, stock transfer recording, documentary, deed, stamp and other similar taxes and fees, including, without limitation, any real property transfer or gains taxes (if any), and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed, at its own expense, by the party required to file such Tax Returns under applicable law and, if required by applicable law, the applicable non-filing parties will join in the execution of any such Tax Returns or other documentation, and (d) VTBH shall pay all fees related to the initial listing application required by NASDAQ Marketplace Rule 5110(a) as a result of the transactions contemplated hereby.

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ARTICLE VI

Additional Agreements

Section 6.1 Preparation of the Proxy Statement; Parent Stockholders Meeting.

(a) Parent shall, subject to the prompt assistance of VTBH, use its reasonable best efforts to cause to be prepared and filed with the SEC, as promptly as practicable after the execution of this Agreement, a proxy statement (the “Proxy Statement”) pursuant to which the Parent Stockholders would be asked to approve the Merger and the other transactions contemplated hereby. Each of Parent and VTBH shall furnish all information, in writing, concerning such Person and its Affiliates that is required for inclusion in the Proxy Statement to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement or to respond to any comments from the SEC thereon. The Proxy Statement shall include all information reasonably requested by such other party to be included therein. Parent shall promptly notify VTBH upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide VTBH with copies of all correspondence between Parent and its Representatives, on one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing the Proxy Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide VTBH an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall (A) in good faith consider for inclusion in such document or response all comments relating to Parent, its Subsidiaries or their respective businesses reasonably proposed by VTBH and (B) include in such document or response all comments relating to VTBH, its Subsidiaries or their respective businesses reasonably proposed by VTBH. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger, the issuance of the Merger Consideration and the issuance of Parent Common Stock in respect of VTBH Stock Options. VTBH shall furnish all information concerning VTBH and the holders of the VTBH Stock and rights to acquire VTBH Common Stock pursuant to the VTBH Award Plans as may be reasonably requested by Parent in connection with any such action.

(b) If, prior to the Effective Time, any event occurs with respect to VTBH or any VTBH Subsidiary, or any change occurs with respect to other information supplied by VTBH for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, VTBH shall promptly notify Parent of such event, and VTBH and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders. Nothing in this Section 6.1(b) shall limit the obligations of any party under Section 6.1(a).

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(c) Parent shall, as soon as practicable, but in no event more than five (5) Business Days following the later to occur of (i) the date that is the 10th day following the filing with the SEC of the preliminary version of the Proxy Statement, in accordance with Exchange Act Rule 14a-6(a), or (ii) if the SEC requires revisions to the preliminary version of the Proxy Statement, such date on which the definitive version of the Proxy Statement that will be mailed or given to Parent Stockholders is filed (such date, the “Clearance Date”), duly call, give notice of, and as soon as practicable thereafter convene and hold the Parent Stockholders Meeting. Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Clearance Date and to hold the Parent Stockholders Meeting as soon as practicable after the Clearance Date and (ii) solicit the Parent Requisite Stockholder Vote; provided, however, that this Section 6.1(c) shall not apply if the Parent Board has terminated this Agreement under Section 8.1(d)(ii) prior to the end of such five (5) Business Day period. Unless the Parent Board has made a Change of Recommendation in accordance with Section 5.5(f), Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Requisite Stockholder Vote and shall include such recommendation in the Proxy Statement. Parent agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal unless the Parent Board makes a Change of Recommendation in accordance with Section 5.5(f).

(d) Subject to Section 5.6(d) and the full and prompt assistance of VTBH, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock which constitute Merger Consideration to be listed on NASDAQ as of the Effective Time.

(e) No later than 30 days after the signing of this Agreement, VTBH shall prepare and deliver to Parent the consolidated financial statements of VTBH required for inclusion in the Proxy Statement, including (i) consolidated and audited balance sheets as of the end of its two most recent fiscal years and audited statements of income and cash flows for each of its three most recent fiscal years, and (ii) an unaudited balance sheet as of the end of its most recent fiscal quarter, an unaudited balance sheet as of the end of the preceding fiscal year, and unaudited income statements and statements of cash flows for the interim period up to the date of such balance sheet and the comparable period of the preceding fiscal year, in each case prepared in accordance with GAAP, during the periods involved (except, in the case of unaudited statements, for the absence of footnotes and year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

Section 6.2 Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, each of VTBH and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of VTBH and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or Health Laws (other than such documents that such party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure), (ii) the disclosure of which would violate any Law or fiduciary duty (provided that the withholding party shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (iii) that is subject to any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Furthermore, the parties acknowledge that with respect to the “Confidential Information” (as defined in the VTBH Confidentiality Agreement), the VTBH Confidentiality Agreement imposes additional restrictions as to the manner in which such information will be exchanged by the parties. Without limiting the generality of the foregoing, each of Parent and VTBH shall, within two Business Days of a request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement, dated March 7, 2013, between Parent and VTB (to which VTBH agrees to be similarly bound) (as supplemented and amended from time to time, the “VTBH Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to VTBH or Parent pursuant to this Section 6.2 or otherwise shall affect any representations or warranties of Parent or VTBH or conditions or rights of Parent or VTBH contained in this Agreement.

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Section 6.3 Required Actions.

(a) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that nothing in this Section 6.3 shall prohibit either party from taking any action expressly contemplated by Section 5.5.

(b) In connection with and without limiting Section 6.3(a), subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including those required to satisfy the conditions set forth in Section 7.1(c) and Section 7.1(e), so as to enable the Closing to occur as soon as reasonably practicable. If the actions taken by VTBH and Parent pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.1(c) and Section 7.1(e) being satisfied, then each of VTBH and Parent shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action or proceeding by any Governmental Entity or other Person to challenge, prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) take such action as is necessary to overturn any regulatory action or proceeding by any Governmental Entity or other Person to challenge or block, in whole or in part, consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity or other Person in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Injunction or other prohibition resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.1(c) or Section 7.1(e) not to be satisfied, provided that VTBH and Parent shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing. Nothing in this Section 6.3 shall require Parent, Merger Sub or VTBH or any of their Subsidiaries to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, Merger Sub, VTBH or any of their Subsidiaries, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity.

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(c) In connection with and without limiting the generality of the foregoing:

(i) Parent and VTBH shall make or cause to be made, in consultation and cooperation with the other party hereto and as promptly as practicable after the date of this Agreement (but in any event, with respect to clause (A) below, within fifteen (15) Business Days following the date of this Agreement), (A) if applicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary registrations, declarations, notices and filings relating to the Merger with any other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;

(ii) each of Parent and VTBH shall use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.3(b);

(iii) each of Parent and VTBH shall keep the other apprised of the status of its filings, registrations and submissions with any Governmental Entity and give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.3(b)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such registration, declaration, notice, filing or communication;

(iv) each of Parent and VTBH shall respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters; and

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(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, neither Parent nor VTBH shall participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.3(c)) without the other, (B) to the extent reasonably practicable, each of Parent and VTBH shall give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, the attending party shall keep the other reasonably apprised with respect thereto, (D) each of Parent and VTBH shall cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) each of Parent and VTBH shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(d) VTBH shall give prompt notice to Parent, and Parent shall give prompt notice to VTBH, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that a failure to comply with this Section 6.3(d) will not constitute the failure of any condition set forth in Article VII to be satisfied, unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.4 Indemnification and Directors and Officers Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of VTBH and the VTBH Subsidiaries (each, an “Indemnified Party”) as provided in the VTBH Charter and the VTBH Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed on Section 6.4 of the VTBH Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and continue in full force and effect in accordance with their terms.

(b) At or prior to the Effective Time, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy for VTBH, VTBH Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by VTBH, in a form reasonably acceptable to VTBH, that shall provide VTBH, the VTBH Subsidiaries and such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by VTBH, with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend for such policy an amount in excess of 300% of the annual aggregate premiums currently paid by VTBH for such insurance (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. For at least six years after the Effective Time, Parent shall maintain a directors’ and officers’ liability insurance policy for Parent, its Subsidiaries and their respective current and former directors and officers of not less than the existing coverage and with other terms not less favorable to the insured persons than the existing terms. The current and former directors and officers of Parent and VTBH are express third party beneficiaries of this Section 6.4(b).

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(c) The provisions of this Section 6.4 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. Parent shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.4 (subject to reimbursement if the Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.4(a)).

(d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent, as the case may be, will assume the obligations set forth in this Section 6.4.

Section 6.5 Transaction Litigation. Parent shall give VTBH the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no settlement or other disposition thereof shall be agreed to without the prior written consent of VTBH, which consent shall not be unreasonably withheld, conditioned or delayed, except for any settlement or disposition which involves only monetary damages and is within the limits of Parent’s insurance policies. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Parent and VTBH in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

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Section 6.6 Board of Directors. Parent shall take all necessary action to cause, effective at the Effective Time, (a) the size of the Parent Board to consist of nine (9) members and (b) the Parent Board to be comprised of: (i) five (5) individuals identified by VTBH, one of whom shall be Parent’s chief executive offer post-Closing and two of whom shall be “independent directors” (and eligible to serve on Parent’s audit committee) and “financially sophisticated” (including one (1) “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K) under NASDAQ rules; (ii) two (2) individuals identified by Parent, one of whom shall be an “independent director” (and eligible to serve on Parent’s audit committee) and “financially sophisticated” under NASDAQ rules; and (iii) two (2) vacancies (the “Reconstituted Parent Board”); provided that if any such individual is unable or unwilling to serve on the Reconstituted Parent Board immediately after the Effective Time, a replacement individual shall be selected by VTBH, in case of an individual identified as a VTBH director, or Parent, in the case of an individual identified as a Parent director.

Section 6.7 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and VTBH. Thereafter, neither Parent nor VTBH, nor any of their respective Affiliates or Representatives shall issue or cause the publication or dissemination of any press release or other public announcement or statement (except to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), and Parent shall provide VTBH the opportunity to review and comment prior to any publication or dissemination of any other press release or other public announcement or statement, in each case except as may be required by Law or by any applicable listing agreement with NASDAQ as determined in the good faith judgment of the party proposing to make such release, announcement or statement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). Parent and VTBH shall cooperate to ensure that all such press releases or public announcements comply with the Securities Act and the Exchange Act, and the rules promulgated thereunder, including Exchange Act Rule 14a-12.

Section 6.8 Financing Assistance.

(a) On and prior to the Closing, Parent shall, and shall cause the Parent Subsidiaries to, use commercially reasonable efforts to provide and to cause their respective officers, employees, representatives and advisors, including legal and accounting advisors to provide, to VTBH such cooperation as may be reasonably requested by VTBH in connection with the Financing, including, but not limited to: (i) participation at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, including direct contact between senior management and representatives (including accounting) of Parent, on the one hand, and potential sources of Financing, potential lenders and investors for the Financing, on the other hand (collectively, “Financing Sources”); (ii) furnishing VTBH and the Financing Sources with financial and other pertinent information regarding Parent and the Parent Subsidiaries and their industry as shall exist and be reasonably requested by VTBH; (iii) reasonably assisting VTBH and the Financing Sources in the preparation of definitive financing documents, offering documents, marketing documents, rating agency presentations and other materials reasonably and customarily requested to be used in connection with obtaining the Financing; (iv) executing customary authorization and management representation letters; (v) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Financing; (vi) issuing customary representation letters to auditors and using reasonable best efforts to obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to Parent and (vii) using reasonable best efforts to obtain such consents, approvals, authorizations and instruments which may reasonably be requested by VTBH to permit the consummation of the Financing and collateral arrangements. Parent hereby consents to the use of its logos in connection with the Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage Parent or its Trademarks.

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(b) On and prior to the Closing, VTBH shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide and to cause their respective officers, employees, representatives and advisors, including legal and accounting advisors to provide, to Parent such cooperation as may be reasonably requested by Parent in connection with any Qualified Offering, including, but not limited to: (i) participation at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, including direct contact between senior management and representatives (including accounting) of VTBH, on the one hand, and potential sources of the Qualified Offering, potential lenders and investors for the Qualified Offering, on the other hand (collectively, “Qualified Offering Investors”); (ii) furnishing Parent and the Qualified Offering Investors with financial and other pertinent information regarding VTBH and its Subsidiaries and their industry as shall exist and be reasonably requested by Parent; (iii) reasonably assisting Parent and the Qualified Offering Investors in the preparation of definitive financing documents, offering documents, marketing documents, rating agency presentations and other materials reasonably and customarily requested to be used in connection with obtaining the Qualified Offering Investors; (iv) executing customary authorization and management representation letters; (v) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Qualified Offering; (vi) issuing customary representation letters to auditors and using reasonable best efforts to obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to VTBH and (vii) using reasonable best efforts to obtain such consents, approvals, authorizations and instruments which may reasonably be requested by Parent to permit the consummation of the Qualified Offering and collateral arrangements. VTBH hereby consents to the use of its logos in connection with any Qualified Offering; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage VTBH or its Trademarks.

Section 6.9 Tax Treatment of Merger.

(a) The parties intend, that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code. Parent and VTBH shall each use reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

(b) The parties shall treat the Merger for all U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code, and no party hereto will take any position on any U.S. federal, state or local income Tax Return or take any other Tax reporting position, in each case that is inconsistent with the treatment of the Merger as a tax-free reorganization described in Section 368(a) of the Code unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state or local income tax law.

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(c) In furtherance of the foregoing:

(i) VTBH hereby provides the following representations, warranties and covenants:

(A) VTBH has not made, actually or constructively, any extraordinary distributions with respect to VTBH Common Stock or redeemed any VTBH Common Stock prior to and in connection with the Merger, and Persons related to VTBH have not made and shall not make any acquisitions of VTBH Common Stock prior to and in connection with the Merger. Solely for purposes of this Section 6.9(c)(i)(A), one corporation is related to another corporation if (I) both corporations are members of the same affiliated group of corporations, or (II) the purchase of stock of one corporation by the other corporation would be treated as a distribution with respect to the stock of such other corporation for U.S. federal income tax purposes, in each case determined either immediately before or immediately after the Merger.

(B) Parent will have Control of VTBH immediately after the Merger. At the Effective Time, VTBH will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any Person could acquire VTBH Stock that, if exercised or converted, would affect Parent’s acquisition or retention of Control of VTBH. VTBH will not issue additional shares of VTBH Stock prior to the Closing. VTBH will not take any action that would affect or prevent Parent’s acquisition or retention of Control by VTBH.

(C) Prior to the Closing, VTBH will continue at least one significant line of its historic businesses, and no assets of VTBH will have been sold, transferred or otherwise disposed of that would prevent Parent or VTBH from conducting one such significant line.

(D) VTBH and the holders of VTBH Common Stock will pay their respective expenses, if any, incurred in connection with the Merger, and VTBH has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability of any holder of VTBH Common Stock.

(E) None of the compensation received by any shareholder-employee of VTBH will be separate consideration for, or allocable to, any of their shares of VTBH Common Stock, none of the shares of Parent Common Stock received by any shareholder-employee of VTBH will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any shareholder-employee of VTBH will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

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(F) The facts related to the Merger as described in this Agreement are, and the facts related to the Merger as described in the Proxy Statement will be, in so far as they relate to VTBH, true, complete and correct in all material respects.

(G) VTBH is not under the jurisdiction of a court in a case under Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(H) VTBH is not an Investment Company.

(I) VTBH is not aware of any plan or intent of the holders of VTBH Stock to take any position on any U.S. federal, state or local income or franchise Tax Return, or any other Tax reporting position, that would be inconsistent with the treatment of the Merger as a tax-free reorganization.

(J) The VTBH Charter will be amended at or prior to Closing to provide voting rights to the VTBH Series B Preferred Stock pursuant to the overall plan of the Merger.

(ii) Parent hereby provides the following representations, warranties and covenants:

(A) Parent will have Control of VTBH immediately after the Merger, and Parent has no plan or intention as of the date hereof or the Closing to (I) cause or allow VTBH to issue additional shares of VTBH Stock to any Person other than Parent, or (II) take any other action (including issuing any rights to acquire VTBH Stock or transferring VTBH Stock to any other Person) that could result in Parent losing Control of VTBH.

(B) Parent has no plan or intention as of the date hereof or the Closing to (I) liquidate VTBH, (II) merge VTBH with or into another corporation or entity other than Merger Sub, (III) otherwise dispose of any VTBH Stock, or (IV) cause VTBH to sell or otherwise dispose of any of the assets held by VTBH at the time of the Merger; except in each case for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by VTBH.

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(C) Parent has no plan or intention as of the date hereof or the Closing to reacquire any Parent Stock that is issued in the Merger.

(D) Parent has no plan or intention as of the date hereof or the Closing to make any distribution after and in connection with the Merger to holders of Parent Stock, other than dividends, if any, that may be paid in the ordinary course of business.

(E) Neither Parent nor any of its Subsidiaries owns or has owned within the last five years, directly or indirectly, any stock or debt securities of VTBH or any of its Subsidiaries, or any instrument giving the holder the right to acquire any such stock or debt securities.

(F) It is Parent’s plan and intention that Parent or another member of Parent’s “qualified group” (as such term is defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) will continue at least one significant line of the historic business of VTBH or use a significant portion of VTBH’s historic business assets in a business and, absent a material change in circumstances after the Closing, Parent or another member of Parent’s “qualified group” will continue at least one significant line of the historic business of VTBH or use a significant portion of VTBH’s historic business assets in a business.

(G) Parent will pay its expenses, if any, incurred in connection with the Merger. Parent has not paid and will not pay, directly or indirectly, any expenses incurred by VTBH or the holders of VTBH Stock in connection with the Merger.

(H) The facts related to the Merger as described in this Agreement are, and the facts related to the Merger as described in the Proxy Statement will be, in so far as they relate to Parent, true, complete and correct in all material respects.

(I) Parent is not under the jurisdiction of a court in a case under Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(J) Parent is not an Investment Company.

(K) At all times during the existence of Merger Sub, Parent has directly owned all of the stock of Merger Sub, and Parent will continue to own all such stock until the Closing.

(L) Merger Sub was formed solely to effectuate the Merger, and (I) has not held, and will not hold at any time prior to the Merger, any assets (other than cash contributed by Parent upon incorporation), and (II) has not conducted, and will not conduct at any time prior to the Merger, any business activities or operations of any kind, other than activities in connection with the Merger.

(iii) VTBH and Parent hereby provide the following representations, warranties and covenants:

(A) There are substantial non-tax corporate business purposes for the Merger.

(B) Cash payments to be made to holders of VTBH Stock in lieu of fractional shares of Parent Stock that would otherwise be issued to such holders in the Merger will be made solely for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Stock and will not represent separately bargained for consideration, and the total cash consideration that will be paid in the Merger to holders of VTBH Stock in lieu of fractional shares of Parent Stock will not exceed one percent of the total consideration that will be issued in the Merger to holders of VTBH Stock.

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(C) There is no intercorporate indebtedness existing between VTBH or its Subsidiaries, on the one hand, and Parent or its Subsidiaries, on the other hand.

(D) The fair market value of Parent Stock and cash in lieu of fractional shares, if any, received by each holder of VTBH Stock will be approximately equal to the fair market value of VTBH Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective management of Parent and VTBH.

(E) VTBH will pay its dissenting shareholders (if any) the value of their VTBH Stock out of its own funds, and no funds will be supplied for that purpose, directly or indirectly, by Parent, nor will parent directly or indirectly reimburse VTBH for any payments to dissenting shareholders.

(F) After the Closing, VTBH and Parent shall not amend the VTBH Charter in order to revoke the voting rights of the VTBH Series B Preferred Stock. Neither VTBH nor Parent has any plan or intention, after the Closing, to cause VTBH to redeem any shares of the VTBH Series B Preferred Stock.

(G) At least 50% of the proprietary interest in VTBH will be exchanged in the Merger for a proprietary interest in Parent that will be preserved (within the meaning of Treasury Regulations Section 1.368-1(e)).

(H) Parent will acquire VTBH Stock solely in exchange for voting Parent Stock.

(I) No liabilities of VTBH or of holders of VTBH Stock will be assumed by Parent, nor will any VTBH Stock be subject to any liabilities; provided, however, that the parties recognize that the VTBH Series B Preferred Stock may be reflected as a liability on Parent’s consolidated balance sheet.

(J) In the Merger, Merger Sub will have none of its liabilities assumed by VTBH and will not transfer to VTBH any assets subject to liabilities, except in each case for de minimis contingent liabilities.

(iv) For purposes of this Section 6.9(c)

(A) “Control” of a corporation means ownership of (I) at least 80% of the total combined voting power of all classes of stock of such corporation entitled to vote, and (II) at least 80% of the total number of shares of each other class of stock of such corporation.

(B) “Investment Company” has the meaning assigned to such term in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Section 6.10 FIRPTA Certificate. At the Closing, VTBH shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

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Section 6.11 VTBH Internal Control over Financial Reporting. VTBH shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to establish and maintain a system of “internal control over financial reporting” (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that, as of the Closing, is reasonably likely to be considered effective at the reasonable assurance level.

ARTICLE VII

Conditions

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) Parent Requisite Stockholder Vote. The Parent Requisite Stockholder Vote shall have been obtained.

(b) Listing. The Parent Common Stock to be issued in the Merger and in respect of VTBH Rollover Options shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated (all such expirations, terminations, consents and filings collectively, the “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent Injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing, the consummation of the Merger and the transactions contemplated by this Agreement.

(e) Governance Matters. The Parent Board Election Stockholder Approval shall have been obtained and not revoked.

(f) Qualified Equity Offering. PNC Bank shall have consented to the terms and conditions of any Qualified Equity Offering in connection with or following Parent’s consummation thereof and shall not have revoked such consent.

Section 7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

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(a) Representations and Warranties. (i) Each of the representations and warranties of VTBH set forth in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of VTBH set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “VTBH Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a VTBH Material Adverse Effect, and Parent shall have received a certificate signed on behalf of VTBH by the Chief Executive Officer or the Chief Financial Officer of VTBH to the foregoing effects.

(b) Performance of Obligations of VTBH. VTBH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of VTBH by the Chief Executive Officer or the Chief Financial Officer of VTBH to such effect.

(c) MAE. Since the date of this Agreement, there shall have been no VTBH Material Adverse Effect; provided, that, the matters set forth on Schedule 7.2(c) shall disregarded for the purposes of determining whether a VTBH Material Adverse Effect has occurred.

Section 7.3 Conditions to Obligations of VTBH. The obligation of VTBH to effect the Merger is also subject to the satisfaction, or waiver by VTBH, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 3.1, Section 3.2 and Section 3.3 of this Agreement shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and VTBH shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effects.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and VTBH shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

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(c) MAE. Since the date of this Agreement, there shall have been no Parent Material Adverse Effect; provided, that, the matters set forth on Schedule 7.3(c) shall disregarded for the purposes of determining whether a Parent Material Adverse Effect has occurred.

(d) Qualified Offering. Parent shall have consummated a Qualified Offering; provided, however, that Parent shall not be required to have to consummate a Qualified Offering to the extent that the requisite lenders under the Credit Agreement waive the obligation to consummate a Qualified Offering as a condition to consummating the Merger and the effectiveness of the amended and restated form of the Credit Agreement (contemplated to become effective at the Closing).

(e) Releases. Those individuals set forth on Schedule 7.3(e) shall have executed and delivered to Parent (and not revoked) valid and binding release agreements substantially in the forms approved by VTBH prior to the date of this Agreement.

Section 7.4 Frustration of Closing Conditions. Neither Parent nor VTBH may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VIII

Termination

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and VTBH.

(b) by either of VTBH or Parent:

(i) if the Closing shall not have been consummated on or before February 28, 2014 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the inability to satisfy such condition was due to the failure of such party to perform in any material respect any of its obligations under this Agreement;

(ii) if any restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such restraint was due to the failure of such party to perform in any material respect any of its obligations under this Agreement; or

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(iii) if the Parent Stockholders Meeting shall have concluded and the Parent Requisite Stockholder Vote shall not have been obtained.

(c) by VTBH:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from VTBH of such breach or failure; provided that VTBH shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if VTBH is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) if the Parent Board or any committee thereof shall have effected a Change of Recommendation,

(iii) if Parent shall have materially breached its obligations under Sections 5.5 or 6.1(c); or

(iv) if Parent shall have entered into an Alternate Acquisition Agreement.

(d) by Parent:

(i) if VTBH shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of VTBH set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is incapable of being cured, or is not cured, by VTBH within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) if at any time prior to the time the Parent Requisite Stockholder Vote is obtained, (A) the Parent Board shall have authorized the Parent to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (B) Parent has complied in all material respects with Section 5.5; provided that substantially concurrently with such termination, Parent enters into such Alternative Acquisition Agreement and fulfills its obligations under Section 8.3; or

(iii) if all conditions in Sections 7.1 and 7.3 are satisfied or waived other than the condition in Section 7.1(f); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

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Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Sections 5.6, 8.2 and 8.3, and the provisions in Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of VTBH or Parent or their respective directors, officers and Affiliates, except as provided in Section 8.3.

Section 8.3 Termination Fee.

(a) In the event that this Agreement is terminated pursuant to:

(i) Section 8.1(c)(i) by VTBH as a result of a willful breach committed by Parent or Merger Sub prior to such termination, VTBH shall be entitled to receive the Reimbursement within one (1) Business Day after the date of such termination and the Fee by the Fee Payment Date;

(ii) Section 8.1(c)(ii) by VTBH, VTBH shall be entitled to receive the Reimbursement within one (1) Business Day after the date of such termination and the Fee by the Fee Payment Date;

(iii) Section 8.1(c)(iii) by VTBH, VTBH shall be entitled to receive the Reimbursement within one (1) Business Day after the date of such termination and the Fee by the Fee Payment Date;

(iv) Section 8.1(c)(iv) by VTBH or Section 8.1(d)(ii) by Parent, VTBH shall be entitled to receive the Reimbursement and the Fee within one (1) Business Day after the date of such termination and the Fee one (1) Business Day after the consummation of the transaction contemplated by the Alternate Acquisition Agreement;

(v) Section 8.1(b)(iii) by either VTBH or Parent in the event that an Acquisition Proposal shall have been publicly proposed or publicly disclosed and not withdrawn prior to the Parent Stockholders Meeting, VTBH shall be entitled to receive (A) the Reimbursement within (1) Business Day after the date of such termination and (B) if Parent enters into an Alternative Acquisition Agreement with any Person other than VTBH within twelve (12) months after the date of such termination under Section 8.1(b)(iii), the Fee within one (1) Business Day after the consummation of the transaction contemplated by such Alternate Acquisition Agreement;

(vi) Section 8.1(b)(iii) by either VTBH or Parent and no Acquisition Proposal shall have been publicly proposed or publicly disclosed and not withdrawn prior to the Parent Stockholders Meeting, VTBH shall be entitled to receive the Reimbursement within (1) Business Day after the date of such termination;

(vii) Section 8.1(d)(i) by Parent as a result of a willful breach committed by VTBH prior to such termination, Parent shall be entitled to receive from VTBH the Fee within ten (10) Business Days after the date of such termination; or

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(viii) Section 8.1(d)(iii) by Parent, Parent shall be entitled to receive from VTBH the Fee within ten (10) Business Days after the date of such termination.

(b) For purposes of this Section 8.3:

(i) “Reimbursement” means a license agreement in form and substance set forth on Exhibit E, duly executed and subsequently fully performed by Parent throughout the term of such license agreement.

(ii) “Fee” means cash in the amount of $1,000,000, paid by wire transfer of immediately available funds to one or more accounts designated by VTBH or Parent, as applicable.

(iii) “Fee Payment Date” means, following a termination pursuant to Section 8.3(a)(i), (ii) or (iii), the earlier of (A) ten (10) Business Days following the time that the Company and its Subsidiaries have $3,000,000 in cash and (B) six months after the date of such termination.

(c) In the event that either party shall fail to perform its obligations under this Section 8.3 when required to be performed, such party shall pay all of the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to enforce such obligations. Parent acknowledges that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, VTBH would not enter into this Agreement. The parties agree that: (i) if Parent delivers any Reimbursement or the Fee required by, and in accordance with, this Section 8.3, then Parent shall have no further liability to VTBH of any kind in respect of this Agreement and the transactions contemplated hereby; and (ii) if VTBH delivers the Fee required by, and in accordance with, this Section 8.3, as applicable, then VTBH shall have no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby. For avoidance of doubt, neither VTBH nor Parent shall be required to pay the Fee more than once.

ARTICLE IX

Miscellaneous

Section 9.1 No Survival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except those set forth in Sections 5.6, 8.2 and 8.3 and this Article IX shall survive termination of this Agreement. The VTBH Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Parent Requisite Stockholder Approval, by written agreement of the parties hereto; provided, however, that after receipt of the Parent Requisite Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the stockholders of Parent without such approval.

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Section 9.3 Extension of Time; Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Parent or VTBH in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in any number of original, facsimile or PDF counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits hereto, the Parent Disclosure Schedule, the VTBH Disclosure Schedule, the Voting Agreements, the Stockholder Agreement and the VTBH Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), as set forth in Section 6.4.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.8 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.9 Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight courier service, by facsimile or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given when, delivered if delivered by hand, one Business Day after deposited with an overnight courier service if delivered by overnight courier, upon electronic confirmation of receipt if faxed during normal business hours and otherwise upon the opening of business on the next Business Day, and five days after mailing if mailed), as follows:

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If to Parent or Merger Sub:

Parametric Sound Corporation 13771 Danielson Street, Suite L Poway, California 92064 Facsimile: 888-639-2150 Attention: James A. Barnes

with a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP 12775 El Camino Real, Suite 200 San Diego, CA 92130 Facsimile: 858-847-4865 Attention: John J. Hentrich

If to VTBH:

VTB Holdings, Inc. 100 Summit Lake Drive, Suite 100 Valhalla, NY 10594 Facsimile: 914-345-2266 Attention: Juergen Stark

with a copy to (which shall not constitute notice): Stripes Group, LLC 402 W. 13th Street New York, NY 10014 Facsimile: 212-823-0721 Attention: Kenneth A. Fox and

Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Facsimile: (215) 994-2222 Attention: Henry N. Nassau

or to such other address or facsimile number as any party hereto shall notify the other parties hereto (as provided above) from time to time.

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Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means the HSR Act and any other Laws applicable to the Merger that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Contract” means all oral or written contracts, agreements, commitments, arrangements, leases and other instruments to which any Person is a party.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, Order, ordinance, decree, Injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

“Equity Equivalents” of any Person means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of such Person, (y) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other equity interests in such Person or (z) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means a refinancing of VTBH’s existing credit facility.

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“Forfeitures and Cashless Settlements” by any Person means (x) the forfeiture or satisfaction of Equity Equivalents of such Person, (y) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of Equity Equivalents of such Person and (z) the acceptance by such Person of shares of common stock of such Person for withholding Taxes incurred in connection with the exercise of Equity Equivalents of such Person or the vesting or satisfaction of Equity Equivalents of such Person, in each case, in accordance with past practice of such Person and the terms of the applicable award agreements.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any insurance regulatory authority, any self-regulatory authority, or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

“Grant Date” means, with respect to any Parent Stock Option or VTBH Stock Option, the date on which such Parent Stock Option or VTBH Stock Option was granted to the holder of such Parent Stock Option or VTBH Stock Option, respectively.

“Health Laws” means any Laws which regulate the quality, safety, or manufacturing of the Company’s products, including, but not limited to, any such Laws enforced by the United States Food and Drug Administration and comparable foreign Governmental Entities and any such Laws promulgated under the Federal Food, Drug and Cosmetic Act of 1938, as amended, or the Radiation Control for Health and Safety Act of 1968, as amended.

“Injunction” means any Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including without limitation all rights pertaining to or deriving from: (a) patents, patent applications, utility models, design registrations and certificates of invention and other grants for the protection of inventions or industrial designs by any Governmental Entity (including all related continuations, continuations-in-part, divisions, reexaminations, extensions reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patented or patentable; (c) works of authorship, including designs, data and database rights, and registrations and applications for registration thereof, and all rights associated with works of authorship, including moral rights of authors; (“Copyrights”); (d) computer software and firmware, including without limitation without limitation data files, source code, object code and software-related specifications and documentation (collectively “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, slogans, logos, and other similar source or origin indicators, whether registered or unregistered, and all registrations and applications for registration therefor, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including without limitation without limitation those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (g) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including without limitation in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction, and (y) past, present and future claims, defenses and causes of action arising under any of the foregoing.

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“Knowledge of Parent” or “Knowledge” when used in reference to Parent means the knowledge after reasonable inquiry of those individuals listed in Section 9.11 of the Parent Disclosure Schedule.

“Knowledge of VTBH” or “Knowledge” when used in reference to VTBH means the knowledge after reasonable inquiry of those individuals listed in Section 9.11 of the VTBH Disclosure Schedule.

“Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

“Order” means any order, writ, Injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, bylaws or other similar organizational documents.

“Parent IPR” means any Intellectual Property Rights owned, in whole or in part, by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Parent and the Parent Subsidiaries, taken as a whole, and/or (B) the ability of Parent or Merger Sub to perform their respective obligations under this Agreement; provided, however, that any change, state of facts, circumstance, event or effect that arising from or related to: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which Parent and its Subsidiaries operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other accounting requirements; (v) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) any failure, in and of itself, by Parent to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect) shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to Parent or Merger Sub.

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“Parent Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Parent and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Class A Preferred Stock.

“Parent Stock Option” means any option to purchase Parent Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means the equity-based compensation plans identified in Section 9.11 of the Parent Disclosure Schedule.

“Parent Warrants” means warrants to purchase Parent Common Stock.

“Per Share Exchange Ratio” means the ratio of the Per Share Number to one (1).

“Per Share Number” means the Closing VTBH Share Amount divided by the VTBH Fully Diluted Share Amount, where:

(a) “Closing VTBH Share Amount” means the Total Post-Closing Share Amount minus the Parent Fully Diluted Share Amount;

(b) “Parent Fully Diluted Share Amount” means a number equal to the sum of: (i) the number of outstanding shares of Parent Common Stock as of the date of this Agreement (6,769,051), plus (ii) the number of shares of Parent Common Stock subject to outstanding Parent Stock Options as of the date of this Agreement (1,365,354), plus (iii) the number of shares of Parent Common Stock subject to outstanding Parent Warrants as of the date of this Agreement (186,864), plus (iv) the Qualified Offering Share Amount, if any, plus (v) (without duplication to (i) through (iv)) the number of shares of Parent Common Stock subject to any new issuances of Parent Common Stock, Parent Stock Options, Parent Warrants or other securities convertible into or exercisable for Parent Common Stock, less (vi) the number of shares of Parent Common Stock subject to Parent Stock Options, Parent Warrants or other securities convertible into or exercisable for Parent Common Stock that expire or are forfeited after the date of this Agreement, if any;

(c) “Parent Percentage” means .19 plus (i) .01 if a Qualified Equity Offering is completed prior to Closing, plus (ii) the product of (A) the Excess Offering Multiplier multiplied by (B) .0015;

(d) “Excess Offering Multiplier” means, with respect to a Qualified Equity Offering, the quotient of (i) the amount of the net proceeds received by Parent in a Qualified Equity Offering in excess of $5,000,000, if any, divided by (ii) $1,000,000;

(e) “Qualified Offering Share Amount” means, with respect to a Qualified Equity Offering, the sum of the number of shares of Parent Common Stock plus the number of shares of Parent Common Stock subject to Parent Warrants issued in the Qualified Equity Offering;

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(f) “Total Post-Closing Share Amount” means the quotient (rounded down to the nearest whole number) of (i) the Parent Fully Diluted Share Amount, divided (ii) by the Parent Percentage; and

(g) “VTBH Fully Diluted Share Amount” means a number equal to the sum of: (i) 554,000, plus (ii) the number of outstanding shares of VTBH Common Stock as of the date of this Agreement (35,282,286), plus (iii) the number of outstanding shares of VTBH Series A Preferred Stock as of the date of this Agreement (48,689,555), plus (iv) the number of shares of VTBH Common Stock subject to outstanding VTBH Stock Options as of the date of this Agreement (11,490,597), plus (v) (without duplication to (i) through (iv)) the number of shares of VTBH Common Stock subject to any issuances after the date of this Agreement of VTBH Common Stock, VTBH Series A Preferred Stock, VTBH Stock Options or other securities convertible into or exercisable for Parent Common Stock (other than any VTBH Phantom Units), less (vi) the number of shares of VTBH Common Stock subject to VTBH Stock Options or other securities convertible into or exercisable for VTBH Common Stock that expire or are forfeited after the date of this Agreement, if any.

“Parent Board Election Stockholder Approval” means the election of all the members of the Parent Board specified in Section 6.6(a) at the Parent Stockholders Meeting by the requisite vote with a quorum present.

“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business on a basis consistent with past practice which is not yet due or payable or which is being contested in good faith by appropriate proceedings, (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (g) transfer restrictions imposed by applicable securities laws and (h) Liens listed in Section 9.11 of the Parent Disclosure Schedule or Section 9.11 of the VTBH Disclosure Schedule, as applicable.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

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“PNC Bank” means PNC Bank, National Association, as administrative and collateral agent for the lenders under the Credit Agreement dated August 12, 2012 (as amended, the “Credit Agreement”), by and among VTBH, VTB, PNC Bank and the other lenders party thereto, or any successor agent thereto under such Credit Agreement or the agent under any new credit facility which replaces the facility under such Credit Agreement.

“Qualified Offering” means a Qualified Debt Offering or a Qualified Equity Offering

“Qualified Debt Offering” means any incurrence of indebtedness for borrowed money, on or before the Closing Date, resulting in net proceeds to Parent of at least $5,000,000 but no more than $10,000,000, on terms and conditions reasonably satisfactory to VTBH

“Qualified Equity Offering” means a sale of Parent Common Stock and/or Parent Warrants, in one or more transactions, on or before the Closing Date, resulting in net proceeds to Parent of at least $5,000,000 but not more than $15,000,000; provided, however, that, in connection with any such transaction, unless VTBH otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned): (a) Parent shall not agree to any redemption or repurchase rights, conversion or exchange rights, dividend rights or other obligations to make cash payments to investors after the closing of any such transaction other than customary fees and expenses related thereto; (b) Parent shall not agree to any restrictions on the business or operations of the Parent or its Subsidiaries (including VTBH and its Subsidiaries after the Closing) or their ability to comply with their obligations under the Credit Agreement after the Closing or to any restrictions with respect to future financings; and (c) Parent shall not agree to any terms and conditions that are otherwise not customary for such transactions, it being understood and agreed that, by way of example, customary representations and warranties, indemnification obligations and (in the event of an exempt transaction under the Securities Act) registration rights, which registration rights will not conflict with those set forth in the Stockholder Agreement, shall not be objectionable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance” means the issuance at the Closing by Parent of Parent Common Stock as Merger Consideration.

“Subsidiary”, with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. The terms “Parent Subsidiary” and “VTBH Subsidiary” mean any direct or indirect Subsidiary of Parent or VTBH, respectively.

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“Substantial Compliance” means “substantial compliance” as such term is used in the HSR Act.

“Tax” means all income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental and windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, additions to tax, and any penalties.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes Parent or any of its Subsidiaries, or VTBH or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“VTBH Award Plans” means the equity-based compensation plans identified in Section 9.11 of the VTBH Disclosure Schedule.

“VTBH IPR” means any Intellectual Property Rights owned, in whole or in part, by VTBH or a VTBH Subsidiary.

“VTBH Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of VTBH and the VTBH Subsidiaries, taken as a whole, and/or (B) the ability of VTBH to perform its obligations under this Agreement; provided, however, that any change, state of facts, circumstance, event or effect that arising from or related to: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which VTBH and its Subsidiaries operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other accounting requirements; (v) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) any failure, in and of itself, by VTBH to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a VTBH Material Adverse Effect) shall not be taken into account in determining whether a “VTBH Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to VTBH.

83

“VTBH Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate VTBH and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.

“VTBH Phantom Unit” means any phantom unit granted under any VTBH Award Plan.

“VTBH Related Parties” means (1) VTBH, (2) the Financing Sources and (3) the former, current and future (A) Affiliates, (B) directors, officers, managers, employees, agents, attorneys, consultants, advisors or other representatives and (C) general or limited partners, managers, shareholders, members, partners, successors, permitted assigns, in each case, of VTBH, any Financing Source or any Affiliate of any of the foregoing.

“VTBH Stock Option” means any option to purchase VTBH Common Stock granted under any VTBH Award Plan.

“willful breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or, in the case of Section 5.5 with respect to Parent, the consequence of an act or omission of a Subsidiary of Parent, or of a Representative of Parent at the direction of Parent) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VII have been satisfied or waived (by the party entitled to waive any such applicable conditions).

Section 9.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns.

84

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

* * * * * * *

85

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

PARAMETRIC SOUND CORPORATION

By:	/s/ Kenneth Potashner
Name: Kenneth Potashner
Title: Executive Chairman

PARIS ACQUISITION CORP.

By:	/s/ James A. Barnes
Name: James A. Barnes
Title: President

VTB HOLDINGS, INC.

By:	/s/ Kenneth Fox
Name: Kenneth Fox
Title: President and CEO

86

EXHIBIT A

CERTIFICATE OF MERGER

MERGING

PARIS ACQUISITION CORP.,

a Delaware corporation

WITH AND INTO

VTB HOLDINGS, INC.,

a Delaware corporation

(Under Section 251 of the General Corporation Law of the State of Delaware)

Dated as of _____________, 2013

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), VTB Holdings, Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of Paris Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Company, hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
VTB Holdings, Inc.	Delaware
Paris Acquisition Corp.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of August 5, 2013 (the “Merger Agreement”), by and among Parametric Sound Corporation, a Nevada corporation, Merger Sub and the Company, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 228 and 251 of the DGCL.

THIRD: The Company shall be the surviving corporation in the Merger. The name of the surviving corporation is “VTB Holdings, Inc.”

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the effective time of the Merger, shall be amended and restated upon the effectiveness of the Merger to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the Third Amended and Restated Certificate of Incorporation of the surviving corporation.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

Ex A-1

SIXTH: An executed copy of the Merger Agreement is on file at the office of the surviving corporation at:

VTB Holdings, Inc.

100 Summit Lake Drive, Suite 100

Valhalla, NY 10594

SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Ex A-2

IN WITNESS WHEREOF, the undersigned, on behalf of the Company and not as an individual, for the purpose of effectuating the Merger of the Constituent Corporations, pursuant to the DGCL under penalties of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and accordingly has hereunto signed this Certificate of Merger this _______day of ______________, 2013.

VTB HOLDINGS, INC., a Delaware corporation

By:
Name: Kenneth Fox
Its: President and CEO

Ex A-3

Exhibit A

Third Amended and Restated Certificate of Incorporation

Ex A-4

EXHIBIT B

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VTB HOLDINGS, INC.

ARTICLE One

The name of the corporation is VTB Holdings, Inc.

ARTICLE Two

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE Three

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE Four

A.      CAPITAL STOCK

The total number of shares of all classes of stock which the corporation has authority to issue is one hundred one million (101,000,000) shares consisting of:

(i)       one hundred million (100,000,000) shares of Common Stock, with a par value of $0.01 per share; and

(ii)      one million (1,000,000) shares of Series B Preferred Stock, with a par value of $0.01 per share.

B.      COMMON STOCK

The number of shares of Common Stock shall be as set forth in this Article Four. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock (the “Common Shares”) shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Common Stock are as follows:

Ex B-1

Section 1.                 Voting Rights.

Each holder of Common Shares shall be entitled to the number of votes equal to the number of Common Shares standing in such holder’s name on the books of the corporation. Except as otherwise required by the General Corporation Law or Section C(8) of this Article Four, the Common Stock and the Series B Preferred Stock shall vote as a single class with respect to all matters submitted to a vote of stockholders of the corporation.

Section 2.                 Dividends.

As and when dividends are declared or paid with respect to the Common Stock, whether in cash, property or securities of the corporation, subject to the rights and preferences of the Series B Preferred Stock, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per-share basis with respect to the Common Shares. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the board of directors, there shall be no obligation to pay such dividends.

Section 3.                 Liquidation.

In the event of Liquidation Event, subject to the rights and preferences of the Series B Preferred Stock, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Common Shares ratably on a per-share basis.

Section 4.                 Registration of Transfer.

The corporation shall keep at its principal office (or such other place as the corporation reasonably designates) a register for the registration of Common Shares upon the surrender of any certificate representing shares of any class of Common Stock at such place, the corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such names and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such issuance.

Section 5.                 Replacement.

Upon receipt of evidence reasonably satisfactory to the corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilations of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation (provided that if the holder is a financial institution, other institutional investor or executive officer of the corporation, such holder’s own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Ex B-2

C.      SERIES B PREFERRED STOCK

The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions in respect of the Series B Preferred Stock are set forth below.

Section 1.                 Dividends.

(a)                From and after the date of the issuance of any shares of Series B Preferred Stock (“Series B Preferred Shares”), dividends per share at the rate per annum of eight percent of the Series B Original Issue Price for such share, compounded quarterly, shall accrue on such Series B Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in Section C(2) of this Article Four, such Accruing Dividends shall be payable only when, as, and if declared by the board of directors and the corporation shall be under no obligation to pay such Accruing Dividends.

(b)               No dividends or other distributions shall be declared by the board of directors or paid or funds set apart for the payment of dividends or other distributions on any Common Shares at any time any Series B Preferred Shares are outstanding unless, prior to such payment or setting apart, the amount of all Accruing Dividends have been paid to the holders of the Series B Preferred Shares.

(c)                No payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of any Common Shares shall be made, and no sum shall be set aside for or applied by the corporation to any Common Shares at any time any Series B Preferred Shares are outstanding unless, prior to such payment or setting aside or applying such sum to the purchase, redemption, retirement or other acquisition of any Common Shares, all Series B Preferred Shares shall have been purchased or otherwise acquired by the corporation, or the approval under Section C(8)(c) of this Article Four shall have been obtained.

Section 2.                 Redemption.

The corporation shall redeem each Series B Preferred Share on the earlier of (1) the twentieth anniversary of the Series B Original Issue Date or (2) the occurrence of a Liquidation Event (the “Series B Redemption Event”). Any redemptions of the Series B Preferred Shares pursuant to this Section C(2) of Article Four shall be paid out of funds legally available therefor, including capital to the extent permitted by law, at a redemption price with respect to each Series B Preferred Share being redeemed equal to the Series B Original Issue Price of such share plus all unpaid Accruing Dividends thereon up to the date of redemption, proportionally adjusted as appropriate for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers (with respect to each Series B Preferred Share, its “Series B Redemption Price”). Upon any Series B Redemption Event, each holder of Series B Preferred Shares shall be entitled to payment of the Series B Redemption Price for such Series B Preferred Shares before any distribution or payment is made upon any Common Shares. If upon any such Series B Redemption Event, the corporation’s assets to be distributed among the holders of the Series B Preferred Shares pursuant to the sentence above are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid under the sentence above, then the entire assets available for distribution to the corporation’s stockholders shall be distributed pro rata among the holders of Series B Preferred Shares based upon the aggregate Series B Redemption Price of the Series B Preferred Shares held by each such holder.

Ex B-3

Section 3.                 Voting Rights.

Each holder of Series B Preferred Shares shall be entitled to notice of all stockholder meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings. The holders of the Series B Preferred Shares shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Shares voting as a single class. When voting as a single class together with the holders of the Common Shares or when voting as a separate class, each Series B Preferred Share shall be entitled to one vote.

Section 4.                 Registration of Transfer.

The corporation shall keep at its principal office a register for the registration of Series B Preferred Shares. Upon the surrender of any certificate representing Series B Preferred Shares at such place, the corporation shall, at the request of the record holder of such certificate, execute and deliver (at the corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series B Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series B Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred Shares represented by the surrendered certificate.

Section 5.                 Replacement.

Upon receipt of evidence reasonably satisfactory to the corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation (provided that if the holder is a financial, institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series B Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on the Series B Shares that had been represented by such lost, stolen, destroyed or mutilated certificate.

Section 6.                 Definitions.

“Series B Original Issue Date” means September 28, 2010.

“Series B Original Issue Price” means a price per share of $12.425371 for each Series B Preferred Share issued on the Series B Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

Ex B-4

“Liquidation Event” means any liquidation, dissolution or winding up of the corporation (whether voluntary or involuntary) and, unless the holders of at least a majority of the outstanding shares of Common Stock and Series B Preferred Stock (voting together as a single class) elect otherwise by written notice sent to the corporation at least 5 days prior to the effective date of any such event, each of the following events shall be considered a Liquidation Event for the purposes of this Article Four:

(i)      a merger or consolidation in which (A) the corporation is a constituent party or (B) a subsidiary of the corporation is a constituent party and the corporation issues shares of its capital stock, except any such merger or consolidation involving the corporation or a subsidiary of the corporation in which the shares of capital stock of the corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the direct or indirect parent corporation of such surviving or resulting corporation; or

(ii)      the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the corporation and one or more subsidiaries of the corporation, of all or substantially all the assets of the corporation and its subsidiaries taken as a whole or the sale or disposition (whether by sale of assets, merger or otherwise) of one or more subsidiaries of the corporation if substantially all of the assets of the corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the corporation.

Section 7.                 Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections C(1) to C(8) of this Article Four without the prior written consent of the holders of a majority of the Series B Preferred Shares outstanding at the time such action is taken; provided, that if such amendment, modification or waiver would adversely affect the rights of a holder or holders of Series B Preferred Shares outstanding at the time such action is taken in a manner different than any other holder of Series B Preferred Shares outstanding at the time such action is taken, then such amendment, modification or waiver shall require the consent of such holder of Series B Preferred Shares or a majority of the Series B Preferred Shares held by such group of holders adversely affected. The corporation shall give prompt written notice to all holders of Series B Preferred Shares of any such amendment, modification or waiver.

Section 8.                 Approval for Certain Actions.

So long as at least 200,000 Series B Preferred Shares are outstanding, the corporation shall not (and shall not permit any subsidiary of the corporation to) take any of the actions specified below (including by way of merger, consolidation, operation of law or otherwise) without first obtaining the approval of the holders of a majority of the Series B Preferred Shares then outstanding (counted as a single class), by vote or written consent, as provided by law:

(a)                create any new class or series of stock which has preference over or is on parity with Series B Preferred Stock as to dividends or upon liquidation or a Series B Redemption Event, or increase the authorized number of shares of any such class or series of preferred stock; or

Ex B-5

(b)               amend, alter or repeal the rights, preferences or privileges of Series B Preferred Stock; or

(c)               purchase, redeem or otherwise acquire, or set aside any sums for the purchase, redemption or acquisition of, any shares of capital stock of the corporation or any subsidiary of the corporation, any securities convertible into or exchangeable for such capital stock, or any options, warrants or other rights to purchase capital stock of the corporation or any subsidiary of the corporation or such securities; or

(d)              enter into any agreement or commitment obligating the corporation or any subsidiary to do any of the foregoing.

Section 9.                 Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the corporation or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, which notice shall be deemed given upon electronic transmission.

ARTICLE Five

The corporation is to have perpetual existence.

ARTICLE Six

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE Seven

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

Ex B-6

ARTICLE Eight

To the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended, or by any other applicable state law, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL or other applicable state law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other applicable state law, as so amended. To the fullest extent permitted by applicable law, the corporation is also authorized to provide indemnification of (and advancement of expenses to) such directors and officers (and any other persons to which the DGCL or other applicable state law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL or other applicable state law, subject only to limits created by applicable Delaware or other state law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

ARTICLE Nine

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE Ten

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Ex B-7

EXHIBIT C

SECOND AMENDED AND RESTATED BYLAWS

OF

VTB HOLDINGS, INC.

ARTICLE I

Offices

1.1              Registered Office. The registered office of VTB Holdings, Inc. (the “Company”) in the State of Delaware shall be established and maintained at the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801 and The Corporation Trust Company shall be the registered agent of the Company in charge thereof.

1.2              Other Offices. The Company may also have offices at such other places both within and without the State of Delaware as the board of directors of the Company (the “Board”) may from time to time determine or the business of the Company may require.

ARTICLE II

STOCKHOLDERS

2.1              Place of Meetings. All meetings of the stockholders of the Company shall be held at such time and place, either within or without the State of Delaware, as shall be designated by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

2.2              Annual Meeting. An annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of any other business brought before the stockholders at the direction of the Board.

2.3              Special Meetings. Special meetings of the stockholders may be called at any time by the President, the Board or the holders of a majority of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and the Company’s Series B preferred stock, par value $0.01 per share, voting together as a single class, entitled to vote at the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes set forth in the notice of such meeting.

Ex C-1

2.4              Notices of Meetings. Notices of any annual meeting or special meeting of stockholders stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Notices for any special meetings must state the purposes thereof. Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Company. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the Delaware General Corporation Law. An affidavit of the secretary or an assistant secretary or of the transfer agent of the Company that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.5              Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock and Series B Preferred Stock, considered together as a single class, entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.6              Organization of the Meetings. The President shall act as chairman of meetings of stockholders. The Board may designate any other officer or director of the Company to act as chairman of the any meeting in the absence of the President. The Secretary of the Company shall act as secretary of all meetings of stockholders, but, in the absence of the Secretary, the presiding officer may appoint any person to act as secretary of the meeting.

2.7              Voting Rights. Unless otherwise required by law, the Company’s certificate of incorporation (the “Certificate of Incorporation”) or these bylaws (the “Bylaws”), any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Except as otherwise provided herein, in the Certificate of Incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share of Common Stock or Series B Preferred Stock in the name of such stockholder on the books of the Company that is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

Ex C-2

2.8              Action of Stockholders Without Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock and Series B Preferred Stock, considered together as a single class (unless otherwise required by the Certificate of Incorporation), having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.9             Stock Ledger. The stock ledger of the Company shall be the only evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or those stockholders entitled to examine the list required by Section 2.10.

2.10          Voting Lists. The officer who has charge of the stock ledger of the Company shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Company who is present.

2.11          Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

Ex C-3

2.12              Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Company or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board or by the holders of the Common Stock and Series B Preferred Stock, voting together as a single class, and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Company and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.13              Inspector. All votes by ballot at any meeting of stockholders shall be conducted by an inspector pursuant to Section 231 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”) appointed for the purpose either by the directors or by the chairman of the meeting. The inspector shall decide upon the qualifications of voters, count the votes and declare the result.

ARTICLE III

DIRECTORS

3.1              Power, Number and Term. The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise required by law or in the Certificate of Incorporation. The authorized number of directors of the Company shall be determined from time to time by resolution of a majority of the Board of Directors, or by the stockholders at the annual meeting of stockholders subject to the requirements set forth in Paragraph 7 of the Certificate of Incorporation.

3.2              Election; Term of Office; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders or action by written consent in lieu of such annual meeting or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a person elected by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholder or action by written consent in lieu of such annual meeting. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided. Whenever the Company has no directors, new directors may be appointed by an affirmative vote of the holders of a majority of the shares of Common Stock and Series B Preferred Stock, voting together as a single class.

3.3              Nominations. Nominations of persons for election to the Board at a meeting of stockholders may be made at such meeting by or at the direction of the Board, by any committee or by persons appointed by the Board.

Ex C-4

3.4              Meetings.

3.4.1        Place. Meetings of the Board shall be held at such time and place, either within or without the State of Delaware, as may be designated by the Board or in the notice of the meeting.

3.4.2        Regular Meetings. Regular meetings of the Board shall be held at such times as the Board may designate. Notice of regular meetings need not be given.

3.4.3        Special Meetings. Special meetings of the Board may be called by direction of the President or any director on three (3) days’ notice to each director, either personally or by mail, email, telegram or facsimile transmission.

3.4.4        Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board or any committee thereof, the majority of all the directors in office or such committee shall constitute a quorum for the transaction of business at any meeting. If a quorum shall not be present at any meeting of the Board or any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.4.5        Organization. Meetings of the Board shall be presided over by such person as the Board may designate or the members present may select.

3.4.6        Voting. Except as otherwise required by applicable law, the Certificate of Incorporation or by these Bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the Board.

3.5              Actions of the Board without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filled with the minutes of proceedings of the Board or committee.

3.6              Removal of Directors by Stockholders. The entire Board or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class, then entitled to vote at an election of directors. In case the Board or any one or more directors be so removed, new directors may be elected by such stockholders at the same time for the unexpired portion of the full term of the director or directors so removed.

Ex C-5

3.7              Resignations. Any director may resign at any time by submitting his written resignation to the Board or Secretary of the Company. Such resignation shall take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.8              Committees. The Board may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided by law, the Certificate of Incorporation or by these Bylaws, any such committee shall have and may exercise the powers of the full Board to the extent provided in the resolution of the Board directing the committee.

3.9              Compensation. Directors may be paid their reasonable expenses, if any, for attendance of any meeting of the Board. Directors shall receive no other compensation.

3.10          Meetings by Means of Conference Telephone. Members of the Board or any committee designed by the Board may participate in a meeting of the Board or of a committee of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1              Election. At its first meeting after each annual meeting of the stockholders, the Board shall elect a President, a Treasurer and a Secretary and such other officers as it deems advisable.

4.2              Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the Board. Except as otherwise provided by Board resolution, (i) the President shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and (ii) the other officers shall have the duties customarily related to their respective offices.

4.3              Vacancies. The Board shall have the power to fill any vacancies in any office occurring from whatever reason.

Ex C-6

4.4              Resignations. Any officer may resign at any time by submitting his or her written resignation to the Company. Such resignation shall take effect at the time of its receipt by the Company, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.5              Removal. Any officer of the Company may be removed at any time, with or without cause, by the Board.

ARTICLE V

CAPITAL STOCK

5.1              Form of Certificates. Every holder of Common Stock and Series B Preferred Stock in the Company shall be entitled to have a certificate signed, in the name of the Company (i) by the President and (ii) the Secretary of the Company, certifying the number of shares owned by him in the Company.

5.2              Signatures. Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Company and, if applicable, countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

5.3              Fixing Record Date. In order that the Company may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board, nor more than sixty (60) days prior to any other action. If no record date is fixed the record date for determining stockholders (i) entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (ii) entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the first date on which a signed written consent is delivered to the Company or (iii) for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Ex C-7

ARTICLE VI

INDEMNIFICATION

6.1              General Indemnification.

6.1.1        The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

6.1.2        The Company shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Ex C-8

6.2              Indemnification Against Expenses. To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

6.3              Determination of Indemnification. Any indemnification under Section 6.1 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made (i) by the Board by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if no disinterested directors exist or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iv) by the stockholders.

6.4              Payment of Expenses in Advance. Expenses (including attorneys’ fees) incurred by any officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 6.4. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

6.5              Non-Exclusivity of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Ex C-9

6.6              Insurance. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article VI.

6.7              Certain References.

6.7.1        For purposes of this Article VI, references to “the Company” shall include, in addition to the resulting Company, any constituent Company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent Company, or is or was serving at the request of such constituent Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving Company as he or she would have with respect to such constituent Company of its separate existence had continued.

6.7.2        For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VI.

6.8              Benefit of Heirs, Executors or Administrators. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Ex C-10

6.9              No Personal Liability to the Company. No director or officer of the Company shall be personally liable to the Company or to any stockholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ARTICLE VII

AMENDMENTS

The Bylaws of the Company may be adopted, amended or repealed by the holders of a majority of the Common Stock and Series B Preferred Stock, voting together as a single class, entitled to vote; provided, however, that the Company may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

ARTICLE VIII

Miscellaneous

8.1              Reliance on Books and Records. Each director, each member of any committee designated by the Board and each officer of the Company, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Company, including reports made to the Company by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2              Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Ex C-11

8.3              Checks. All checks or demands for money and notes of the Company shall be signed by such officer or officers or such other persons as the Board may from time to time designate.

8.4              Fiscal Year. The fiscal year shall be determined by the Board.

8.5              Seal. The corporate seal shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.6              Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL and as amended from time to time hereafter.

8.7              Maintenance And Inspection Of Records. The Company shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Company’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Company at its registered office in Delaware or at its principal place of business.

8.8              Inspection By Directors. Any director shall have the right to examine the Company’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Delaware Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Company to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

8.9              Facsimile Signature. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Company may be used whenever and as authorized by the Board of Directors or a committee thereof.

Adopted: [●], 2013

Ex C-12

EXHIBIT D

LETTER OF TRANSMITTAL

for

Shares of VTBH Common Stock and VTBH Series A Preferred Stock

of

VTB HOLDINGS, INC.

(See Instructions Enclosed Herein)

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) listed below. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes on the following page) a check or wire transfer, as applicable, representing a cash payment for shares tendered pursuant to this Letter of Transmittal.

Mail or deliver this Letter of Transmittal together with the certificate(s) representing your shares to:

If delivering by mail:	If delivering by hand or courier:

Parametric Sound Corporation	Parametric Sound Corporation
ATTN: James A. Barnes	ATTN: James A. Barnes
13771 Danielson Street, Suite L	13771 Danielson Street, Suite L
Poway, CA 92064	Poway, CA 92064

For assistance call [●] or e-mail [●].

Name(s), Address(es) & Telephone Number(s) of Registered former holder(s) (as they appear on the Certificate(s) and in the Stock Records)	Type of Company Stock Surrendered	Certificate Number(s)	Number of Shares Represented by Certificate(s)

Total Shares:

Please fill in certificate(s) surrendered (attach separate schedule if necessary)

Check here if any of the undersigned's certificate(s) have been lost, stolen or destroyed.

Reference is made to that certain Agreement and Plan of Merger dated as of August 5, 2013 (the “Merger Agreement”), by and among VTB Holdings, Inc. (the “Company”), Parametric Sound Corporation (“Parent”) and Paris Acquisition Corp. (“Merger Sub”), a copy of which is attached as Annex B to the stockholder notice accompanying this Letter of Transmittal (the “Stockholder Notice”). VTBH Common Stock and VTBH Series A Preferred Stock are collectively referred to herein as the “Company Stock.” Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

Ex D-1

Pursuant to the Merger Agreement, the Company Stock will be cancelled and converted into the right to receive the applicable consideration set forth in the Merger Agreement, consisting of shares of Parent’s common stock to be issued pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the Securities Act”), upon surrender of the certificates formerly representing the Company Stock.

The undersigned hereby surrenders to the Company the certificate(s) described above that formerly represented Company Stock. The surrender of any certificate(s) formerly representing the Company Stock shall be effected, and risk of loss and title to the certificate(s) shall pass, only at or following the Effective Time and upon proper delivery of the certificate(s) or other instruments evidencing such Company Stock pursuant to this Letter of Transmittal.

Signature of registered former holder(s): The undersigned represents and warrants that information supplied by the undersigned set forth herein is true and correct as of the date hereof and as of the Closing Date.

Signature(s):

Name(s):
(Please Print)

Capacity:		Daytime Telephone Number:
(full title)

Address:
(include zip code)

Dated:	, 2013

Signature(s) of former holder(s) Guaranteed by:

(if applicable, see Instruction No. 2 on the enclosed instructions)

Ex D-2

ALL U.S. HOLDERS OF COMPANY STOCK MUST COMPLETE THE ENCLOSED IRS FORM W-9

(See Instruction No. 5)

IF YOU ARE A HOLDER OF COMPANY STOCK THAT IS A UNITED STATES PERSON, FAILURE TO COMPLETE AND RETURN THE ENCLOSED IRS FORM W-9 MAY RESULT IN U.S. FEDERAL BACKUP WITHHOLDING ON PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED IRS FORM W-9 AND INSTRUCTIONS THERETO FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE IRS FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (i) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (ii) I intend to mail or deliver an application in the near future and I understand that (A) 28% of all reportable payments made to me will be withheld until I provide a taxpayer identification number and (B) I must provide my taxpayer identification number within 60 days of the date I sign this form.

SIGNATURE: DATE:

IF YOU ARE A HOLDER OF COMPANY STOCK THAT IS NOT A UNITED STATES PERSON, YOU MAY BE SUBJECT TO DIFFERENT REQUIREMENTS (SEE INSTRUCTION NO. 5).

REPRESENTATIONS AND WARRANTIES

(Forming a part of the terms and conditions of the Merger and this Letter of Transmittal)

The undersigned hereby represents and warrants to each of Parent and Merger Sub that:

(a) the undersigned has the full legal right, power and authority (and, in the case of an individual, full legal capacity) to execute and deliver this Letter of Transmittal, to surrender the Company Stock surrendered hereby, to deliver the certificate(s) identified above formerly representing the Company Stock, and to waive any benefits and rights that may inure to the undersigned as the former holder of the Company Stock surrendered hereby and that this Letter of Transmittal has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms;

(b) except for (i) that certain Stockholders Agreement, dated as of January 7, 2011, by and among the Company and the stockholders named therein and (ii) the Company’s organizational documents and the respective restrictions set forth therein, the undersigned has good and marketable title to and owns beneficially and of record, free and clear of any lien, claim, encumbrance or other restriction on transfer, the above-listed Company Stock, and there are no stockholder agreements, voting trusts or proxies with respect to the Company Stock surrendered hereunder to which the undersigned is a party;

(c) the undersigned owns no shares of Company Stock other than the above-listed Company Stock;

(d) the delivery of Company Stock in accordance with the terms and conditions of this Letter of Transmittal and the Merger Agreement does not (i) if the undersigned is a corporation, limited liability company, partnership, limited partnership or trust, violate or conflict with or result in a breach of any provision of the certificate or articles of incorporation, or operating agreement, partnership agreement, or similar organizational documents of the undersigned, (ii) violate or contravene any law, statute, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect applicable to the undersigned or (iii) require any action, consent, approval or authorization of, or review by, or declaration, registration or filing with, or notice to, any Governmental Entity;

(e) the undersigned is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The undersigned has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of its investment in Parent as contemplated by the Merger Agreement and this Letter of Transmittal, and is able to bear the economic risk of such investment for an indefinite period of time. The undersigned has been furnished access to such information and documents as he, she, or it has requested concerning the terms and conditions of the Merger Agreement and the acquisition of the shares of Parent common stock (the “Shares”) contemplated thereby;

Ex D-3

(f) the undersigned is acquiring the Shares to be acquired by it pursuant to the Merger Agreement for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. The undersigned understands that the Shares have not been registered under the Securities Act or other applicable Laws by reason of a specific exemption from the registration provisions of the Securities Act and other applicable laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the undersigned’s representations expressed herein; and

(g) the undersigned acknowledges that he, she or it has been advised by his, her or its own legal counsel, or has had the opportunity to engage his, her or its own legal counsel, with respect to this Letter of Transmittal and understands and agrees that he, she or it is under no disability or impairment that affects his, her or its decision to sign this Letter of Transmittal and knowingly and voluntarily intends to be legally bound by this Letter of Transmittal and the Merger Agreement.

ACKNOWLEDGMENTS AND WAIVER

In addition, the undersigned hereby acknowledges and agrees that all representations, warranties and agreements of the undersigned will be for the benefit of, and enforceable by, from and after the Effective Time, the Surviving Corporation. The undersigned’s surrender of the Company Stock hereby is irrevocable but will not be effective until the Effective Time.

By delivery of this Letter of Transmittal, the undersigned acknowledges that he, she or it hereby irrevocably waives any dissenters’ rights, appraisal rights or similar rights that the undersigned may have arising out of the consummation of the Merger and the transactions contemplated by the Merger Agreement, whether arising pursuant to applicable law, contract or otherwise, and the undersigned hereby withdraws all written objections to the Merger Agreement and/or demands for appraisal, if any, with respect to the shares of Company Stock owned by the undersigned, including, but not limited to, any appraisal rights available under Section 262 of the Delaware General Corporation Law (the “DGCL”), a copy of which is attached to the Stockholder Notice as Annex E.

The undersigned hereby acknowledges receipt of this Letter of Transmittal, as well as a copy of (i) a Notice of Action Taken by Written Consent of the Stockholders of the Company and Notice of Appraisal Rights, (ii) the Merger Agreement, (iii) a Summary of Appraisal Rights, (iv) a Summary of Certain Material U.S. Federal Income Tax Consequences of the Merger, and (v) Section 262 of the DGCL, which are attached as Annexes A, B, C, D and E, respectively, to the Stockholder Notice. In addition, the undersigned represents that he, she or it has read the Merger Agreement and acknowledges that he, she or it is bound by the terms of the Merger Agreement and hereby agrees to be bound by and, if requested by the Company, agrees to vote in favor of or consent to, any amendment, extension or waiver to the Merger Agreement executed in accordance with the terms thereof.

The undersigned understands that surrender is not made in acceptable form until the receipt by the Company of this Letter of Transmittal, duly completed and manually signed, together with all accompanying evidences of authority, in form reasonably satisfactory to the Parent and the Company. All questions as to validity, form and eligibility of any surrender of shares of Company Stock will be determined by the Parent and the Company in their discretion, and such determination shall be final and binding. The undersigned understands that: (i) unless and until the undersigned surrenders the certificate(s) formerly representing the Company Stock owned by the undersigned in accordance with this Letter of Transmittal and the Merger Agreement, no payments pursuant to the Merger Agreement shall be paid to the undersigned; (ii) payment pursuant to the Merger Agreement is conditioned upon the closing of the Merger; and (iii) no interest will accrue on any amounts payable pursuant to the Merger Agreement.

Ex D-4

The undersigned hereby affirms that it has consulted, or had the opportunity to consult, with its legal counsel or other advisors with respect to, and fully understands the meaning and intent of this Letter of Transmittal, including, but not limited to, the final and binding effect of this Letter of Transmittal. The language of all parts of this Letter of Transmittal shall in all cases be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against any particular party.

Signature(s) of former holder(s):

Name(s):
(Please Print)

Capacity:		Daytime Telephone Number:
(full title)

Address:
(include zip code)

Dated:	, 2013

Ex D-5

INSTRUCTIONS

(Forming a part of the terms and conditions of the transaction)

1.            DO NOT ENDORSE your certificate(s) or accompany it with any stock power other than this Letter of Transmittal if your Company Stock certificate(s) is/are registered in the name(s) of the person(s) executing the Letter of Transmittal and no special issuance instructions are provided.

2.            If your Company Stock are not registered in the name of the person(s) executing this Letter of Transmittal, or if payment is to be made to any persons other than the registered stockholder, the Company Stock must be accompanied by a stock power or other appropriate instruments of transfer and payment for, or evidence of payment of, any applicable transfer taxes, with the signature(s) thereon or on this Letter of Transmittal guaranteed by a financial institution that is a member of the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) or the New York Stock Exchange, Inc. Medallion Signature Program (MSP). The signature(s) on the Letter of Transmittal must conform exactly with the name(s) on the instrument of transfer.

3.            The signature(s) required on the Letter of Transmittal must be the signature(s) of the stockholders exactly as the name(s) appears on the certificate(s), or, if the certificate(s) has been assigned, the signature(s) must be the signature(s) of the assignee(s), exactly as such assignee’s name appears on the instrument of assignment. If any signature is made by a corporation or a person acting as executor, administrator, guardian, trustee or attorney-in-fact or in any other fiduciary or representative capacity, appropriate evidence of the authority of such person to assign, sell or transfer must be forwarded with the surrendered certificate(s).

4.            If your certificate(s) is/are lost, stolen or destroyed, please check the box under your name on the Letter of Transmittal. The Company will place a stop on the certificate(s) and will send you the appropriate documents (including an affidavit of loss and indemnity) to be completed in order to effectively surrender lost, stolen or destroyed certificates in exchange for the consideration.

5.            Under current U.S. federal income tax law, in order to avoid U.S. federal backup withholding, each holder of Company Stock that is a “United States person” (as defined under the Internal Revenue Code of 1986, as amended (the “Code”)) receiving a payment pursuant to the Merger Agreement is required, unless an exemption applies, to provide Parent with such holder’s correct taxpayer identification number (“TIN”) (generally, a social security number or employer identification number) on the enclosed IRS Form W-9, and must certify, under penalties of perjury, that such TIN is correct, that such holder is not subject to U.S. federal backup withholding and that such holder is a United States person. If Parent is not provided with the correct TIN, such holder may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”). In addition, if (a) such holder does not furnish Parent with a TIN in the required manner, (b) the IRS notifies Parent that the TIN provided is incorrect, or (c) such holder is required but fails to certify that it is not subject to U.S. federal backup withholding, U.S. federal backup withholding will apply. If U.S. federal backup withholding applies, Parent or another payer will be required to withhold a percentage (28%) of any reportable payment made to such holder pursuant to the Merger as well any future reportable payment that may be made to such holder. U.S. federal backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to U.S. federal backup withholding will be reduced by the amount of tax withheld, provided that the required information is given to the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

If the holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such holder should write “Applied For” in the space provided for the TIN in Part I of the IRS Form W-9 and sign and date the IRS Form W-9. If “Applied For” is written in Part I, Parent will be required to withhold at a rate of 28% (as described in the preceding paragraph) on all payments to such holder until such holder furnishes its TIN to Parent.

Certain holders (including, among others, corporations) are not subject to U.S. federal backup withholding but may be required to provide evidence of an exemption. A holder that is so exempt should indicate their exempt status on IRS Form W-9 by furnishing their TIN, checking the “Exempt From Backup Witholding” box on the form, and signing and dating the form.

Ex D-6

A holder that is not a United States person may qualify as an exempt recipient by submitting to Parent a properly completed IRS Form W-8BEN, signed under penalty of perjury, certifying that such holder is not a United States person and is the beneficial owner of any payment received. Only the beneficial owner of a reportable payment subject to U.S. federal backup withholding should use IRS Form W-8BEN. In general, a person is not a beneficial owner of income if the person is receiving the income as nominee, agent, or custodian, or to the extent the person is a conduit whose participation in the transaction is disregarded. Certain foreign persons, such as a withholding foreign partnership, withholding foreign trust, or an intermediary, should also not use IRS Form W-8BEN, but should use an alternate IRS Form W-8. Holders that are not United States persons are urged to consult their tax advisor for more information.

NOTE: FAILURE TO COMPLETE AND RETURN THE ENCLOSED IRS FORM W-9 OR THE APPROPRIATE IRS FORM W-8, IF APPLICABLE, MAY RESULT IN A PENALTY OF $50 AND U.S. FEDERAL BACKUP WITHHOLDING ON ANY REPORTABLE PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE CONTACT YOUR OWN TAX ADVISOR AND REVIEW THE ENCLOSED IRS FORM W-9 AND INSTRUCTIONS THERETO OR THE INSTRUCTIONS TO THE APPLICABLE IRS FORM W-8 FOR ADDITIONAL DETAILS.

IRS Circular 230 disclosure: To ensure compliance with IRS Circular 230, holders are hereby notified that: (A) any discussion of U.S. federal income tax issues in this Letter of Transmittal is not intended or written to be relied upon, and cannot be relied upon by holders for the purpose of avoiding penalties that may be imposed on holders under the Code; (B) such discussion is included herein by the Company in connection with the promotion or marketing (within the meaning of IRS Circular 230) by the Company of the transactions or matters addressed herein; and (C) holders should seek advice based on their particular circumstances from an independent tax advisor.

All inquiries should be made directly to:

VTB Holdings, Inc.

100 Summit Lake Drive, Suite 100

Valhalla, NY 10594

Attention: [●]

Ex D-7

Form **W-9** (Rev. December 2011) Department of the Treasury Internal Revenue Service

# Request for Taxpayer Identification Number and Certification

**Give Form to the requester. Do not send to the IRS.**

Print or type See Specific Instructions on page 2.

Name (as shown on your income tax return)

Business name/disregarded entity name, if different from above

Check appropriate box for federal tax classification:
☐ Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶

☐ Exempt payee

☐ Other (see instructions) ▶

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

**Part I** **Taxpayer Identification Number (TIN)**

Enter your TIN in the appropriate box. The TIN provided must match the name given on the "Name" line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

**Social security number**

   –   –

**Note.** If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

**Employer identification number**

  –

**Part II** **Certification**

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (defined below).

**Certification instructions.** You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 4.

**Sign Here** **Signature of U.S. person** ▶ **Date** ▶

## General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

## Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income.

**Note.** If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

**Definition of a U.S. person.** For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien,
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,
- An estate (other than a foreign estate), or
- A domestic trust (as defined in Regulations section 301.7701-7).

**Special rules for partnerships.** Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners' share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

Cat. No. 10231X Form **W-9** (Rev. 12-2011)

Ex D-8

Form W-9 (Rev. 12-2011) Page **2**

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

• The U.S. owner of a disregarded entity and not the entity,

• The U.S. grantor or other owner of a grantor trust and not the trust, and

• The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

**Foreign person.** If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

**Nonresident alien who becomes a resident alien.** Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

***Example.*** Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

**What is backup withholding?** Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

**Payments you receive will be subject to backup withholding if:**

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see *Special rules for partnerships* on page 1.

## Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

## Penalties

**Failure to furnish TIN.** If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

**Civil penalty for false information with respect to withholding.** If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

**Criminal penalty for falsifying information.** Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

**Misuse of TINs.** If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

# Specific Instructions

## Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

**Sole proprietor.** Enter your individual name as shown on your income tax return on the "Name" line. You may enter your business, trade, or "doing business as (DBA)" name on the "Business name/disregarded entity name" line.

**Partnership, C Corporation, or S Corporation.** Enter the entity's name on the "Name" line and any business, trade, or "doing business as (DBA) name" on the "Business name/disregarded entity name" line.

**Disregarded entity.** Enter the owner's name on the "Name" line. The name of the entity entered on the "Name" line should never be a disregarded entity. The name on the "Name" line must be the name shown on the income tax return on which the income will be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a domestic owner, the domestic owner's name is required to be provided on the "Name" line. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on the "Business name/disregarded entity name" line. If the owner of the disregarded entity is a foreign person, you must complete an appropriate Form W-8.

**Note.** Check the appropriate box for the federal tax classification of the person whose name is entered on the "Name" line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

**Limited Liability Company (LLC).** If the person identified on the "Name" line is an LLC, check the "Limited liability company" box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter "P" for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter "C" for C corporation or "S" for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the "Name" line) is another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the "Name" line.

Ex D-9

Form W-9 (Rev. 12-2011) Page **3**

Other entities. Enter your business name as shown on required federal tax documents on the “Name” line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the “Business name/ disregarded entity name” line.

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the “Exempt payee” box in the line following the “Business name/ disregarded entity name,” sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2. The United States or any of its agencies or instrumentalities,

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9. A futures commission merchant registered with the Commodity Futures Trading Commission,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

14. A middleman known in the investment community as a nominee or custodian, or

15. A trust exempt from tax under section 664 or described in section 4947.

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 5 and 7 through 13. Also, C corporations.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000 [1]	Generally, exempt payees 1 through 7 [2]

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited Liability Company (LLC)* on page 2), enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.*

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, below, and items 4 and 5 on page 4 indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on the “Name” line must sign. Exempt payees, see *Exempt Payee* on page 3.

Signature requirements. Complete the certification as indicated in items 1 through 3, below, and items 4 and 5 on page 4.

1. **Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983.** You must give your correct TIN, but you do not have to sign the certification.

2. **Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983.** You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. **Real estate transactions.** You must sign the certification. You may cross out item 2 of the certification.

Ex D-10

Form W-9 (Rev. 12-2011) Page 4

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner [3]
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*
For this type of account:	**Give name and EIN of:**
7. Disregarded entity not owned by an individual	The owner
8. A valid trust, estate, or pension trust	Legal entity [4]
9. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11. Partnership or multi-member LLC	The partnership
12. A broker or registered nominee	The broker or nominee
13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or "DBA" name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships* on page 1.

***Note.** Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.ftc.gov/idtheft* or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Ex D-11

EXHIBIT E

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of ____ _, 2013 (“Effective Date”) between PSC Licensing Corp., a California corporation having a principal business address at 13771 Danielson Street, Suite L, Poway, California 92064, (“Licensor”) and VTB Holdings, Inc., a Delaware corporation, having a principal business address 100 Summit Lake Drive, Suite 100, Valhalla, NY 10594 (“Licensee”) (each a “Party” and collectively the “Parties”).

RECITALS

A.            WHEREAS, Licensor has certain intellectual property rights related to hypersonic sound technology;

B.            WHEREAS, Licensee wishes to obtain from Licensor the right to use Licensor’s intellectual property under the terms and conditions set forth herein; and

C.           WHEREAS, Licensor is willing to grant to Licensee the limited right to use its intellectual property, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

ARTICLE 1

DEFINITIONS

1.1            Affiliate. “Affiliate” shall mean: (a) any corporation or other entity that a party owns, directly or indirectly, at least 50% of the voting shares; and/or (b) any corporation or other entity where a party owns, directly or indirectly, at least 50% of the equity.

1.2            Console Audio Products Field. The term “Console Audio Products Field” means gaming headsets and peripheral audio speakers that are (a) marketed specifically to be used in connection or combination with an entertainment console (including desktop consoles and mobile consoles) one of whose principal features is digital gaming and (b) which are designed to be connected directly to such entertainment consoles (including via audio cable, wireless or other future technology) or which are incorporated into such entertainment consoles. For the avoidance of doubt, such entertainment consoles include: (i) Microsoft’s Xbox 360 or Xbox One consoles, (ii) Sony’s Playstation 2, Playstation 3 or Playstation 4 consoles; (iii) Nintendo’s Wii or Wii-U consoles; (iv) mobile consoles such as Sony PSP, Nintendo DS, Ouya or NVidia Shield; and (v) any predecessor or successor console to any of the foregoing. For the avoidance of doubt, (A) the term “mobile console” includes consoles referred to “handheld” consoles or “mobile” consoles and (B) the Console Audio Products Field shall specifically not include any products in the Computer Audio Products Field.

1.3            Control or Controlled. The terms “Control” or “Controlled” means, with respect to the Intellectual Property Rights of a third party, the possession by a Party of the ability to grant a license or sublicense of such Intellectual Property Rights or technology as provided for herein without violating the terms of any arrangement or agreements between such Party and any third party.

1.4            Computer Audio Products Field. The term “Computer Audio Products Field” means any headsets and peripheral audio speakers that are (a) marketed specifically to be used in connection or combination with personal computers (including PC computers, Apple Mac computers, and any future technologies) including desktop computers, laptop computers and mobile personal computing devices such as tablets, smartphones and other portable computing devices or future technologies similar to the foregoing and (b) are designed to be connected directly to such devices (including via audio cable, wireless or other future technology).

Ex E-1

1.5            Intellectual Property Rights. The term “Intellectual Property Rights” means intellectual and industrial property rights, arising in any jurisdiction, whether registered or unregistered, including such rights in and to trademarks, service marks, trade names, trade dress, logos, copyrights, rights of authorship, mask work rights, moral rights, patents, rights of inventorship, software database rights, trade secret rights, rights of publicity, privacy and/or defamation, rights under unfair competition and unfair trade practices laws, and all applications, reissues, extensions, registrations and renewals in connection with any of the foregoing, and all .

1.6            Licensed Technology and Materials. The term “Licensed Technology and Materials” means any and all Intellectual Property Rights other than the Licensed Patents, that are owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term that (a) are related to any patent or patent application included in the Licensed Patents, (b) relate to the audio field and/or (c) are necessary or useful for Licensee to practice the licenses granted to Licensee hereunder, including methods, processes, techniques, ideas, know-how, technical information, , designs, know-how, trade secrets, works of authorship, trade names, trademarks and copyright, and all tangible embodiments of the Licensed Technology owned or Controlled by Licensor as of the Effective Date or during the Term, including data, results, algorithms, designs, specifications, engineering drawings, process information, software code (source code (“Source Code”) and object code), manuals and other operator or user documentation, manufacturing and assembly specifications and any other materials identified on Schedule B hereto. For the avoidance of doubt, Licensed Technology and Materials includes any fix, patch, update, upgrade, enhancement, improvement or modification to any of the foregoing which is owned or Controlled by Licensor during the Term.

1.7            Licensed Patents. The term “Licensed Patents” means all patents and patent applications owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term that (a) relate to the audio field and/or (b) are necessary or useful for Licensee to practice the licenses granted to Licensee hereunder, including those described on Schedule A attached hereto, and any reissues, reexaminations, divisional, extensions, continuations, continuations in part, renewals or foreign counterparts of the foregoing.

1.8            Licensee Improvement. The term “Licensee Improvement” means any invention or discovery (a) developed by or for Licensee (or any sublicensee) and (b) owned or Controlled by Licensee during the Term, which constitutes a modification, enhancement or improvement to the subject matter of the Licensed Patents or Licensed Technology and Materials, including test results, data, derivative works, improvements, designs, specifications, and prototypes For the avoidance of doubt, Licensee Improvements excludes any such modification, enhancement, or improvement developed by Licensor, which for the further avoidance of doubt is comprised within the definition of either “Licensed Patents” or “Licensed Technology and Materials” and is licensed to Licensee hereunder.

1.9            Products. The term “Products” means (a) any product the manufacture, use, sale of which would, absent the license granted to Licensee hereunder, infringe any Valid Claim, (b) any product developed in whole or in part through the use of a process which is covered by a Valid Claim included in the Licensed Patents, or (c) any product that incorporates or utilizes the Licensed Technology and Materials.

Ex E-2

1.10        Territory. The term “Territory” shall mean worldwide.

1.11        Valid Claim. The term “Valid Claim” shall mean any claim of (a) any issued and unexpired Licensed Patent in the Territory that has not been (i) revoked or held unenforceable, unpatentable or invalid by a court or other governmental body of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal, or (ii) finally abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) any patent application in the Territory that has not been (i) finally cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency or government authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal.

ARTICLE 2
LICENSE

2.1          License.

2.1.1        Licensor hereby grants to Licensee and its Affiliates during the Term a limited, personal, indivisible, non-transferable (except as permitted under Section 11.9), sublicensable (solely in accordance with Section 2.2 and 2.4), exclusive (even as to Licensor), royalty-bearing license under Licensor’s Intellectual Property Rights in the Licensed Patents, Licensed Technology and Materials to use, develop, make, have made, sell, offer for sale, import, export, service, market and repair Products in the Console Audio Products Field in the Territory. The forgoing license shall include the right for Licensee to make Licensee Improvements to the Licensed Patents and Licensed Technology and Materials, subject to the restrictions, terms and conditions set forth in Section 2.3. Licensed Marks may only be used in accordance with Section 4.3. For the avoidance of doubt, an Affiliate shall be a licensee hereunder only during the period that such entity meets the definition of Affiliate.

2.1.2        Licensor hereby grants to Licensee and its Affiliates during the Term a limited, personal, indivisible, non-transferable (except as permitted under Section 11.9), non-sublicenseable (except for a sublicense of Object Code as provided in Section 2.4), non-exclusive, royalty-bearing license under Licensor’s Intellectual Property Rights in the Licensed Patents and Licensed Technology and Materials to use, develop, make, have made, sell, offer for sale, import, export, service, market and repair Products in the Computer Audio Products Field in the Territory. The forgoing license shall include the right for Licensee to make Improvements to the Licensed Patents and Licensed Technology and Materials, subject to the restrictions, terms and conditions set forth in Section 2.3. Licensed Marks may only be used in accordance with Section 4.3. For the avoidance of doubt, an Affiliate shall be a licensee hereunder only during the period that such entity meets the definition of Affiliate.

2.2          Right to Sublicense. Licensee shall have the right to grant sublicenses to any third party to all or any portion of its rights granted under the exclusive license set forth in Section 2.1.1, provided, however, that (a) Licensor shall be notified of such sublicense, (b) with respect to any proposed sublicense of Source Code, Licensee shall provide prior written notice to Licensor and such sublicense may be granted only upon the prior written consent of Licensor, such consent not to be unreasonably withheld, delayed or conditioned; (c) Licensee shall remain obligated for the payment to Licensor of all of its payment obligations hereunder, including the payment of any royalties described in Section 5.1 hereof, and (d) during the term of any such sublicense, Licensee shall be responsible for and assume all obligations of any sublicensee hereunder.

Ex E-3

2.3          Licensee Improvements. As between Licensor and Licensee, any Licensee Improvement and all Intellectual Property Rights therein shall be owned exclusively by Licensee and Licensor shall have no rights therein or thereto, provided that Licensor shall retain ownership of any Licensed Patents and Licensed Technology and Materials practiced by or incorporated in any Licensee Improvement. For the avoidance of doubt, Licensee’s use of any Licensee Improvement that practices or incorporates any Licensed Patent or Licensed Technology and Materials shall be subject to the licenses granted hereunder and all associated limitations and obligations expressly set forth herein. In the event that Licensee makes any fixes, corrections, patches or other corrective modifications to the Source Code (“Source Code Improvements”), Licensee hereby grants to Licensor a non-exclusive, royalty-free, perpetual, nonsublicenseable and nontransferable license to use such Source Code Improvements together with Licensor’s use of the Source Code. For the avoidance of doubt, during any period that Licensee has an exclusive license pursuant to Section 2.1.1, Licensor shall have no right to use the Source Code Improvements in the Console Audio Products Field.

2.4          Software Sublicenses. Except as expressly permitted under Section 2.2, the Source Code may not be sublicensed to third parties, but must be sublicensed in object code format only. Licensee shall have a limited right to sublicense the software included in the Licensed Technology and Materials in object code format only and solely as incorporated into the Products in the Console Audio Products Field and Computer Audio Products Field, together with copies of any related user documentation, in the Territory during the Term. Any such sublicense shall include an end user license agreement with restrictions on use in a form pre-approved by Licensor, such approval not to be unreasonably withheld, delayed or conditioned. Upon Licensor’s request from time to time, Licensee shall provide Licensor with a copy of its then-current end user license agreement. Licensee shall use commercially reasonable efforts to enforce the terms and conditions of each end user license agreement.

2.5          Source Code Restrictions. Licensee shall restrict access to the Source Code only to its employees or retained contractors who need to have access to the Source Code in order for Licensee to exercise its rights under this Agreement. Licensee shall use commercially reasonable efforts to prevent, prosecute and enjoin any actual or threatened unauthorized access, copying, use or disclosure of the Source Code. Without limiting Section 2.2, Licensee hereby agrees not to incorporate, link, distribute or use any third party software or code in conjunction with any Products in such a way that: (a) creates, purports to create or is reasonably likely to create, obligations to third parties with respect to any Source Code, including the distribution or disclosure of any source code; or (b) grants, purports to grant, or is a reasonably likely to grant to any third party any rights to or immunities under any Intellectual Property Rights to the Source Code.  Without limiting the generality of the foregoing, Licensee shall not incorporate, link, distribute or use, in conjunction with the Products, any code or software licensed under the GNU General Public License (GPL), Lesser General Public License (LGPL), Affero GPL (AGPL), or any other open source license (including any open source license listed on http://www.opensource.org/licenses/alphabetical) (each an “Open Source License”), in any manner that causes, purports to cause, or is reasonably likely to cause any Source Code to become subject to disclosure or distribution to third parties pursuant to the terms and conditions of any Open Source License.

2.6          Delivery. Promptly following the Effective Date Licensor shall deliver to Licensee copies of tangible embodiments of the Licensed Technology and Materials that are reasonably sufficient for Licensee to practice the licenses granted hereunder. For time to time during the Term, promptly following the development or acquisition by Licensor of any improvements, enhancements, updates, upgrades, patches or fixes to the Licensed Technology and Material, Licensor shall deliver additional materials to Licensee for use pursuant to the terms of this Agreement. Promptly following the development by Licensee of any Source Code Improvements, Licensee shall deliver such additional materials to Licensor for use pursuant to the terms of this Agreement.

Ex E-4

2.7            Rights Reserved. Notwithstanding anything to the contrary herein, all rights not specifically granted to Licensee herein shall be reserved and shall remain always with Licensor and, except as specifically set forth herein, nothing shall restrict Licensor from exploitation of the Licensed Patents Licensed Technology and Materials in any manner, industry, territory, or type of product or service. Title to the Licensed Technology and Materials shall always remain with Licensor, and Licensee shall not acquire any interest therein except the limited right to use the same pursuant to this Agreement. Licensee shall have no right to use, disclose, copy, distribute, or modify the Licensed Technology and Materials in any way other than as set forth herein.

2.8            Restrictions. Licensee shall utilize the Licensed Patents and Licensed Technology and Materials only as authorized under this Agreement and will not directly or indirectly use, permit the use or cause the use of such Licensed Patents and Licensed Technology and Materials in any other manner. Licensor shall not license to any third party the rights granted to Licensee under the exclusive license set forth in Section 2.1.1 with respect to Products in the Console Audio Products Field during the Term in the Territory. Licensee agrees that it will not, directly or indirectly via a third party, dispute, challenge, contest or otherwise knowingly impair the rights or interest of Licensor in the Licensed Patents; provided that the foregoing restriction shall not apply in the event that Licensor has asserted any claim under a Licensed Patent against Licensee or any of its Affiliates, and Licensee’s dispute, challenge or contest of the Licensed Patent is in response to such prior assertion by Licensor.

2.9            Patent Prosecution and Maintenance; Infringement. Licensor shall be primarily responsible for the filing, maintenance, continuation and prosecution/protection of all Intellectual Property Rights, including Licensed Patents, copyrights and trademarks, in and to the Licensed Patents and Licensed Technology and Materials. Licensor (a) will provide Licensee with a copy of any proposed application and filings with respect to the Licensed Patents and relevant to the Console Audio Products Field and Computer Audio Products Field for review and comment reasonably in advance of filing and (b) will keep Licensee reasonably informed of the status of such filing, prosecution and maintenance, including (i) by providing Licensee with copies of all communications received from or filed in patent office(s) with respect to such filing, and (ii) by providing Licensee, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that Licensee has a reasonable opportunity to review and comment.

2.10        Infringement Notification and Enforcement. Each Party shall use reasonable efforts to notify the other Party of any infringement or imitation by others of the Licensed Patents or Licensed Technology and Materials if and when such become known to such party or suspected. Licensor shall have the first right to determine whether or not any action shall be taken on account of such infringement. Licensee shall not institute any suit or take any action on account of any such infringements without the prior written consent of Licensor. If Licensor decides not to initiate litigation or otherwise take steps to remedy an infringement of the Licensed Patents or Licensed Technology and Materials within ninety (90) days of its receipt of notice thereof and request by Licensee to take such action, Licensee shall have the right (but not the obligation), at Licensee’s sole expense, to institute any such litigation or otherwise take steps to remedy an infringement. Each Party, upon request of the other Party, agrees to join in any such litigation, at the requesting Party’s expense, and in any event to cooperate with the other Party in such litigation or steps at the other Party’s expense. Licensee will have the right to consult with Licensor about any litigation or remedial steps related to any infringement, and to participate in and be represented by independent counsel in such litigation at Licensee’s own expense. Licensee shall not be permitted to settle any such suit without the prior written consent of Licensor, such consent shall not be unreasonably withheld, delayed or conditioned. The Party controlling any such enforcement action as set forth above shall be solely responsible for the costs of such action and may retain all recoveries or awards from such action, provided that with respect to any enforcement action by Licensor in the Console Audio Products Field, after reimbursement of reasonable litigation costs and fees, any remaining recoveries or awards shall be split 50/50 between the Parties.

Ex E-5

2.11        U.S. Bankruptcy Code. The License granted hereunder is and will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, a license of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Licensee shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or equivalent legislation in any other jurisdiction. Without limiting the generality of the foregoing, Licensor acknowledges that the rights and license granted to Licensee pursuant to this Agreement shall not be affected by Licensor’s rejection of this Agreement in bankruptcy, and shall continue subject to the provisions of this Agreement. Upon the bankruptcy of Licensor, Licensee shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property comprising or relating to the Licensed Technology and Materials, and such, if not already in its possession, shall be promptly delivered to Licensee. In the event that this Agreement or the licenses granted hereunder should ever become subject to future United States bankruptcy proceeding, Licensor hereby agrees to waive the provisions of Section 365(c) of the Bankruptcy Code and applicable non-bankruptcy law to the extent such law could operate to prevent Licensee, as a debtor in United States bankruptcy cases and in its capacity as a licensee of intellectual property, from assuming the licenses granted hereunder based on any restriction on assignment or otherwise. Licensor hereby irrevocably consents to the assumption by Licensee of the licenses granted hereunder notwithstanding the filing of any bankruptcy case in respect of Licensee and the provisions of Section 365(c) of the Bankruptcy Code and applicable non-bankruptcy law, to the extent such law could operate to restrict assumption or assignment of Licensee’s license rights under this Agreement.

2.12        Use. Licensee shall use the Licensed Patents and Licensed Technology and Materials in a professional, first-class manner in order to preserve and enhance the goodwill associated with the Licensed Patents and Licensed Technology and Materials.

2.13        Enforcement. The Parties agree that Licensor may be irreparably harmed and money damages would be inadequate compensation to it in the event Licensee breaches any provision of this Article 2. Accordingly, Licensee agrees that Licensor shall be entitled to injunctive relief without the requirement of notice or a bond to enforce this Section 2 in an action filed in San Diego County, California, or other court of competent jurisdiction (at Licensor’s option), in addition to any other remedies at law or in equity.

ARTICLE 3
PRODUCT DESIGN, DEVELOPMENT AND TESTING

3.1            Licensee shall develop, design, test and create prototypes of proposed Products. Licensee shall be solely responsible for the costs associated therewith and shall commit resources sufficient to accomplish same.

3.2            Licensee shall be solely responsible for testing the Products relative to safety, compliance with applicable laws and suitability for use by consumers in the manner intended should the Products be manufactured and sold to the general public.

3.3            Licensee shall be solely responsible for obtaining and maintaining all licenses, permits, regulatory approval and certifications relative to the Products.

Ex E-6

ARTICLE 4
PRODUCT MANUFACTURING, PACKAGING, SALE AND SERVICING

4.1            Product Manufacturing. Licensee shall at its sole cost and expense make, have made, manufacture, test, package, market, sell and offer for sale to the general public Products in the Territory.

4.1.1        Regulatory Compliance. Licensee covenants that it shall strictly comply with all laws, regulations in the industry. Licensee has sole responsibility for complying with all federal, state and local statutes, ordinances, rules, regulations or laws applicable to the manufacturing, sale and use of the Products. Licensee shall be solely responsible for any regulatory obligations regarding the Products worldwide, including responding to governmental inquiries, if applicable, responding to medical inquiries, if applicable, and any Product complaints.

4.1.2        Defects and Recalls. If: (a) any regulatory authority issues a request, directive, or order that the Product be recalled, or (b) a court of competent jurisdiction orders such a recall, Licensee shall timely and fully comply with all such requests, directives and orders. Without limiting Licensor’s indemnity obligations pursuant to Section 8.2, the costs of any recall shall be borne exclusively by Licensee.

4.2            Product Pricing. Licensee, in its sole discretion, will set the pricing for any and all of the Products.

4.3            Use of Trademarks; Co-Branding. Licensee shall not have the right to use the Licensed Marks except in connection with co-branded Products. The Products and related packaging and promotional materials may be co-branded with Licensor’s trademarks in a manner mutually agreed upon by the parties, such as without limitation “Powered by Parametric Sound,” “Powered by HyperSound,” indication of patent registrations, pending applications or rights or a similar designation provided to Licensee from time to time. If the Parties agree to co-brand using Licensor’s trademarks, Licensee shall use any trade name, trademark, service mark or logo of Licensor (collectively, “Licensor Mark”) only as designated by Licensor, and only in the manner and for the purposes authorized hereunder. Licensee will use commercially reasonable efforts to ensure that the “™” or “®” symbol(s) is included prominently immediately next to all promotional materials or packaging that display, feature or utilize any Licensor Mark, in each case with accordance with applicable law, including any patent marketing requirements. Licensee shall not obscure or obstruct any Licensor Mark contained on any Product and related packaging and promotional materials. Licensor shall have approval rights over the form of any product packaging, advertisements, newsletters, promotional materials, selling aids, websites or other materials used or proposed to be used that will display, feature or utilize any Licensor Mark, which approval rights will not be unreasonably exercised by Licensor. Each use of the Licensed Marks shall be in conformance with any other trademark usage guidelines that Licensor may communicate to Licensee from time to time, and Licensor reserves the right to require Licensee or any sublicensee to discontinue use of any advertising or marketing materials relating to Licensor, the Licensed Marks or the Licensed Patents or Licensed Technology and Materials. All goodwill resulting from any use of the Licensed Marks shall inure solely to Licensor. The Licensed Marks shall remain the exclusive property of Licensor and Licensee agrees (and shall ensure that each sublicensee agrees) not to register the Licensed Marks or take any action that jeopardizes Licensor’s proprietary rights in the Licensed Marks.

4.4            Customer Service. Licensee shall be solely responsible for providing customer service/support and all consumer warranties relative to all Products, and shall fully and timely perform pursuant to same.

Ex E-7

ARTICLE 5

FINANCIAL ARRANGEMENTS

5.1            Royalties. Licensee shall pay Licensor, with respect to the sale of any Product by Licensee or its Affiliate to a third party during the Term and any sell-off period pursuant to Section 10.3.3, an amount equal to six percent (6%) of the Net Sales of such Product (collectively, “Licensee Royalty”). Licensee shall pay Licensor, with respect to sublicenses granted hereunder, an amount equal to thirty percent (30%) of the amount of any compensation (whether received in cash, equity or other non-cash consideration) received by Licensee from its sublicensee(s) (“Sublicense Royalty”) in consideration for the grant by Licensee of a sublicense pursuant to Section 2.4. For the avoidance of doubt, Sublicense Royalties shall be due on milestone or upfront payments made in consideration of the grants of sublicense rights, but no Sublicense Royalties shall be due on any payments received by Licensee as bona fide consideration for the provision of development or support services provided that such payments are a reasonable approximation of the value of such services. As used herein, Licensee Royalty, together with Sublicense Royalty, shall be referred to collectively as “Royalties”.

5.1.1        “Net Sales” shall be defined as follows:

(a)                Where Licensee or its Affiliate sells Products during the Term any sell-off period pursuant to Section 10.3.3 to (i) wholesalers, Licensee’s regular, full, “top-of the-line”, in-territory delivered wholesale price at which Product is sold to unaffiliated wholesalers, and (ii) directly to consumers, via any means, manner or medium, Licensee’s regular, full, “top-of-the-line” in-territory delivered retail price at which Product is sold, provided in each case (i) and (ii), less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by Licensee with respect to the sale of such Product: (i) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, returned goods or damaged goods, which discounts are applied on a basis consistent with the selling Party’s practices, (ii) shipping costs, sales and excise taxes, other consumption taxes, or other governmental charges, (iii) bad debts actually written off which are attributable to sales of such Product, and (iv) freight and insurance charges, customs charges, postage, shipping, handling, and other transportation costs incurred in shipping such Product. For the avoidance of doubt, the sale of a Product between Licensee and any of its Affiliates shall not be a sale for purpose of this definition and shall not be subject to Royalties.

(b)               A Product shall be considered “sold” on the date payment is received for such Product. Licensee or its Affiliates, as applicable, shall invoice each Product sold and shall sell the Products only on a cash or credit basis (with credit being deemed the same as cash for purposes of defining and computing the Net Sales).

5.1.2        The Royalties shall be paid without offset or deduction, free and clear of any taxes, duties, levies, fees or charges of any kind (except that Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service), via wire transfer of immediately available funds in U.S. Dollars on or before thirty (30) days after the end of each calendar quarter. Licensee shall accompany each royalty payment with a reasonably detailed statement reflecting Net Sales of Products and the determination of the amount of the Royalties during the applicable reporting period. Such statements shall specify: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate; the royalties payable in each country’s currency, including accounting deductions taken in the calculation of Net Sales; the applicable exchange rate of convert from each country’s currency to U.S. Dollars; and the royalties payable in U.S. Dollars. Conversion of foreign currency shall be converted to U.S. Dollars at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

Ex E-8

5.1.3        Minimum. To maintain its exclusive license hereunder, during the Term Licensee shall pay to Licensor at least two million U.S. dollars ($2,000,000) in Royalties during the first five (5) years of the Term, and at least one million U.S. dollars ($1,000,000) in Royalties in each year of the Agreement thereafter (the “Minimum Royalty”). In the event Licensee has not paid at least two million U.S. dollars ($2,000,000) in Royalties by the fourth anniversary of the Effective Date and it does not appear in Licensor’s reasonable judgment likely based on a reasonable projection of Licensee’s sales that Licensee will pay the full amount of the Minimum Royalty due to Licensor before the end of the fifth (5th) year of the Term, at Licensor’s option upon thirty (30) days prior written notice to Licensee, Licensee’s license to the Licensed Patents and Licensed Technology and Materials under Section 2.1.1 shall become non-exclusive until the termination or expiration of the Agreement, provided, however, Licensee shall have the option to pay the difference between the Royalties actually paid to Licensor as of such date and the Minimum Royalty within thirty (30) days of such notice from Licensor in order to retain its exclusive license to the Licensed Patents and Licensed Technology and Materials under Section 2.1.1 through the end of the fifth (5th) year of the Agreement. At the end of each successive year of the Agreement, upon written notice to Licensee, Licensor shall have the right to convert the exclusive license under Section 2.1.1 to a non-exclusive license if Licensor has not paid at least one million U.S. dollars ($1,000,000) in Royalties in the prior year of the Agreement, but Licensee shall have the right to retain the exclusive license under Section 2.1.1 by paying any balance of the applicable Minimum Royalty for that year within thirty (30) days of Licensor’s notice. For the avoidance of doubt Licensor’s right to convert the exclusive license under Section 2.1.1 to a non-exclusive license is Licensor’s sole remedy in the event that Licensee has not paid the Minimum Royalty as set forth in this Section 5.1.3. At any time during the Term, upon written notice to Licensor, Licensee can elect to convert the license granted under Section 2.1.1 to a non-exclusive license for the balance of the Term.

5.2            Late Payments. Any amount not timely paid shall bear interest at the rate of 1.5% per month (or such lesser amount as may be the maximum permitted by law) for each month or portion thereof during which it shall remain unpaid.

5.3            Audit of Royalty Payments. No more than once in any calendar year, and upon prior written notice, Licensor shall have the right request an audit of the books and records that form the basis of Licensee’s Net Sales and the calculation of the Royalties by an independent auditor designated by Licensor. Licensee agrees to give such independent auditor full and unfettered access to such books and records during normal business hours at a time mutually agreeable to the Parties. Licensee will have the right to require the independent auditor to sign appropriate non-disclosure agreements with Licensee prior to receiving any information, and the independent auditor may disclose only the final results of such audit to Licensor (i.e., whether the royalties actually paid were the correct amount). Licensor shall pay the entire costs and fees for such audit unless such audit reveals a discrepancy in the amount owed to Licensor greater than three percent (3%), in which case the reasonable costs of the audit shall be paid by Licensee. If it is determined during such audit that the amount of Royalties calculated and paid to Licensor was less than the correct amount of Royalties owed during the reviewed period, Licensee shall pay any outstanding Royalties due within five (5) days of such audit determination. If it is determined during such audit that the amount of Royalties calculated and paid to Licensor was greater than the amount owed, then Licensee may take a credit for the overpayment on the next Royalties payment, and shall reflect the credit in the statement accompanying the Royalties payment.

Ex E-9

ARTICLE 6
CONFIDENTIALITY

6.1            Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of a Party (the “Disclosing Party”), its principals or Affiliates and any and all confidential and/or proprietary knowledge, data or information which the Disclosing Party has obtained or obtains from another party and which the Disclosing Party designates (whether or not in writing) as Confidential Information, or is reasonably understood to be treated a Confidential Information based upon the nature or disclosure of such information or materials, including methods, techniques, processes, know-how, formulas, potential new or supplemental formulas, designs, drawings, specifications, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, business plans, budgets and unpublished financial statements, licenses, prices and costs, vendors, collaborators and customers, trademarks, copyrights, patents, trade secrets, copyrightable material, trademarkable material, patentable material, databases and any other information or material considered proprietary by the Disclosing Party, not generally known by the public, or which derives independent economic value (actual or potential) from not being generally known to the public or persons unaffiliated with the Disclosing Party and which is subject of efforts by the Disclosing Party that are reasonable under the circumstances to maintain its secrecy, and any other information, know-how, techniques, material and data imparted or made available by the Disclosing Party which is known by other Party (the “Receiving Party”) to be considered confidential by the Disclosing Party, or by its nature is inherently or reasonably considered confidential. “Confidential Information” of Licensor includes tangible and intangible information relating to the Licensed Patents or Licensed Technology and Materials.

6.2            Nondisclosure. During the term of this Agreement and thereafter, a Receiving Party, its managers, officers, agents, employees and Affiliates shall hold in confidence and will not directly or indirectly disclose, use, make available, sell, transfer or otherwise use or exploit or permit the use or exploitation of the Confidential Information of the Disclosing Party or its principals or Affiliates disclosed hereunder. The foregoing obligations shall not apply to Confidential Information that the Receiving Party can demonstrate by tangible evidence: (a) is or becomes generally available to the public through no fault of the Receiving Party; (b) can be demonstrated in writing to have been known by the Receiving Party or its Affiliates at the time of its disclosure without the application or use of the Confidential Information; or (c) becomes known from a source other than the Disclosing Party without breach of this Agreement, provided that such other source has the right to disclose such Confidential Information. A Party may disclose the other Party’s Confidential Information pursuant to a final, binding non-appealable order or requirement of a court, administrative agency or other government body only if such Party, if legally permitted, provides the other Party with prompt written notice of such requirement sufficient to give the other Party the opportunity to seek a protective order, injunction or other measure to limit or prevent the disclosure of its Confidential Information. Any such disclosure shall be limited to such portions of the Confidential Information that the Party’s legal counsel advises is required under the applicable law, subpoena or order or process. Further, either Party may make such a disclosure to the extent required by securities laws or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the Disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

Ex E-10

6.3            Limitations on Use and Rights. A Party may directly and indirectly use the Confidential Information of the Disclosing Party only for the purposes set forth in this Agreement and for no other purpose. This Agreement does not grant the Receiving Party any ownership or other proprietary right in the Confidential Information of the Disclosing Party, or other rights, except those provided in this Agreement, and the Receiving Party shall not at any time do or allow any act or thing contesting or in any way impairing or tending to impair, any part of the Disclosing Party’s ownership, right, title and interest in an to the Confidential Information. These rights are not transferable or subject to division or sublicense without Licensor’s prior written consent. In the event of any disclosure required to be made to either party’s legal or financial advisors, the Receiving Party agrees to secure an agreement in writing from the recipient accepting obligations of confidentiality at least as stringent as those set forth herein, or ensuring that such party is legally bound to keep such information confidential.

6.4            Protection of Confidential Information. Each Party shall keep the Confidential Information of the other Party in the strictest of confidence and treat it with the utmost care and highest good faith, disclosing it only to such of its employees as necessary to carry out the transactions contemplated herein. Each Party shall advise each such employee of the confidential or proprietary nature of the Confidential Information and of the existence and importance of this Agreement, and shall use its best efforts to ensure that each of its employees who are given access to Confidential Information will protect its secrecy.

6.5            Return of All Confidential Information. Upon termination or expiration of this Agreement under any of the provisions hereof, each Party shall immediately cease any and all use of the other Party’s Confidential Information or information derived from such Confidential Information, and any tangible records or memorializations of such Confidential Information shall thereupon be returned to the Disclosing Party or, if so requested in writing by the Disclosing Party, be destroyed by the Receiving Party. Each Party agrees to make a thorough search of its business premises and to use commercially reasonable efforts to contact all its agents, employees, or independent contractors, past, present, or future, who had any access to any Confidential Information of the Disclosing Party to assure its return to the Disclosing Party. Should any such agent, employee, or independent contractor of the Receiving Party fail or refuse to return any Confidential Information of the other party, or any tangible records or memorialization thereof, the Receiving Party shall promptly notify the Disclosing Party of the same and shall assist the Disclosing Party in its recovery.

6.6            Injunctive Relief. Each Party understands and acknowledges that the Confidential Information, as well as customer, employee and consultant relationships of the other Party, have been developed or obtained by such Party by the investment of significant time, effort and expense and provide such Party with a significant competitive advantage in its business. If a Party fails to comply with any obligations set forth in this Article 6, the other Party will suffer immediate, irreparable harm that could not be adequately remedied by an action at law. Accordingly, each Party agrees that the other Party shall be entitled to injunctive relief without the requirement of notice or a bond to enforce this Section 6, in addition to any other remedies at law or in equity.

ARTICLE 7

WARRANTIES, REPRESENTATIONS, AND COVENANTS

7.1            Mutual Representations. Each Party represents and warrants to the other Party as follows: (a) it is not a party to any restrictions, agreements or understandings which would prevent or make unlawful such Party’s acceptance of the terms set forth in this Agreement or such Party’s performance hereunder; (b) its acceptance of the terms of this Agreement and the performance of its obligations hereunder does not and will not (with or without the passage of time) conflict with or constitute a breach or default of any contract, agreement or understanding, oral or written, to which such Party is a party or by which such Party is bound; (c) it has the right and authority to enter into this Agreement, to perform all of its respective obligations hereunder and to transfer and grant the rights transferred and granted herein; and (d) the persons executing this Agreement on behalf of such party have the authority from their respective governing bodies to enter into this Agreement and to bind their respective company to all the terms and conditions of this Agreement.

Ex E-11

7.2            Licensor’s Warranties.

7.2.1        Licensor represents and warrants that: (a) it has all rights necessary to grant the license rights granted under this Agreement, (b) to its actual knowledge without investigation, the Licensed Patents and Licensed Technology and Materials do not infringe upon the Intellectual Property Rights of any person or entity and (c) no third party has been granted any rights under the Licensed Patents or Licensed Technology and Materials in the Console Audio Products Field.

7.2.2        Except as specifically set forth in this Section 7, Licensor does not make any express, implied or statutory representation or warranty with respect to any part of the Licensed Patents or Licensed Technology and Materials, including any warranty of design, any implied warranty of merchantability or fitness for a particular purpose (or safety for use) or any warranty arising from a course of dealing, trade usage or trade practice of any kind or nature. Except as specifically set forth in this Section 7, the Licensed Technology and Materials are being provided on an “as is, as available” basis. Licensor has not made and does not make any representation or guaranty as to the amount of revenues, profits or compensation of any type whatsoever that Licensee may realize in connection with the Licensee’s commercial exploitation of the rights granted to it under this Agreement or relative to the Licensed Technology and Materials. Licensor is not responsible for manufacture of the Products and therefore makes no warranty or representation whatsoever, to any party, as to the quality, safety or effectiveness of the Products.

7.3            Licensee’s Covenants. Licensee covenants that: (a) it will use commercially reasonable efforts to promote, market, distribute, honor warranties, provide customer service and coordinate servicing of the Products; (b) it will conduct business in a manner that does not reflect adversely on the Products and on Licensor’s goodwill and reputation; and (c) it will not register nor apply to register, any Intellectual Property Rights in the Licensed Patents or Licensed Technology and Materials, without the written consent of Licensor. The Parties acknowledge and agree that any failure of Licensee to comply with the covenants set forth in this Section 7.3 shall be deemed to be a material breach of this Agreement and entitle Licensor to terminate this Agreement, in addition to other remedies.

ARTICLE 8
ALLOCATION OF RISKS

8.1            Licensee’s Indemnity. Licensee hereby indemnifies, defends and holds harmless Licensor, its directors, officers, employees, representatives, consultants, Affiliates, successors, assigns and agents (each a “Licensor Indemnitee”) against all damages, claims, liabilities, losses and other expenses, including reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to a third party claim (“Claim”) alleging or arising out of: (a) Licensee’s use of the Licensed Patents and/or Licensed Technology and Materials; (b) claims relating to the Products developed by Licensee, including damages for personal injury, death or tangible property damage; (c) a breach or misrepresentation of any of Licensee’s representations or warranties set forth in Section 7.1; (d) Licensee’s transactions with third parties and/or the operation of its business; and/or (e) Licensee’s fraudulent acts or willful misconduct, except that in each case Licensee shall have no obligations under this Section 8.1 for any Claim alleging or arising out of (i) any design defect that was present in any Licensed Technology and Materials or any Licensed Patent at the time it was provided by Licensor to Licensee hereunder or (ii) a claim that use of the Licensed Patents and/or Licensed Technology and Materials in accordance with this Agreement infringes upon or misappropriates the Intellectual Property Rights of any person or entity, except to the extent a claim arises from (A) the use of any version of the Licensed Technology and Materials other than a current, unaltered release, if such infringement would have been avoided by the use of a current, unaltered release (provided that Licensor informed Licensee that the new version should be used to avoid infringement); (B) a modification made by Licensee that was not approved by Licensor or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such modification; (C) the combination, operation or use of the Licensed Patents or Licensed Technology and Materials with materials not provided or approved by Licensor, or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such combination, operation or use; or (D) the use of the Licensed Patents or Licensed Technology and Materials in breach of this Agreement.

Ex E-12

8.2            Licensor’s Indemnity. Licensor hereby indemnifies and holds harmless Licensee, its directors, officers, employees, representatives, consultants, Affiliates, successors, assigns and agents (each a “Licensee Indemnitee”) against all damages, claims, liabilities, losses and other expenses, including reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to a Claim alleging or arising out of (a) a breach or misrepresentation of any of Licensor’s representations or warranties set forth in Section 7.1 or 7.2, (b) Licensor’s fraudulent acts or willful misconduct, or (c) any design defect that was present in any Licensed Technology and Materials or Licensed Patent at the time it was provided by Licensor to Licensee hereunder; or (d) a claim that use of the Licensed Patents and/or Licensed Technology and Materials in accordance with this Agreement infringes upon or misappropriates the Intellectual Property Rights of any person or entity. In the defense or settlement of a Claim relative to the Licensed Patents or Licensed Technology and Materials, Licensor may at its option: (i) obtain for Licensee the right to continue to use the Licensed Patents or Licensed Technology and Materials, or (ii) replace or modify the Licensed Patents or Licensed Technology and Materials with substantially similar technology so that they avoid such claim while retaining the material usefulness to Licensee of the original Licensed Patents or Licensed Technology and Materials. Licensor shall have no obligations under this Section 8.2 to the extent a claim arises from (A) the use of any version of the Licensed Technology and Materials other than a current, unaltered release, if such infringement would have been avoided by the use of a current, unaltered release (provided that Licensor informed Licensee that the new version should be used to avoid infringement); (B) a modification made by Licensee that was not approved by Licensor or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such modification; (C) the combination, operation or use of the Licensed Patents or Licensed Technology and Materials with materials not provided or approved by Licensor, or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such combination, operation or use; or (D) the use of the Licensed Patents or Licensed Technology and Materials in breach of this Agreement. The foregoing and Sections 2.9, 2.10 and 7.2 state the entire obligation of Licensor with respect to the infringement of intellectual property rights.

8.3            Limitations on Indemnities.

8.3.1        To the extent that any Claims falling within Licensor’s indemnification obligations under Section 8.2(d) arise out of patent infringement claims arising under non-U.S. law, then Licensor’s liability under Section 8.2(d) for such Claim(s) shall in no event exceed an amount equal to the greater of (a) one million U.S, dollars ($1,000,000) and (b) the total Royalties paid by Licensee to Licensor hereunder. To the extent that any Claims falling within Licensee’s indemnification obligations under Sections 8.1(a), (b) or (d) arise out of patent infringement claims arising under non-U.S. law, then Licensor’s liability under Sections 8.1(a), (b) or (d) for such Claim(s) shall in no event exceed an amount equal to the greater of (i) one million U.S, dollars ($1,000,000) and (ii) the total Royalties paid by Licensee to Licensor hereunder.

Ex E-13

8.3.2        Licensor’s liability for indemnification obligations under Section 8.2(c) shall in no event exceed an amount equal to the total Royalties paid by Licensee to Licensor hereunder.

8.4            Indemnification Procedures. In the event a Party is entitled to indemnification under this Article 8 (the “Indemnified Party”), written notice thereof shall be given to the Party that is obliged to give the indemnification (the “Indemnifying Party”) as soon as reasonably possible. If, after such notice, the Indemnifying Party acknowledges without reservation that Section 8.1 or 8.2, as applicable, applies with respect to such claim, the Indemnifying Party shall be entitled, if it so elects, in a written notice promptly delivered to the Indemnified Party, but in no event less than thirty (30) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such claim. The Indemnified Party shall cooperate, at the Indemnifying Party’s cost, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a Claim shall be entered into without the consent of the Indemnified Party (not to be unreasonably withheld or delayed), except where such settlement provides a full release of liability of the Indemnified Party and does not place any restrictions or monetary obligations upon the Indemnified Party. If after investigation of the facts known at the time, the Indemnifying Party disputes its obligation to indemnify the Indemnified Party: (a) the Parties shall cooperate to ensure that timely and adequate defense of the claim is provided, (b) all defense costs shall initially be shared equally, and (c) the dispute between the Parties regarding the Indemnifying Party’s obligation to indemnify shall be resolved in accordance with the provisions of Section 11.7; provided that if such dispute between the Parties is finally resolved in favor of the Indemnifying Party, all such defense costs shall be borne by the Indemnified Party, and if the matter is finally resolved in favor of the Indemnified Party, all such defense costs shall be borne by the Indemnifying Party.

8.5            Limitation of Liability.

8.5.1        EXCEPT FOR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR FOR WILLFUL MISCONDUCT OR FRAUD, AND WITHOUT LIMITING A PARTY’S INDEMNITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT, THE BREACH HEREOF, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER.

8.5.2        Each Party agrees that, notwithstanding any other term or condition of this Agreement, except with respect to a Party’s indemnity obligations, confidentiality obligations, or obligations to pay Royalties, or a Party’s willful misconduct, or fraud, a Party's maximum aggregate liability under this Agreement for any and all claims and causes whatsoever, regardless of the form of action, whether in contract or in tort (including negligence), shall not exceed the aggregate of the total amount of Royalties paid to Licensor by Licensee hereunder during the six (6) month period immediately preceding the date of the cause of action giving rise to such claim. The existence of more than one claim shall not enlarge or extend said maximum limitation. Each Party hereby waives any and all rights, obligations, liability, claims or demands related to the Licensed Technology and Materials and this Agreement in excess of said maximum limitation.

8.6            Insurance. During the Term, Licensee shall obtain and maintain at its sole expense commercial general liability, products liability, and other types of insurance in such amounts as Licensee deems appropriate in its reasonable business judgment.

Ex E-14

ARTICLE 9
RESTRICTIVE COVENANTS

9.1            Employees. During the Term of this Agreement and, for a period of two (2) years after termination or expiration of this Agreement, Licensee shall not, either directly or indirectly use any Confidential Information to solicit or encourage any employee, independent contractor or consultant of Licensor to leave the employ, consultancy or services of Licensor.

ARTICLE 10
TERM AND TERMINATION

10.1        Term

10.1.1    The initial term of this Agreement shall be ten (10) years from the Effective Date. At the end of such initial term, this Agreement shall automatically renew for successive two (2) year renewal terms, unless one Party sends a written notice of non-renewal at least ninety (90) days prior to the end of the then-current term (such initial term and all renewal terms, the “Term”).

10.2        Termination.

10.2.1    By either Party. This Agreement may be terminated prior to expiration at any time by either Party upon written notice to the other: (a) in the event that a Party materially breaches any of its obligations hereunder and, except as set forth in subsection (b) below, fails to cure such breach within thirty (30) days after receiving written notice of such breach or any other applicable cure period set forth herein; or (b) immediately upon (i) the material breach by a Party of its confidentiality obligations hereunder, (ii) the insolvency or bankruptcy of a Party, or (iii) a Party’s commission of an act of fraud, whether prior to or subsequent to the date hereof.

10.2.2    By Licensee. This Agreement may be terminated at any time by Licensee upon written notice to Licensor.

10.3        Effect of Termination.

10.3.1    Upon termination or expiration of this Agreement: (a) the license to the Licensed Patents and Licensed Technology and Materials shall terminate and Licensee shall cease to use, subject to Section 10.3.3, the Licensed Technology and Materials in any way; and (b) Licensee shall return to Licensor or destroy all Licensor Confidential Information, the Licensed Technology and Materials delivered and all other written materials (whether tangible or intangible and whether or not in electronic form) that utilize or reference the Licensed Technology and Materials. All sublicenses granted by Licensee shall automatically terminate upon termination or expiration of this Agreement; provided, however, that any sublicenses of software to end users in accordance with this Agreement shall continue in accordance with the terms of the applicable end user license agreement.

Ex E-15

10.3.2    Termination or expiration of this Agreement will not terminate any obligations listed in this Agreement that are incurred prior to termination or expiration. Notwithstanding any termination or expiration, the provisions of Sections 2.3, 2.6, 2.12, 10.3 and Articles 5 (for payments accruing prior to termination or expiration and during any sell-off period pursuant to Section 10.3.3), 6, 7, 8, 9 and 11 shall survive expiration or termination of this Agreement.

10.3.3    Existing Obligations and Inventory. Upon termination or expiration of this Agreement for any reason, Licensee shall have the right to fulfill any outstanding agreements or orders for Products existing as of the date of termination or expiration. Subject to the foregoing, Licensor shall have the right, but not the obligation, to purchase all inventory of finished Products, work-in-process and raw materials relative to the Products in Licensee’s possession or control. In the event that Licensor does not exercise its foregoing purchase right by issuing written notice to Licensee within five (5) days of expiration or termination of the Agreement, Licensee shall have a sell-off period of nine (9) months for all inventory of finished Products in existence on the date of termination or expiration. Any such items remaining in inventory and not purchased by Licensor at the end of such period shall be destroyed at Licensee’s expenses and Licensee shall confirm such destruction in writing to Licensor.

10.4        Cumulative Remedies. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

ARTICLE 11

GENERAL PROVISIONS

11.1        Rules of Interpretation and Construction.

11.1.1    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion. Derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein.

11.1.2    Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (c) any reference herein to any person shall be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections or Schedules of this Agreement.

11.2        Costs. Each party shall pay its own respective fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other documents or instruments contemplated by this Agreement including , fees and expenses of legal counsel, accountants, brokers or finders, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

Ex E-16

11.3        Publicity. Licensor and Licensee shall not issue any press release or other announcement whether written or oral, with respect to the transactions contemplated hereby without first providing the other party a copy of such proposed release or announcement and an opportunity to comment thereon. Any party hereto may make any announcements required by applicable law as long as the party making the disclosure or announcement notifies the other party promptly upon learning such requirement and in good faith attempts to comply with this section.

11.4        Relationship of Parties. With respect to this Agreement and the transactions contemplated hereby, the relationship between the Parties is only that of a licensor and licensee. Neither Licensor nor Licensee is the agent, partner, joint venturer or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way.

11.5        Governing Law. This Agreement shall be interpreted and enforced according to the substantive laws of the State of California without application of its conflicts or choice of law rules.

11.6        Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the executive officers designated by each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. In the event the designated executive officers do not resolve such dispute within the allotted thirty (30) days, either Party may, after the expiration of the thirty (30) day period, seek to resolve the dispute pursuant to Section 11.7.

11.7        Arbitration of Disputes. In the event of any dispute between, any claim or controversy between the Parties arising out of, relating to or concerning this Agreement, the breach of this Agreement, including any statutory claims (including, the arbitrability of any claim or controversy), shall be settled by final, confidential and binding arbitration conducted by the Judicial Arbitration Mediation Service (“JAMS”) before a three person arbitration panel in Los Angeles County, California, in accordance with the JAMS expedited rules and procedures in effect at the time of such claim, which shall specifically include the right to discovery and the rules of evidence set forth in the California Evidence Code. Each Party shall select an independent neutral arbitrator and such arbitrators shall select a third arbitrator to complete the arbitration panel. The arbitration panel shall issue a written finding of fact and conclusions of law, which may be enforced in any court of competent jurisdiction. The arbitrator shall have the authority to grant all monetary or equitable relief, including, costs to the prevailing party where authorized by law. Adherence to this paragraph regarding arbitration shall not limit the rights of the parties hereto to obtain any provisional remedy including injunctive or similar relief, from a court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration, particularly if necessary to avoid irreparable harm. Any party also shall have the right to bring an action in a court of competent jurisdiction to compel arbitration hereunder or to otherwise enforce this arbitration provision. The Federal Arbitration Act shall govern the terms of this arbitration provision, and California Code of Civil Procedure section 1280 et seq. shall govern the terms of this arbitration provision to the extent not inconsistent with the Federal Arbitration Act.

11.8        Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement between the Parties regarding the subject matter hereof and as of the date hereof supersedes all prior oral or written agreements or understandings regarding this subject matter, including any letter of intent or confidentiality agreement. This Agreement and the schedules thereto can only be amended by a writing signed by both Parties.

Ex E-17

11.9        Assignment. Licensee shall not assign this Agreement or any of its rights or obligations hereunder, without the express prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed; provided that Licensee may assign this Agreement or any of its rights or obligations hereunder without prior written consent to a third party in connection with a merger of Licensee, a sale of all or substantially all of the assets of the business of Licensee that relate to the subject matter of this Agreement, or to an Affiliate in any internal reorganization that does not involve any third party (whether such transaction is effected through one or a series of transactions). Subject to the forgoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns, transferees and delegates.

11.10    Export Restrictions. The Parties acknowledge that the Products may be subject to export controls under the U.S. Export Administration Regulations. Licensor and Licensee shall (a) comply strictly with all legal requirements established under these regulations, (b) cooperate fully with the each other in any official or unofficial audit or inspection that relates to these controls and (c) not export, re-export, divert, transfer or disclose, directly or indirectly, any Products to any of the following countries or to any national or resident of these countries, unless the other Party has obtained prior written authorization of the Party and the United States Commerce Department: Cuba, Iran, Iraq, Libya, North Korea, Sudan or Syria. Upon notice by the U.S. Government, this list of countries can be modified to conform to changes in the United States Export Administration Regulations.

11.11    Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

11.12    Notice. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives of the Parties at the addresses set forth on Page 1 of this Agreement, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified herein), or on the day following service if sent by overnight air courier service with next day delivery with written confirmation of delivery, or five (5) calendar days after mailing if sent by prepaid first class, registered or certified mail, return receipt requested. Each Party is required to notify the other Party in the above manner of any change of address.

11.13    Counterparts/Facsimile. This Agreement may be executed in several counterparts and by facsimile or PDF attached to an email that together shall be originals and constitute one and the same instrument. Each Party shall send originals to the other Party following execution.

11.14    Waiver. The failure of any Party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged.

11.15    Further Assurances. Both Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

11.16    Drafting Presumption, Advice of Counsel. No presumption shall be applied in any interpretation of this Agreement to the effect that the terms hereof shall be more strictly construed against one party by reason of any rule or construction that a document is to be construed more strictly against the party who prepared it. Each party has been advised of its right to seek independent legal counsel and has done so to the extent it deems necessary.

11.17    Captions. The captions of the Articles and Sections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

Ex E-18

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

LICENSOR: PSC LICENSING CORP.	LICENSEE: VTB Holdings, Inc.
By:	By:
Name: James Barnes	Name:	Kenneth Fox
Title: President	Title:	President and CEO

Ex E-19